SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No. )

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

WESTERN DIGITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2017 Proxy Statement

September 18, 2017

Dear Fellow Stockholders:

On behalf of our Board of Directors, we want to thank you for your continued investment in Western Digital and for your support throughout our multi-year transformation. Fiscal 2017 was an important year for our company — we made substantial progress in our integration of SanDisk and HGST and focused the execution of our strategy to position the company for long-term growth.

•	Integrated product and technology platform drove growth. The world we live in increasingly depends on data; data continues to grow at an astronomical rate; and access to and storage of data are fundamental to creating value. We are well-positioned to take advantage of the ever-increasing demand for data storage because we have developed and acquired the critical intellectual property and technology necessary for the end-to-end infrastructure that enables our customers to optimize how they generate, transform and access data. Our broad storage portfolio, including HDDs, SSDs, embedded and removable flash memory and storage-related systems, is backed by more than 14,000 patents worldwide. We offer a vertically-integrated business model to maximize operational efficiency resulting in consistent profitable performance and a strong free cash flow. We have built a strong platform, a broad array of highly valuable products and capabilities, critical intellectual property and technology and a talented team, all of which contributed to strong revenue growth and increased profitability in fiscal 2017.

•	Recognized value from our growth strategy and ongoing transformation. During fiscal 2017, we continued to make progress on our integration efforts and remain on-track to continue to achieve savings and synergies with the integration of SanDisk and HGST. Our strong financial performance during fiscal 2017 validates our growth strategy and our ongoing transformation into a comprehensive provider of diversified storage products.

During this transformative time for our company, our Board remains highly engaged in strategic oversight and is very supportive of the management team’s focused execution on a strategy that has successfully positioned Western Digital for long-term growth. Over the past year, the Board and management team have also engaged with a number of stockholders to discuss long-term strategy as well as our compensation and governance practices. The discussion and feedback received during these engagements is invaluable as we consider this feedback during our Board deliberations. We appreciate the opportunity to engage with our stockholders, particularly during this very important time for our company, and we look forward to continuing this highly valued dialogue.

As our data-centric world continues to evolve, Western Digital is uniquely positioned to help our customers unlock the increasing value of data. We are highly confident in our management team’s ability to execute on our transformation strategy and create long-term value for our stockholders.

We are excited about the future of Western Digital and we thank you for the trust you have placed in our Board.

Matthew E. Massengill Chairman of the Board	Len J. Lauer Lead Independent Director

Notice of Annual Meeting of Stockholders

Date and Time:	Place:

November 2, 2017 8:00 a.m. PT	The Fairmont San Jose 170 S. Market Street San Jose, California 95113

Matters to be voted on:

🌑	Election of the eight director nominees named in the attached Proxy Statement to serve until our next annual meeting of stockholders and until their respective successors are duly elected and qualified

🌑	Approval on an advisory basis of the named executive officer compensation disclosed in the attached Proxy Statement

🌑	Approval on an advisory basis of the frequency of future advisory votes on named executive officer compensation

🌑	Approval of the amendment and restatement of our 2004 Performance Incentive Plan that would, among other things, rename the plan as the “2017 Performance Incentive Plan” and increase by fourteen million (14,000,000) the number of shares of our common stock available for issuance under the plan

🌑	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 29, 2018

🌑	Any other business that may properly come before our annual meeting or any postponement or adjournment of the meeting

Record date: Stockholders of record at the close of business on September 6, 2017 will be entitled to notice of and to vote at our annual meeting and any adjournments or postponements of the meeting.

Your vote is very important. Please submit your proxy as soon as possible via the Internet, telephone or mail. Submitting your proxy by one of these methods will ensure your representation at our annual meeting regardless of whether you attend the meeting.

How to Vote Your Shares

Via the Internet Visit the website listed on your proxy card, notice or voting instruction form	By Phone Call the phone number listed on your proxy card or voting instruction form

By Mail Complete, sign, date and return your proxy card or voting instruction form in the envelope provided	In Person Attend our annual meeting and vote by ballot

By Order of the Board of Directors,

MICHAEL C. RAY

Executive Vice President, Chief Legal Officer and Secretary

September 18, 2017

Important notice regarding the availability of proxy materials for our annual meeting of stockholders to be held on November 2, 2017:

Our Proxy Statement and 2017 Annual Report to stockholders are available on the Internet at

www.proxyvote.com.

Western Digital Corporation

5601 Great Oaks Parkway, San Jose, CA 95119

Forward-Looking Statements

This Proxy Statement contains forward-looking statements, including but not limited to, statements concerning: our expectations regarding the anticipated benefits from the acquisition of SanDisk Corporation (“SanDisk”) and the integration of SanDisk and HGST; our views with respect to the growth of digital data; and our beliefs regarding our business strategy and our ability to execute that strategy. These forward-looking statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including: uncertainties with respect to the company’s business ventures with Toshiba Corporation; volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in Western Digital’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and our other reports filed with the Securities and Exchange Commission, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. We encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

STOCKHOLDER VOTING MATTERS

Proposal	Board’s Voting Recommendation	Page Reference	Annual Meeting of Stockholders Time and Date: November 2, 2017 8:00 a.m. PT Place: The Fairmont San Jose 170 S. Market Street San Jose, California 95113 Record Date: September 6, 2017
Proposal 1: Election of eight director nominees	✓ FOR each nominee	7
Proposal 2: Approval on an advisory basis of our named executive officers’ compensation	✓ FOR	77
Proposal 3: Approval on an advisory basis of the frequency of future advisory votes on named executive officer compensation	✓1 YEAR	79
Proposal 4: Approval of the amendment and restatement of our 2004 Performance Incentive Plan	✓ FOR	80
Proposal 5: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2018	✓ FOR	102

BOARD AND GOVERNANCE HIGHLIGHTS

Our Board of Director Nominees

You are being asked to vote on the election of the eight director nominees listed below, each of whom is currently serving on our Board of Directors. Directors are elected by a majority of votes cast. Detailed information about each director’s background, skills and expertise can be found in Proposal 1: Election of Directors. The chart below reflects each director’s current committee membership.

Name and Current Position	Age	Director Since	Independent	Executive Committee	Audit Committee	Compensation Committee	Governance Committee
Martin I. Cole Former Group Chief Executive, Technology Accenture plc	61	2014	Yes		M		M
Kathleen A. Cote Former Chief Executive Officer Worldport Communications, Inc.	68	2001	Yes			M	M
Henry T. DeNero Former Chairman and Chief Executive Officer Homespace, Inc.	71	2000	Yes	M	C
Michael D. Lambert Former Senior Vice President Dell Inc.	70	2002	Yes			C
Len J. Lauer Chairman and Chief Executive Officer Memjet	60	2010	Yes			M	C
Matthew E. Massengill Former President and Chief Executive Officer Western Digital Corporation	56	2000	Yes	M
Stephen D. Milligan Chief Executive Officer Western Digital Corporation	54	2013	No	C
Paula A. Price Senior Lecturer Harvard University	55	2014	Yes		M
Number of Meetings in Fiscal 2017				–	12	12	5

C = Chair; M = Member

2017 PROXY STATEMENT	i

PROXY SUMMARY

Highly Engaged Directors

(Fiscal 2017 Meeting Attendance*)

% = Average percentage of meetings attended by directors

* The Executive Committee did not meet during fiscal 2017.

CORPORATE GOVERNANCE INFORMATION

✓	All directors elected annually by a simple majority of votes cast

✓	Independent Board leadership, including Lead Independent Director with clearly defined roles and responsibilities

✓	Seven of eight Board members are independent

✓	Over 97% Board and committee meeting attendance in fiscal 2017

✓	Commitment to Board refreshment and diversity

✓	Mandatory director retirement policy, with three directors reaching the retirement age in the next four years

✓	Active Board oversight of strategic planning and risk management

✓	Succession planning for directors, chief executive officer and other key officers

✓	Annual third-party facilitated Board and committee self-evaluations

✓	Robust year-round stockholder engagement program that informs Board decisions

✓	Code of conduct for directors, officers and employees

✓	All executive officers have achieved stock ownership requirements pursuant to our guidelines

For additional corporate governance information, please also see the Investor Relations section of our website at investor.wdc.com.

Stockholder Engagement

Our Board of Directors and management are committed to regular engagement with our stockholders and soliciting their views and input on important performance, executive compensation, governance, environmental, social, human capital management and other matters.

Over the past year, our Chairman of the Board, Lead Independent Director and management met with our major stockholders and key stakeholders to obtain their input and discuss their views on important issues to our stockholders, including:

•	the progress of the transformation of our business and how the evolution of our business has been reflected in our executive compensation program;

•	our Board of Directors’ independent oversight of management;

•	our Board of Directors’ composition, director succession planning and recruitment, and self-assessment process; and

•	our Board of Directors’ oversight of strategic planning, risk management, human capital management and environmental initiatives.

ii	2017 PROXY STATEMENT

PROXY SUMMARY

KEY BUSINESS PERFORMANCE HIGHLIGHTS

Fiscal 2017 was an important year for our company. As we continued to embark on our multi-year transformation, we made substantial progress in the integration of SanDisk and HGST. We also continued to focus on the execution of our strategy to position our company for long-term growth. The significance of these events in fiscal 2017 provided important context for the Compensation Committee’s decisions regarding executive pay, including our ability to retain, incentivize and reward our named executive officers during this critical time.

1.	“Non-GAAP net income” is net income under generally accepted accounting principles (“GAAP”), excluding $1.162 billion related to amortization of acquired intangible assets; $382 million in stock-based compensation expense; $232 million for employee termination, asset impairment and other charges; $154 million for charges related to cost savings initiatives; $35 million for acquisition-related charges; $274 million in debt extinguishment costs; $6 million in convertible debt activity; $67 million in other charges; and less $11 million attributed to the related tax effect of these items. Fiscal 2017 GAAP net income was $397 million.

2.	“Non-GAAP earnings per share” is non-GAAP net income divided by the diluted average weighted shares outstanding. Fiscal 2017 GAAP earnings per share was $1.34.

3.	“Non-GAAP gross margin” is non-GAAP gross profit of $7.215 billion divided by revenue. Non-GAAP gross profit is gross profit under GAAP of $6.072 billion less $1.003 billion related to amortization of acquired intangible assets; $49 million in stock-based compensation expense; $68 million for charges related to cost savings initiatives; $18 million for acquisition-related charges; and $5 million in other charges.

4.	“Free cash flow” is cash provided by operating activities under GAAP, less $557 million in purchases of property, plant and equipment, net of proceeds from disposals, and $277 million of investments and notes receivable issuances to Flash Ventures (a business venture we have with Toshiba Corporation) net of notes receivable proceeds from Flash Ventures.

2017 PROXY STATEMENT	iii

PROXY SUMMARY

COMPENSATION

Pay Aligned with Performance

Our overriding executive compensation philosophy is clear and consistent — we pay for performance. Our executives are accountable for the performance of the company and the operations they manage and are compensated primarily based on that performance. Approximately 90% of our Chief Executive Officer’s target total direct compensation for fiscal 2017, and approximately 85% (on average) of our other named executive officers’ target total direct compensation for fiscal 2017, was “at risk” and variable based on our stock price performance and achievement of other specified financial and strategic performance goals.

Core Components of Fiscal 2017 Compensation

Base Salary	Designed to be competitive with market and industry norms and to reflect individual performance
Short-Term Incentive Compensation	Performance-based cash bonus opportunity based on adjusted earnings per share (“EPS”) for a semi-annual performance period
Long-Term Incentive Compensation	• Performance Stock Units (“PSUs”) —

•   Annual PSUs based on pre-established financial metrics (revenue, adjusted EPS and adjusted cash flow from operations in fiscal 2017-2018), with a relative total stockholder return (“TSR”) hurdle capping payout at target level if relative TSR is below the median, and subject to automatic adjustment in a relative proportion by which the total available market (“TAM”) exceeds or falls short of the TAM adopted by our Board at the time the targets were set

• Stock Options — Vest over 4 years
• Restricted Stock Units (“RSUs”) — Vest over 4 years

Key Compensation Changes for Fiscal 2017

✓	Increased performance-based compensation: We increased the use of performance-based long-term incentive equity awards for our named executive officers compared to fiscal 2016, with PSUs comprising 75% of our Chief Executive Officer’s equity award mix

iv	2017 PROXY STATEMENT

PROXY SUMMARY

✓	Performance metrics aligned to our business strategy: We revised the performance metrics for our fiscal 2017-2018 PSU awards to align performance-based compensation to our business strategy:

•	Performance metrics updated to include revenue, adjusted EPS and adjusted cash flow from operations (previously included revenue and operating income for fiscal 2016-2017 PSU awards)

•	Automatic TAM adjustment factor based on revenue (previously based on hard disk drive units sold)

✓	Lengthened RSU Vesting Period: We increased RSU vesting from 3-year ratable vesting to 4-year ratable vesting

✓	Targeted compensation adjustments: In connection with increased responsibilities and to align with our pay positioning strategy, we increased the salary and target bonus levels for certain named executive officers

Effective Corporate Governance Reinforces our Executive Compensation Program

We believe that our executive compensation governance practices also help drive performance and align with our stockholders’ long-term interests.

WHAT WE DO	WHAT WE DON’T DO

✓ Pay for performance by requiring that a substantial portion of our executives’ compensation be earned based on performance goals

✓ Link compensation program to corporate strategy and key drivers of value creation

✓ Use a mix of performance measures, cash bonus opportunities and equity award vehicles to balance short- and long-term incentives

✓ Cap maximum payout levels under performance-based and incentive awards

✓ Review summaries of prior and potential future compensation levels (referred to as “tally sheets”) when making compensation determinations

✓ Maintain executive stock ownership guidelines

✓ Maintain a compensation recovery (clawback) policy applicable in the event an officer’s misconduct leads to an accounting restatement

✓ Provide limited and modest perquisites

Ð  No tax gross-up payments in connection with severance or change in control pay

Ð  No automatic vesting of equity awards on a change in control

Ð  No repricing of stock options without stockholder approval (other than certain equitable adjustments permitted under our equity incentive plans)

Ð  No hedging or short-sale transactions by executive officers or directors

Ð  No dividends on awards that have not vested (or, with respect to performance-based awards, have not been earned)

2017 PROXY STATEMENT	v

PROXY STATEMENT

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

November 2, 2017

Our Board of Directors (which we also refer to as our “Board”) is soliciting your proxy for the 2017 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at 8:00 a.m., PT, on November 2, 2017 at The Fairmont San Jose, 170 S. Market Street, San Jose, California 95113, and at any and all adjournments or postponements of the Annual Meeting, for the purposes set forth in the “Notice of Annual Meeting of Stockholders.” On or about September 18, 2017, proxy materials for the Annual Meeting, including this Proxy Statement and our Annual Report for the fiscal year ended June 30, 2017 (our “2017 Annual Report”), are being made available to stockholders entitled to vote at the Annual Meeting.

Unless the context otherwise requires, references in this Proxy Statement to “Western Digital,” “company,” “we,” “our,” “us,” and similar terms refer to Western Digital Corporation, a Delaware corporation. Western Digital is the parent company of our storage business, which includes SanDisk, HGST and WD in its family of brands.

This Proxy Statement and our 2017 Annual Report are available on the Internet at www.proxyvote.com. These materials are also available on our corporate website at investor.wdc.com. The other information on our corporate website does not constitute part of this Proxy Statement.

2017 PROXY STATEMENT	1

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Who Can Vote

Only stockholders of record at the close of business on September 6, 2017, the record date, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, 295,178,114 shares of our common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote at the Annual Meeting.

Voting Your Proxy

At the Annual Meeting. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record” and you have the right to vote in person at the Annual Meeting. If you choose to do so, you can vote using the ballot that will be provided at the Annual Meeting, or, if you received a printed copy of the proxy materials by mail, you can complete, sign and date the proxy card enclosed with the proxy materials you received and submit it at the Annual Meeting. If you hold your shares through a broker, bank, trustee or other nominee (that is, in “street name”) rather than directly in your own name, you are a “beneficial stockholder” and you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the meeting as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Without Attending the Annual Meeting. Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may submit a proxy to authorize how your shares are voted at the Annual Meeting. You can submit a proxy over the Internet by following the instructions provided in the “Notice of Internet Availability of Proxy Materials” (which we also refer to as the “Notice”), or, if you received a printed copy of the proxy materials, you can also submit a proxy by mail or telephone pursuant to the instructions provided in the proxy card enclosed with the proxy materials. If you are a beneficial stockholder, you may submit your voting instructions over the Internet by following the instructions provided in the Notice, or, if you received a printed copy of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided in the voting instruction form sent by your bank, broker, trustee or other nominee.

Submitting your proxy or voting instructions via the Internet, by telephone or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting, although beneficial stockholders must obtain a “legal proxy” from the bank, broker, trustee or nominee that holds their shares giving them the right to vote the shares in person at the Annual Meeting.

If you submit a signed proxy or voting instruction form but do not indicate your specific voting instructions on one or more of the proposals listed in the Notice of Annual Meeting of Stockholders, your shares will be voted as recommended by our Board of Directors on those proposals and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Special Voting Instructions for 401(k) Plan Shares

If you are one of our employees or former employees who participates in the Western Digital Common Stock Fund under the 401(k) Plan, you will receive a request for voting instructions with respect to all of the shares allocated to your plan account. You are entitled to direct T. Rowe Price Company, the plan trustee, how to vote your plan shares. If T. Rowe Price does not receive voting instructions for shares in your plan account, your shares will be voted by T. Rowe Price in the same proportion as other shares in the Western Digital Common Stock Fund are affirmatively voted by plan participants.

2	2017 PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Matters to Be Presented

The items of business scheduled to be voted on at the Annual Meeting are:

•	Proposal 1: The election of the eight director nominees named in this Proxy Statement to serve until our next annual meeting of stockholders and until their respective successors are duly elected and qualified;

•	Proposal 2: The approval on an advisory basis of the named executive officer compensation disclosed in this Proxy Statement;

•	Proposal 3: The approval on an advisory basis of the frequency of future advisory votes on named executive compensation;

•	Proposal 4: The approval of the amendment and restatement of our 2004 Performance Incentive Plan that would, among other things, rename the plan to the “2017 Performance Incentive Plan” and increase by fourteen million (14,000,000) the number of shares of our common stock available for issuance under the plan; and

•	Proposal 5: The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 29, 2018.

Stockholders will also be asked to consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting. The deadline under our By-laws for stockholders to notify us of any proposals or director nominations to be presented at the Annual Meeting has passed. Our Board of Directors does not know of any other matters to be presented for action at the Annual Meeting. Should any other matters come before the Annual Meeting or any adjournments or postponements thereof, the proxyholders will have discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment.

Board Recommendations

Our Board of Directors recommends that you vote your shares:

•	Proposal 1: “FOR” each of the eight director nominees named in this Proxy Statement to be elected to our Board of Directors;

•	Proposal 2: “FOR” the approval on an advisory basis of the named executive officer compensation disclosed in this Proxy Statement;

•	Proposal 3: “1 YEAR” for the frequency of future advisory votes on named executive compensation;

•	Proposal 4: “FOR” the approval of the amendment and restatement of our 2004 Performance Incentive Plan that would, among other things, rename the plan to the “2017 Performance Incentive Plan” and increase by fourteen million (14,000,000) the number of shares of our common stock available for issuance under the plan; and

•	Proposal 5: “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 29, 2018.

Voting Deadline

If you are a stockholder of record, your proxy must be received by telephone, the Internet or mail by 11:59 p.m. Eastern time on November 1, 2017 in order for your shares to be voted at the Annual Meeting. If you are a beneficial stockholder, please follow the voting instructions provided by the bank, broker, trustee or nominee who holds your shares. If you hold shares in the 401(k) Plan, to allow sufficient time for voting by the plan trustee, your voting instructions must be received by telephone, the Internet or mail by 11:59 p.m. Eastern time on October 30, 2017.

Revoking Your Proxy

You have the power to revoke your proxy or voting instructions before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by submitting a written notice of revocation to our Secretary at

2017 PROXY STATEMENT	3

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Western Digital Corporation, 5601 Great Oaks Parkway, San Jose, California 95119, or, to change how your shares will be voted at the Annual Meeting, by mailing a duly executed written proxy bearing a date that is later than the date of your original proxy or by submitting a later dated proxy via the Internet or by telephone.

A previously submitted proxy will not be voted if the stockholder of record who executed it is present at the Annual Meeting and votes the shares represented by the proxy in person at the Annual Meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee, or, if you have obtained a legal proxy from your bank, broker, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy. Any change to your proxy or voting instructions that is provided by telephone, the Internet or mail must be received by 11:59 p.m. Eastern time on November 1, 2017, unless you are voting shares held in our 401(k) Plan, in which case the deadline is 11:59 p.m. Eastern time on October 30, 2017.

Quorum

The holders of a majority of our shares of common stock outstanding on the record date and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments or postponements thereof. If you submit a proxy or voting instructions, your shares will be counted for purposes of determining the presence or absence of a quorum, even if you abstain from voting your shares. If a broker indicates on a proxy that it lacks discretionary authority to vote your shares on a particular matter, commonly referred to as “broker non-votes,” those shares will also be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Voting Requirements

Each share of our common stock outstanding at the close of business on the record date is entitled to one vote on each of the eight director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

•	Proposal 1: You may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. Each director nominee receiving the affirmative approval of a majority of the votes cast with respect to his or her election (that is, the number of shares voted “for” the nominee exceeds the number of votes cast “against” that nominee) will be elected as a director.

•	Proposals 2, 4 and 5: You may vote FOR, AGAINST or ABSTAIN. Each of these proposals requires the affirmative approval of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

•	Proposal 3: You may vote 1 YEAR, 2 YEARS, 3 YEARS or ABSTAIN. If no option receives the affirmative vote of at least a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting, then our Board of Directors will consider the option receiving the highest number of votes as the preferred option of the stockholders.

Please be aware that Proposals 2, 3 and 5 are advisory only and are not binding on the company. Our Board of Directors will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

Abstentions and Broker Non-Votes

Abstentions.

•	Proposal 1: Shares voting “abstain” will be entirely excluded from the vote and will not be counted in determining the outcome of a director nominee’s election.

•	Proposals 2, 4 and 5: We treat abstentions as shares present or represented and entitled to vote on these proposals, so abstaining has the same effect as a vote “against” these proposals.

4	2017 PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

•	Proposal 3: Abstentions will not be counted in determining the frequency option receiving the highest number of votes.

Broker Non-Votes. If you are a beneficial stockholder that holds your shares through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held for a beneficial stockholder on non-routine matters, unless the broker receives voting instructions from the beneficial stockholder. Proposal 5 (ratification of KPMG LLP as our independent registered public accounting firm) is considered routine and may be voted upon by your broker if you do not submit voting instructions. However, all other proposals to be voted on at the Annual Meeting are considered non-routine matters. Consequently, if you hold your shares through a brokerage account and do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 5, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 5 in the manner directed by your broker, but your shares will constitute broker non-votes on each of the other proposals at the Annual Meeting and will not be counted for purposes of determining the outcome of each such proposal.

Voting Results

We intend to announce preliminary voting results at the Annual Meeting and disclose final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) no later than four business days following the date of the Annual Meeting.

Costs of Proxy Solicitation

The accompanying proxy is being solicited on behalf of our Board of Directors. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, the Notice of Internet Availability of Proxy Materials, this Proxy Statement and form of proxy and our 2017 Annual Report, the cost of making such materials available on the Internet and the cost of soliciting proxies will be paid by us. In addition to use of the mails, we may solicit proxies in person or by telephone, facsimile or other means of communication by certain of our directors, officers and regular employees who will not receive any additional compensation for such solicitation. We have also engaged Morrow Sodali LLC to assist us in connection with the solicitation of proxies for the Annual Meeting for a fee that we do not expect to exceed $15,000 plus a reasonable amount to cover expenses. We have agreed to indemnify Morrow Sodali LLC against certain liabilities arising out of or in connection with this engagement. We will also reimburse brokers or other persons holding our common stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

Attending the Annual Meeting

You are entitled to attend the Annual Meeting if you were a stockholder of record or a beneficial stockholder as of the close of business on September 6, 2017, the record date, or you hold a valid legal proxy for the Annual Meeting. You should be prepared to present photo identification for admission.

Submission of Stockholder Proposals and Director Nominations

Proposals for Inclusion in Proxy Materials. For your proposal to be considered for inclusion in the proxy statement and form of proxy for our 2018 annual meeting of stockholders, your written proposal must be received by our Secretary at our principal executive offices no later than May 21, 2018 and must comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2018 annual meeting of stockholders by more than 30 days from the date of this year’s Annual Meeting, your written proposal must be received by our Secretary at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for our 2018 annual meeting of stockholders.

Nomination of Director Candidates and Proposals Not Intended for Inclusion in Proxy Materials. If you intend to nominate an individual for election to our Board of Directors at our 2018 annual meeting of stockholders or wish to present a

2017 PROXY STATEMENT	5

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

proposal at the 2018 annual meeting of stockholders but do not intend for such proposal to be included in the proxy statement for such meeting, our By-laws require that, among other things, stockholders give written notice of the nomination or proposal to our Secretary at our principal executive offices no earlier than the close of business on July 5, 2018 (the 120th day prior to the first anniversary of the Annual Meeting) and no later than the close of business on August 4, 2018 (the 90th day prior to the first anniversary of the Annual Meeting).

Notwithstanding the foregoing, in the event that we change the date of the 2018 annual meeting of stockholders to a date that is more than 30 days before or more than 70 days after the anniversary of the Annual Meeting, written notice by a stockholder must be given no earlier than the close of business 120 days prior to the date of the 2018 annual meeting of stockholders and no later than the close of business on the later of 90 days prior to the date of the 2018 annual meeting of stockholders or the tenth day following the day on which public announcement of the 2018 annual meeting of stockholders is made. Stockholder proposals not intended to be included in the proxy statement or nominations for director candidates that do not meet the notice requirements set forth above and further described in Section 2.11 of our By-laws will not be acted upon at the 2018 annual meeting of stockholders.

Eliminating Duplicative Proxy Materials

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice or otherwise receive their proxy materials electronically will receive only one copy of our proxy materials unless we receive contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you are a stockholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials for the Annual Meeting or for our future meetings, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-866-540-7095. If you are a beneficial stockholder, please contact your bank, broker, trustee or other nominee directly if you have questions, require additional copies of the proxy materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the proxy materials in the future.

6	2017 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors is presenting eight nominees for election as directors at the Annual Meeting. Each of the nominees is currently a member of our Board of Directors and was elected to our Board of Directors at the 2016 annual meeting of stockholders. Each director elected at the Annual Meeting will serve until our 2018 annual meeting and until a successor is duly elected and qualified. Each of the nominees has consented to be named in this Proxy Statement and to serve as a director if elected. If any nominee is unable or unwilling for good cause to stand for election or serve as a director if elected, the persons named as proxies may vote for a substitute nominee designated by our existing Board of Directors, or our Board of Directors may choose to reduce its size.

Name and Current Position	Age	Director Since	Independent	Other Public Company Boards	Executive Committee	Audit Committee	Compensation Committee	Governance Committee
Martin I. Cole Former Group Chief Executive, Technology Accenture plc	61	2014	Yes	2		M		M
Kathleen A. Cote Former Chief Executive Officer Worldport Communications, Inc.	68	2001	Yes	1			M	M
Henry T. DeNero Former Chairman and Chief Executive Officer Homespace, Inc.	71	2000	Yes	None	M	C
Michael D. Lambert Former Senior Vice President Dell Inc.	70	2002	Yes	None			C
Len J. Lauer Chairman and Chief Executive Officer Memjet	60	2010	Yes	None			M	C
Matthew E. Massengill Former President and Chief Executive Officer Western Digital Corporation	56	2000	Yes	1	M
Stephen D. Milligan Chief Executive Officer Western Digital Corporation	54	2013	No	1	C
Paula A. Price Senior Lecturer Harvard University	55	2014	Yes	2		M

C = Chair; M = Member

2017 PROXY STATEMENT	7

PROPOSAL 1: ELECTION OF DIRECTORS

IDENTIFYING AND EVALUATING DIRECTOR CANDIDATES

Succession Planning and the Director Recruitment Process

Our Board of Directors is focused on ensuring it has individuals with the right skills and experience to exercise independent judgment in overseeing our business. Over the next four years, we expect that three of our current directors will be retiring in accordance with our director retirement policy described below. The Governance Committee is responsible for identifying and recommending candidates for membership on our Board of Directors, including nominees for reelection, and has developed a long-range succession plan to identify and recruit new directors. The Governance Committee also plans for the orderly succession of the chairs of our Board’s committees, providing for their identification and development and the transition of responsibilities.

Assess. Our Board of Directors, led by the Governance Committee, evaluates the size and composition of our Board of Directors at least annually, giving consideration to evolving skills, perspective and experience needed on our Board of Directors to perform its governance role and provide oversight as the business transforms and the underlying risks change over time. Among other factors, the Governance Committee considers our company’s strategy and needs, as well as our directors’ skills, expertise, experiences, gender, race, ethnicity, tenure and age. As part of the process, our Board of Directors develops a skills matrix identifying the skills and expertise of our current directors to then develop criteria for potential candidates to be additive and complementary to the overall composition of our Board of Directors. Please see the section entitled “Corporate Governance — Board and Committee Evaluation” for additional information on our Board of Director’s self-assessment process.

Identify. The Governance Committee is authorized to use any methods it deems appropriate for identifying candidates for membership on our Board of Directors, including considering recommendations from incumbent directors and stockholders and engaging the services of an outside search firm to identify suitable potential director candidates. To drive effective Board renewal and succession planning, the Governance Committee has developed and regularly reviews a list of potential director candidates.

Evaluate. The Governance Committee has established a process for evaluating director candidates that it follows regardless of who recommends a candidate for consideration. Through this process, the Governance Committee reviews available information regarding each candidate, including the candidate’s personal and professional ethics, integrity and values and the candidate’s intellect, judgment, foresight, skills, experience (including understanding of marketing, finance, our company’s technology and other elements relevant to the success of a company such as ours) and achievements, all of which are viewed in the context of the overall composition of our Board of Directors. The Governance Committee also reviews the candidate’s independence and absence of conflicts of interests or legal impediment to, or restriction on, the candidate serving as a director. In addition, the Governance Committee takes into account the representation of the long-term interests of our stockholders as a whole and the diversity of backgrounds and expertise which are most needed and beneficial to our company and our Board of Directors. While our Board of Directors has not established specific diversity standards, the Governance Committee is focused on promoting diversity in the context of our Board of Directors as a whole and takes into account the personal characteristics, experience and skills of current and prospective directors to ensure that a broad range of perspectives are represented on our Board of Directors.

Our Board of Directors understands the significant time commitment involved in serving on our Board of Directors and its committees. The Governance Committee assesses whether candidates and current directors are able to devote the time necessary to discharge their duties as directors, taking into account primary occupations, memberships on other boards and other responsibilities. Once elected, directors who have a significant change in occupation, retire from his or her

8	2017 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

principal employment or become unavailable for active participation on our Board of Directors must offer to resign, subject to consideration by our Board of Directors, upon recommendation of the Governance Committee.

Our Corporate Governance Guidelines provide that no director shall be nominated for re-election after the director has reached the age of 72, unless our Board of Directors determines in a particular instance that longer tenure is in the best interests of our Board of Directors or the company.

A stockholder may recommend a director candidate to the Governance Committee by delivering a written notice to our Secretary at our principal executive offices and including the following in the notice: (1) the name and address of the stockholder as they appear on our books or other proof of share ownership; (2) the class and number of shares of our common stock beneficially owned by the stockholder as of the date the stockholder gives written notice; (3) a description of all arrangements or understandings between the stockholder and the director candidate and any other person(s) pursuant to which the recommendation or nomination is to be made by the stockholder; (4) the name, age, business address and residence address of the director candidate and a description of the director candidate’s business experience for at least the previous five years; (5) the principal occupation or employment of the director candidate; (6) the class and number of shares of our common stock beneficially owned by the director candidate; (7) the consent of the director candidate to serve as a member of our Board of Directors if elected; and (8) any other information required to be disclosed with respect to a director nominee in solicitations for proxies for the election of directors pursuant to applicable rules of the SEC. The Governance Committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of our Board of Directors. Stockholders recommending candidates for consideration by our Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendation no later than June 1 of the year of that meeting.

The Governance Committee will evaluate director candidates recommended by stockholders for election to our Board of Directors in the same manner and using the same criteria as used for any other director candidate. If the Governance Committee determines that a stockholder-recommended candidate is suitable for membership on our Board of Directors, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on our Board of Directors or in connection with the next annual meeting of stockholders.

Stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Governance Committee as described above) must deliver written notice to our Secretary in the manner described in Section 2.11 of our By-laws and within the time periods set forth in the section entitled “General Information About the Annual Meeting — Submission of Stockholder Proposals and Director Nominations.”

2017 PROXY STATEMENT	9

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

Our Board of Directors believes our nominees’ breadth of experience and their mix of qualifications, attributes and skills strengthen our Board of Director’s independent leadership and effective oversight of management.

Each of our nominees has:

•	Experience as a director of another public company

•	Experience as a chief executive officer or other senior executive

•	Leadership experience involving international operations

•	Strategic planning experience

•	Financial management experience

Diverse Range of Qualifications and Skills Represented by Our Nominees
Strategic Planning	Sales and Marketing	Industry Experience	Business Development
Research and Development	Human Resources Management	Global Perspective	Manufacturing and Operations
Financial Reporting	Legal, Regulatory and Compliance	Information Technology and Cybersecurity	Public Company Board Service
Risk Management	Corporate Governance	Succession Planning	Government and Public Policy

Our nominees:

•	are seasoned leaders who have held a diverse array of leadership positions in complex businesses

•	have served as chief executives and in senior positions in the areas of risk, operations, finance, technology and human resources

•	bring deep and diverse experience developed through positions at public and private companies, nonprofit organizations and other domestic and international businesses

•	represent diverse backgrounds and viewpoints

•	strengthen our Board of Director’s oversight capabilities by having varied lengths of tenure that provide historical and new perspectives about our company

Our Board is highly engaged and well qualified, and all director nominees possess the skills and experiences necessary to oversee our evolving and growing business.

10	2017 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

The following biographical information for each of the eight nominees includes information about the director’s age, his or her principal occupations and employment during at least the last five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and the specific experience, qualifications, attributes or skills that led our Board of Directors to conclude that the individual should serve as a director.

MARTIN I. COLE

•   Mr. Cole served as the chief executive of the technology group of Accenture plc, a leading global management consulting and professional services company, with responsibility for the full range of Accenture’s technology consulting and outsourcing solutions and delivery capabilities, including its global delivery network, from March 2012 until he retired in August 2014.

•   Prior to that, Mr. Cole served as the chief executive of Accenture’s communications, media and technology operating group from September 2006 to March 2012, the chief executive of its government operating group from September 2004 to August 2006, the managing partner of its outsourcing and infrastructure delivery group from September 2002 to August 2004 and in a variety of capacities at Accenture since 1980.

•   Mr. Cole currently serves as a director of The Western Union Company and Cloudera, Inc.

Skills and Qualifications: Mr. Cole brings to our Board of Directors extensive senior executive leadership experience across a variety of operating groups and geographies. This demonstrates his ability to provide strategic advice and lead multiple teams across a variety of business sectors, and provides him with wide-ranging insights, including technology solutions, which are an important part of our business. His financial skills and prior experience as a chief executive officer qualify him as an audit committee financial expert under SEC rules. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

COMMITTEES: Audit Governance DIRECTOR SINCE DECEMBER 2014 AGE: 61

KATHLEEN A. COTE

•   Ms. Cote was the chief executive officer of Worldport Communications, Inc., a European provider of Internet managed services, from May 2001 to June 2003.

•   Prior to that, Ms. Cote served as president of Seagrass Partners, a provider of expertise in business planning and strategic development for early stage companies, from September 1998 to May 2001. From November 1996 to January 1998, she served as president and chief executive officer of Computervision Corporation, an international supplier of product development and data management software.

•   Ms. Cote currently serves as a director of VeriSign, Inc. Within the last five years, she served as a director of GT Advanced Technologies, Inc.

Skills and Qualifications: Ms. Cote is a seasoned business executive with numerous years of experience overseeing global companies focused on technology and operations, which is directly relevant to our business. She has served on numerous public company boards of directors, including on the audit and governance committees of those boards, providing our Board of Directors with valuable board-level experience. Her tenure on our Board of Directors also provides us with specific expertise and insight into our business and the transformations it has undergone. We believe these experiences, qualifications, attributes and skills qualify her to serve as a member of our Board of Directors.

COMMITTEES: Compensation Governance DIRECTOR SINCE JANUARY 2001 AGE: 68

2017 PROXY STATEMENT	11

PROPOSAL 1: ELECTION OF DIRECTORS

HENRY T. DENERO

•   Mr. DeNero was chairman and chief executive officer of Homespace, Inc., a provider of Internet real estate and home services, from January 1999 until substantially all of its assets were acquired by LendingTree, Inc. in August 2000.

•   Prior to that, Mr. DeNero was executive vice president for First Data Corporation, a provider of information and transaction processing services, from July 1995 to January 1999. Prior to 1995, he was vice chairman and chief financial officer of Dayton Hudson Corporation, a general merchandise retailer, and was previously a senior partner of McKinsey & Company, a management consulting firm.

•   Within the last five years, Mr. DeNero has served as a director of DataDirect Networks, Inc. and THQ, Inc.

Skills and Qualifications: Mr. DeNero has executive level experience in a broad range of industries, which demonstrates to our Board of Directors his ability to lead and provide strategic input on a wide range of issues. His extensive experience at McKinsey & Company, a leading management consulting firm, provides our Board of Directors with valuable insights into corporate strategy and problem resolution. He has significant experience working in Japan and Europe in his positions with McKinsey & Company, which are two important geographic locations for our company. His financial skills and prior experience as a chief financial officer qualify him as an audit committee financial expert under SEC rules. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

COMMITTEES: Executive Audit (chair) DIRECTOR SINCE JUNE 2000 AGE: 71

MICHAEL D. LAMBERT

•   Mr. Lambert served as senior vice president for the enterprise systems group of Dell Inc., a computer system company, from 1996 until he retired in May 2002. During that period, he also participated as a member of a six-man operating committee at Dell, which reported to the office of the chairman.

•   Prior to that, Mr. Lambert served as vice president, sales and marketing, for Compaq Computer Corporation, a global information technology company, from 1993 to 1996. He also ran the large computer products division at NCR/AT&T Corporation as vice president and general manager. Mr. Lambert began his career with NCR Corporation, where he served for 16 years in product management, sales and software engineering capacities.

Skills and Qualifications: Mr. Lambert has extensive experience serving in numerous executive positions with several technology companies, which provides our Board of Directors with valuable executive-level insights. He has particular expertise in areas of sales, marketing and operations, especially in the enterprise systems business, which is an important part of our company. He also has direct experience managing merger and acquisition transactions gained through his positions at Dell and NCR/AT&T Corporation. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

COMMITTEES: Compensation (chair) DIRECTOR SINCE AUGUST 2002 AGE: 70

12	2017 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

LEN J. LAUER

•   Mr. Lauer is the chairman and chief executive officer of Memjet, a color printing technology company.

•   Prior to joining Memjet in January 2010, Mr. Lauer was executive vice president and chief operating officer of Qualcomm, Inc., a developer and manufacturer of digital telecommunications products and services, from August 2008 to December 2009, and he was executive vice president and group president from December 2006 to July 2008. From August 2005 to December 2006, he was chief operating officer of Sprint Nextel Corp., a global communications company, and he was president and chief operating officer of Sprint Corp. from September 2003 until the Sprint-Nextel merger in August 2005. Prior to that, he was president-Sprint PCS from October 2002 to October 2004, and was president-long distance (formerly the global markets group) from September 2000 to October 2002. Mr. Lauer also served in several executive positions at Bell Atlantic Corp. from 1992 to 1998 and spent the first 13 years of his business career at IBM in various sales and marketing positions.

Skills and Qualifications: Mr. Lauer brings to our Board of Directors significant senior executive leadership experience from large, multi-national public technology companies, which provides a valuable perspective to our Board of Directors. Mr. Lauer’s experience provides our Board of Directors with insight into the role of technology solutions for the consumer products market, which is an important part of our business. He has also served on other public company boards and board committees, providing our Board of Directors with important board-level experience. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

LEAD INDEPENDENT DIRECTOR COMMITTEES: Compensation Governance (chair) DIRECTOR SINCE AUGUST 2010 AGE: 60

MATTHEW E. MASSENGILL

•   Mr. Massengill served as our President from January 2000 to January 2002 and our Chief Executive Officer from January 2000 to October 2005. Mr. Massengill previously also served as Chairman of our Board of Directors from November 2001 to March 2007.

•   Prior to that, Mr. Massengill served as our Chief Operating Officer from October 1999 to January 2000 and in various executive capacities since joining the company in 1985.

•   Mr. Massengill currently serves as a director of Microsemi Corporation. Within the last five years, he served as a director of GT Advanced Technologies, Inc.

Skills and Qualifications: Mr. Massengill’s 31 years of service to Western Digital, including 17 years as either an executive or Board member, provide our Board of Directors with extensive and significant experience directly relevant to our business. As our former Chief Executive Officer, he has a deep understanding of our operations, provides valuable knowledge to our Board of Directors on the issues we face to achieve our strategic objectives and has extensive international experience. His service on numerous other public company boards of directors also provides our Board of Directors with important board-level perspective. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

CHAIRMAN OF THE BOARD COMMITTEES: Executive DIRECTOR SINCE JANUARY 2000 AGE: 56

2017 PROXY STATEMENT	13

PROPOSAL 1: ELECTION OF DIRECTORS

STEPHEN D. MILLIGAN

•     Mr. Milligan has served as our Chief Executive Officer since January 2013 and served as our President from March 2012 to October 2015.

•     Prior to that, Mr. Milligan served as HGST’s president and chief executive officer from December 2009 until our acquisition of HGST in March 2012 and its president from March 2009 to December 2009. From September 2007 to October 2009, Mr. Milligan served as HGST’s chief financial officer. From January 2004 to September 2007, he served as our Chief Financial Officer and from September 2002 to January 2004, he served as our Senior Vice President, Finance. From April 1997 to September 2002, he held various financial and accounting roles of increasing responsibility at Dell Inc. and was employed at Price Waterhouse for 12 years prior to joining Dell.

•     Mr. Milligan currently serves as a director of Ross Stores, Inc.

Skills and Qualifications: Mr. Milligan’s experience in our industry, including more than four years in senior management positions at HGST as its president and chief executive officer, in addition to other senior management roles, contributes indispensable knowledge and expertise to our Board of Directors. He has served Western Digital and HGST in numerous executive capacities, providing our Board of Directors with valuable operations, manufacturing and finance experience. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

CHIEF EXECUTIVE OFFICER COMMITTEES: Executive (chair) DIRECTOR SINCE JANUARY 2013 AGE: 54

PAULA A. PRICE

•     Ms. Price has served as a senior lecturer for Harvard Business School in the Accounting and Management Unit since July 2014.

•     Prior to that, Ms. Price was executive vice president and chief financial officer at Ahold USA, a retailer that operates more than 700 supermarkets and an online grocery delivery service, where she was responsible for finance and accounting, strategic planning, real estate and information technology, from May 2009 to January 2014. From July 2006 to August 2008, she was the senior vice president, controller and chief accounting officer at CVS Caremark and from August 2002 to September 2005, she was the senior vice president and chief financial officer for the institutional trust services division of JPMorgan Chase. Prior to that, she held several other senior management positions in the U.S. and the U.K. in the financial services and consumer products industries at Prudential Insurance Co. of America, Diageo and Kraft Foods.

•   Ms. Price is a certified public accountant.

•   Ms. Price currently serves as a director of Dollar General Corporation and Accenture plc.

Skills and Qualifications: Ms. Price’s numerous years of experience as a certified public accountant, former chief financial officer and former chief accounting officer provide our Board of Directors with valuable experience and insight into accounting and finance matters, and that experience qualifies her as an audit committee financial expert under SEC rules. She also brings expertise and knowledge of the complexities of growing and managing a global business. She has extensive experience overseeing and integrating merger and acquisition transactions at the executive level, which is experience highly valued by our Board of Directors. We believe these experiences, qualifications, attributes and skills qualify her to serve as a member of our Board of Directors.

COMMITTEES: Audit DIRECTOR SINCE JULY 2014 AGE: 55

14	2017 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

Vote Required and Recommendation of our Board of Directors

Under our By-laws, in an uncontested election, each director nominee will be elected as a director if the nominee receives the affirmative vote of a majority of the votes cast with respect to his or her election (in other words, the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election where the number of nominees exceeds the number of directors to be elected as of ten days before the proxy statement is mailed to stockholders, a plurality voting standard will apply and the nominees receiving the greatest number of votes at the Annual Meeting, up to the number of directors to be elected, will be elected as directors. Because the election of directors at the Annual Meeting is not contested, the majority vote standard will apply.

If a nominee who is serving as a director is not elected at the Annual Meeting by the requisite majority of votes cast, Delaware law provides that the director would continue to serve on our Board of Directors as a “holdover director.” However, under our By-laws, any incumbent director who fails to be elected must offer to tender his or her resignation to our Board of Directors. If the director conditions his or her resignation on acceptance by our Board of Directors, the Governance Committee will then make a recommendation to our Board of Directors on whether to accept or reject the resignation or whether other action should be taken. Our Board of Directors will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in our Board’s or the Governance Committee’s decision. A nominee who was not already serving as a director and is not elected at the Annual Meeting by a majority of the votes cast with respect to such director’s election will not be elected to our Board of Directors.

Our Board recommends that stockholders vote “FOR” election of each of the above nominees for director.

2017 PROXY STATEMENT	15

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS ETHICS

Our Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company and represent our Board of Director’s current views with respect to selected corporate governance issues considered to be of significance to stockholders, including:

•	the role and responsibilities of our Lead Independent Director;

•	director nomination procedures and qualifications;

•	director independence;

•	director orientation and continuing education;

•	annual performance evaluations of our Board and committees; and

•	succession planning and management development.

Our Board of Directors has also adopted a Code of Business Ethics that applies to all of our directors, employees and officers, including our Chief Executive Officer, Chief Financial Officer (our principal financial and accounting officer), President and Controller. The current versions of the Corporate Governance Guidelines and the Code of Business Ethics are available on our website under the Investor Relations section at investor.wdc.com. To the extent required by applicable rules adopted by the SEC or the NASDAQ Stock Market LLC (the “NASDAQ Stock Market”), we intend to promptly disclose future amendments to certain provisions of the Code of Business Ethics, or waivers of such provisions granted to executive officers and directors, on our website under the Investor Relations section at investor.wdc.com.

DIRECTOR INDEPENDENCE

Our Board of Directors has reviewed and discussed information provided by the directors and our company with regard to each director’s business and personal activities, as well as those of the director’s immediate family members, as they may relate to Western Digital or its management. The purpose of this review is to determine whether there are any transactions or relationships that would be inconsistent with a determination that a director is independent under the listing standards of the NASDAQ Stock Market. Based on its review, our Board of Directors has affirmatively determined that, except for serving as a member of our Board of Directors, none of Messrs. Cole, DeNero, Lambert, Lauer or Massengill or Mses. Cote or Price has any relationship that, in the opinion of our Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director, and that each such director qualifies as “independent” as defined by the listing standards of the NASDAQ Stock Market. Our Board of Directors previously determined that Sanjay Mehrotra qualified as “independent” as defined by the listing standards of the NASDAQ Stock Market during the period of his service on our Board of Directors until February 2017. Mr. Milligan is currently a full-time, executive-level employee of Western Digital and, therefore, is not “independent” as defined by the listing standards of the NASDAQ Stock Market.

BOARD LEADERSHIP STRUCTURE

Our Board of Directors does not have a policy with respect to whether the roles of Chairman of the Board and Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman of the Board should be selected from our directors who are not our employees (referred to in this Proxy Statement as our “non-employee directors”) or be an employee. We currently separate the roles of Chief Executive Officer and Chairman of the Board, with Mr. Massengill currently serving as Chairman of the Board. Our Board of Directors believes this is the appropriate leadership for our company at this time because it permits Mr. Milligan, as our Chief Executive Officer, to focus on setting the strategic direction of the company and the day-to-day leadership and performance of the company, while permitting our Chairman of the Board to focus on providing guidance to our Chief Executive Officer and setting the agenda for Board meetings. Our Board of Directors also believes that the separation of the Chief Executive Officer and Chairman of the Board roles assists our Board of Directors in providing robust discussion and evaluation of strategic goals and objectives.

Our Corporate Governance Guidelines provide that our Board of Directors will appoint a Lead Independent Director if the Chairman of our Board of Directors is not an independent director under the NASDAQ Stock Market listing standards or if

16	2017 PROXY STATEMENT

CORPORATE GOVERNANCE

our Board of Directors otherwise deems it appropriate. Although our Board of Directors has determined that Mr. Massengill is independent under the NASDAQ Stock Market listing standards, because he is a former Chairman of the Board, President and Chief Executive Officer of our company, our Board of Directors determined it was appropriate to appoint Mr. Lauer as our Lead Independent Director. The duties of our Lead Independent Director include:

•	acting as a liaison between our independent directors and management;

•	assisting our Chairman of the Board in establishing the agenda for meetings of our Board of Directors;

•	coordinating the agenda for, and chairing, the executive sessions of our independent directors; and

•	performing such other duties as may be specified by our Board of Directors from time to time.

Our Board of Directors acknowledges that no single leadership model is right for all companies at all times. As such, our Board of Directors periodically reviews its leadership structure and may, depending on the circumstances, choose a different leadership structure in the future.

BOARD AND COMMITTEE EVALUATION

Our Board of Directors believes that it is important to assess the performance of our Board of Directors and its committees and to solicit and act upon feedback. Accordingly, the Governance Committee oversees an annual evaluation of the performance of our Board of Directors and its committees. The Governance Committee approves written evaluation questionnaires, with input from other members of our Board of Directors, which are distributed to each director. The questionnaires cover various topics, including, but not limited to, the selection and evaluation of Board candidates, committee structure and performance, Board practices and relationships with management, review and approval of strategic operating plans and management performance, compensation and succession. The results of each written evaluation are provided to, and compiled by, an outside firm. The outside firm discusses the written Board evaluation results with each director to solicit additional feedback. The results of these discussions are further compiled with the results of the written Board evaluations by the outside firm. The outside firm discusses the combined results of the written Board evaluations and individual director discussions with our Lead Independent Director and, when appropriate, our Chairman of the Board. The results of the performance evaluations of our Board of Directors are also discussed with the full Board.

Our Board of Directors utilizes the results of these evaluations in making decisions on agendas and structure for our Board of Directors, committee responsibilities and agendas, improvements in effectiveness of our Board of Directors and continued service of individual directors on our Board of Directors. For example, in response to Board evaluations, management has implemented enhancements to improve communications between directors and management and the reporting and materials provided to directors. To this end, significant effort has been devoted to the following actions to ensure clear, timely and regular communication between directors and management:

•	Lead Independent Director. Our Lead Independent Director regularly speaks with other directors, our Chief Executive Officer and with management members.

•	Committee Chairs and Other Directors. Our committee chairs regularly communicate with management to discuss the development of meeting agendas and presentations.

•	Board of Directors and Committees. In between meetings of our Board of Directors and committees, directors receive prompt updates from management on developing matters affecting the company and its business.

•	Reference Materials. Directors also regularly receive quarterly strategy updates, securities analysts’ reports, investor communications, company publications, news articles and other reference materials.

2017 PROXY STATEMENT	17

CORPORATE GOVERNANCE

DIRECTOR EDUCATION

Because our Board of Directors believes that director education is vital to the ability of directors to fulfill their roles, the Governance Committee has led the development of a program promoting directors’ continuous learning. Speakers are invited to present during our Board of Director’s regularly scheduled meetings on relevant topics of interest. In addition, directors are given access to online technical training portals to review presentations that have been compiled by the business teams on developing technologies. Further, periodic visits by our Board of Directors to important company facilities provides the directors additional insight into our operations. In addition to our internal program, our Board of Directors encourages directors to participate annually in external continuing director education programs, and we reimburse directors for their expenses associated with this participation.

All new directors also participate in an extensive director orientation program. New directors engage with members of the executive team and senior management to review, among other things, our historical business and go-forward strategy, technology, finance (tax, treasury and accounting), internal audit and enterprise risk, human resources and legal practices and procedures. Based on input from our directors, we believe our director orientation program, coupled with participation in regular Board and committee meetings, provides new directors with a strong foundation in our business, connects directors with members of management with whom they will interact and accelerates their effectiveness to engage fully in deliberations of our Board of Directors. Directors are provided additional orientation and educational opportunities upon acceptance of new or additional responsibilities on our Board of Directors and in committees.

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COMMITTEES

Our Board of Directors has standing Audit, Compensation, Governance and Executive Committees. Each of the standing committees operates pursuant to a written charter that is available on our website under the Investor Relations section at investor.wdc.com. Our Board of Directors has affirmatively determined that all members of the Audit, Compensation and Governance Committees are independent as defined under the listing standards of the NASDAQ Stock Market. The following table identifies the current members of each standing committee, its key responsibilities and the number of meetings held during fiscal 2017.

(1)	Mr. Massengill serves as Chairman of our Board of Directors and Mr. Lauer serves as our Lead Independent Director.

Audit Committee

In addition to determining that all members of the Audit Committee are independent as defined under the listing standards of the NASDAQ Stock Market, our Board of Directors has affirmatively determined that all members of the Audit Committee are independent as defined under the applicable rules of the SEC and all members are “audit committee financial experts” as defined by rules of the SEC.

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CORPORATE GOVERNANCE

As described in further detail in the Audit Committee’s written charter, the key responsibilities of the Audit Committee include, among other functions: (1) sole responsibility for the appointment, compensation, retention, oversight, independence and annual evaluation of our independent accountants; (2) pre-approval of all auditing services and permissible non-auditing services to be performed by the independent accountants; (3) review and discussion with management and the independent accountants of our annual and quarterly financial statements prior to their filing or public distribution; (4) periodic review of the adequacy of our accounting and financial personnel resources; (5) periodic review and discussion of our internal control over financial reporting and review and discussion with our principal internal auditor of the scope and results of our internal audit program; (6) review and discussion of our policies with respect to risk assessment and risk management; and (7) oversight of our ethics and compliance program, including review of material legal proceedings, conflicts of interest and related-party transactions.

Compensation Committee

In making its independence determination for each member of the Compensation Committee, our Board of Directors considered whether the director has a relationship with the company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

As described in further detail in the Compensation Committee’s written charter, the Compensation Committee assists our Board of Directors in defining our executive compensation policy and in carrying out various responsibilities relating to the compensation of our executive officers and directors, including: (1) evaluating and approving compensation for our Chief Executive Officer and for all other executive officers; (2) reviewing and making recommendations to our Board of Directors regarding non-employee director compensation; (3) reviewing and approving the corporate goals and objectives for our Chief Executive Officer’s compensation and evaluating our Chief Executive Officer’s performance in light of those goals and objectives; (4) overseeing the development and administration of our incentive and equity-based compensation plans, including the short-term incentive program under the Incentive Compensation Plan, the 2004 Performance Incentive Plan, which we are seeking to amend and restate pursuant to Proposal 4, the Deferred Compensation Plan and the 2005 Employee Stock Purchase Plan; (5) reviewing and making recommendations to our Board of Directors regarding changes to our benefit plans that require the approval of our Board of Directors; and (6) periodically reviewing and approving any compensation recovery (clawback) policy or stock ownership guidelines applicable to our executive officers. The Compensation Committee charter authorizes the Compensation Committee to delegate any of its responsibilities to a subcommittee, but the subcommittee must be comprised only of one or more members of the Compensation Committee. Under our equity award guidelines, however, the Compensation Committee may not delegate its authority to grant equity awards to any other committee, subcommittee or individual. The Compensation Committee has no current intention to delegate any of its other responsibilities to a subcommittee.

The Compensation Committee’s practice has been to retain compensation consultants to provide objective advice and counsel to the Compensation Committee on all matters related to the compensation of executive officers and directors. Please see the section entitled “Compensation Discussion and Analysis — Role of the Compensation Consultant” for information regarding the role of Mercer (US) Inc. (“Mercer”), the compensation consultant retained by the Compensation Committee for fiscal 2017. Certain of our executive officers and other employees also assist the Compensation Committee in the administration of our executive compensation program, as explained in more detail in the section entitled “Compensation Discussion and Analysis — Role of Executive Officers.” Information concerning the Compensation Committee’s processes and procedures for consideration and determination of non-employee director compensation is included in the section entitled “Director Compensation.”

Governance Committee

The Governance Committee, among other things, performs functions similar to a nominating committee. As described in further detail in the Governance Committee’s written charter, the key responsibilities of the Governance Committee include: (1) developing and recommending to our Board of Directors a set of corporate governance principles; (2) evaluating and recommending to our Board of Directors the size and composition of our Board of Directors and the size, composition and functions of the committees of our Board of Directors; (3) developing and recommending to our Board of Directors a set of criteria for membership; (4) identifying, evaluating, attracting and recommending director candidates for membership on our Board of Directors, including directors for election at the annual meeting of

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stockholders; (5) making recommendations to our Board of Directors on such matters as the retirement age, tenure and resignation of directors; (6) managing our Board of Directors performance review process and reviewing the results with our Board of Directors on an annual basis; (7) overseeing the evaluation of our Chief Executive Officer by the Compensation Committee; (8) developing and overseeing our Chief Executive Officer succession planning process; and (9) reviewing and making recommendations to our Board of Directors regarding proposals of stockholders that relate to corporate governance.

MEETING ATTENDANCE

During fiscal 2017, there were nine meetings of our Board of Directors. Each of the directors attended 75% or more of the aggregate number of meetings of our Board of Directors and the committees of our Board of Directors on which he or she served during the period that he or she served in fiscal 2017. Our Board of Directors strongly encourages each director to attend our annual meeting of stockholders. All of our directors standing for election at last year’s annual meeting of stockholders were in attendance.

STOCKHOLDER ENGAGEMENT

Our Board of Directors and management are committed to regular engagement with our stockholders and soliciting their views and input on important performance, executive compensation, governance, environmental, social, human capital management and other matters.

•	Board-Driven Engagement. The Governance Committee oversees the stockholder engagement process and the periodic review and assessment of stockholder input, and our directors have also engaged with our stockholders by participating in the outreach.

•	Year-Round Engagement and Board Reporting. Our legal and investor relations teams, together with executive management members and directors, conduct outreach to stockholders throughout the year to obtain their input on key matters and to inform our management and our Board of Directors about the issues that our stockholders tell us matter most to them.

•	Transparency and Informed Compensation Decisions and Governance Enhancements. The Compensation and Governance Committees routinely review our executive compensation design and governance practices and policies, respectively, with an eye towards continual improvement and enhancements. Stockholder input is regularly shared with our Board of Directors, its committees and management, facilitating a dialogue that provides stockholders with transparency into our executive compensation design and governance practices and considerations, and informs our company’s enhancement of those practices.

Over the past year, our Chairman of the Board, Lead Independent Director and management met with our major stockholders and key stakeholders to obtain their input and to discuss their views on important issues to our stockholders, including:

•	the progress of the transformation of our business and how the evolution of our business has been reflected in our executive compensation program;

•	our Board of Directors’ independent oversight of management;

•	our Board of Directors’ composition, director succession planning and recruitment, and self-assessment process; and

•	our Board of Directors’ oversight of strategic planning, risk management, human capital management and environmental initiatives.

These views were shared with our Board of Directors and its committees, where applicable, for their consideration.

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CORPORATE GOVERNANCE

Stockholder Engagement Efforts Over the Past Year

COMMUNICATING WITH DIRECTORS

Our Board of Directors provides a process for stockholders to send communications to our Board of Directors or to individual directors or groups of directors. In addition, interested parties may communicate with our Chairman of the Board or Lead Independent Director (who presides over executive sessions of our independent directors) or with our independent directors as a group. Our Board of Directors recommends that stockholders and other interested parties initiate any communications with our Board of Directors (or individual directors or groups of directors) in writing. These communications should be sent by mail to the company’s Secretary at Western Digital Corporation, 5601 Great Oaks Parkway, San Jose, California 95119. This centralized process will assist our Board of Directors in reviewing and responding to stockholder and interested party communications in an appropriate manner. The name of any specific intended Board of Directors recipient or recipients should be clearly noted in the communication (including whether the communication is intended only for our non-executive Chairman of the Board or for the non-management directors as a group). Our Board of Directors has instructed the Secretary to forward such correspondence only to the intended recipients; however, our Board of Directors has also instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and not to forward any items deemed to be of a purely commercial or frivolous nature (such as spam) or otherwise obviously inappropriate for the intended recipient’s consideration. In such cases, the Secretary may forward some of the correspondence elsewhere within Western Digital for review and possible response.

CHIEF EXECUTIVE OFFICER EVALUATION AND SUCCESSION PLANNING

The Governance Committee is responsible for developing and overseeing the process for annually evaluating our Chief Executive Officer’s performance. Our Chairman of the Board, our Lead Independent Director and the Compensation Committee review and approve our Chief Executive Officer’s goals and objectives and evaluate our Chief Executive Officer’s performance in light of those goals and objectives, with input from our Board of Directors. The annual Chief Executive Officer performance evaluation is conducted shortly after the completion of the fiscal year. Following the evaluation of our Chief Executive Officer’s performance, the Compensation Committee determines and approves our Chief Executive Officer’s compensation.

Our Board of Directors oversees Chief Executive Officer and key management personnel succession planning, which is reviewed at least annually. Our Chief Executive Officer and Chief Human Resources Officer provide our Board of Directors with recommendations and evaluations of potential Chief Executive Officer successors, and review their development plans. Our Board of Directors reviews potential internal candidates with our Chief Executive Officer and Chief Human Resources Officer, including the qualifications, experience and development priorities for these individuals. Directors engage with potential Chief Executive Officer and key management personnel successors at Board and committee meetings and in less formal settings to allow directors to personally assess candidates. Further, our Board periodically reviews the overall composition of our key management personnel’s qualifications, tenure and experience.

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CORPORATE GOVERNANCE

Our Board of Directors has also adopted an emergency Chief Executive Officer succession plan. The plan will become effective in the event our Chief Executive Officer becomes unable to perform his or her duties in order to minimize potential disruption or loss of continuity to our company’s business and operations. Our emergency Chief Executive Officer succession plan is reviewed annually by the Governance Committee and our Board of Directors.

RISK OVERSIGHT AND COMPENSATION RISK ASSESSMENT

Board’s Role in Risk Oversight. Our Board of Directors’ role in risk oversight involves both our full Board of Directors and its committees. The Audit Committee, whose charter requires it to review and discuss the company’s policies with respect to risk assessment and risk management, has primary responsibility for oversight of our enterprise risk management (“ERM”) process on behalf of our Board of Directors. Our chief internal audit executive, who reports directly to the Audit Committee, facilitates the ERM process as part of our strategic planning process. As part of the ERM process, each of our major business unit and functional area heads, with the assistance of their staff, meet periodically with representatives from our internal audit department to identify risks that could affect achievement of our business goals and strategy. These meetings also include discussion and development of risk mitigation measures and contingency plans. After input from these individuals is received, our internal audit function summarizes the results of these meetings, creates a consolidated risk profile, and provides the risk profile to our Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer for final review. The risk profile is reviewed and discussed by the Audit Committee on a quarterly basis. Senior management also makes the analysis available to our Board of Directors on a quarterly basis. The final analysis, including any input from the Audit Committee and full Board, is reviewed and used by our internal audit function in its internal audit planning. In addition to the formal ERM process, each of the other Board committees is charged with identifying potential risks to the company during the course of their respective committee work. If a committee identifies a potential risk during the course of its work, the potential risk is raised to the Audit Committee and full Board for inclusion in the ERM process discussed above. Finally, our Board of Directors as a whole is updated throughout the year on specific risks and mitigating measures in the course of its review of our strategy and business plan, and through reports to our Board of Directors by its respective committees and senior members of management.

Our Board of Directors believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks, and therefore do not materially affect its choice of leadership structure as described in the section entitled “Board Leadership Structure” above.

Compensation Risk Assessment. Consistent with SEC disclosure requirements, we reviewed our fiscal 2017 compensation policies and practices to determine whether they encourage excessive risk taking. Although all compensation programs worldwide were reviewed, the focus was on the programs with variability of payout. Based on this comprehensive review, we concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the company for the following reasons:

•	We believe our compensation programs appropriately balance short- and long-term incentives;

•	Our long-term incentive grants for our senior executives are allocated between stock options, RSUs and PSUs, which provide a balance of incentives;

•	Our long-term incentive awards generally are granted on an annual basis with long-term, overlapping vesting periods to motivate eligible recipients to focus on sustained stock price appreciation;

•	Cash and equity incentive plans contain a cap on the maximum payout;

•	The Compensation Committee generally retains authority to reduce the incentive plan payouts in its discretion;

•	In determining whether to exercise its authority to reduce cash incentive plan payouts, the Compensation Committee may consider qualitative factors beyond the quantitative financial metrics, including compliance and ethical behaviors;

•	Our long-term incentive awards are not reliant on just one performance measure and generally include a mix of sales and profitability targets to mitigate the risk of employees focusing exclusively on short-term top-line growth at the expense of sustained profitability;

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CORPORATE GOVERNANCE

•	Our Chief Executive Officer’s significant equity holdings help protect against short-term risk taking at the expense of long-term growth and stability;

•	Our executive stock ownership guidelines require that all of our senior executives hold a significant amount of our equity to further align their interests with stockholders over the long term, and all of our senior executives are in compliance with the guidelines;

•	We have a compensation recovery (clawback) policy applicable in the event an executive officer’s misconduct leads to an accounting restatement;

•	The Compensation Committee has retained an independent compensation consultant to provide objective advice and counsel to the Compensation Committee on matters related to the compensation of our executive officers and non-employee directors, including best practices and governance issues;

•	The Compensation Committee annually reviews competitive benchmarking data in setting the pay mix targets and long-term incentive vehicles used to compensate our executives officers; and

•	We do not permit hedging or short-sale transactions by our executive officers or non-employee directors.

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DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

EXECUTIVE SUMMARY

We believe that it is important to attract and retain exceptional and experienced directors who understand our business, and to offer compensation opportunities that further align the interests of those directors with the interests of our stockholders. To that end, we established a compensation program for fiscal 2017 for each of our non-employee directors that consisted of a combination of:

•	annual retainer fees; and

•	equity incentive awards in the form of RSUs.

We also permit directors to participate in our Deferred Compensation Plan. Any director who is employed by us is not entitled to additional compensation under our director compensation program for serving as a director.

The Compensation Committee reviews our non-employee director compensation on at least a biannual basis and periodically reviews trends concerning director compensation. As part of this review, the Compensation Committee’s compensation consultant, Mercer, reviews and evaluates the competitiveness of our director compensation program in light of general director compensation trends and director compensation programs of the peer group companies we use to evaluate our executive compensation program, which are listed in the section entitled “Compensation Discussion and Analysis.” After receiving input from Mercer, the Compensation Committee makes recommendations to the full Board of Directors regarding any changes in our non-employee director compensation program that the Compensation Committee determines are advisable. After reviewing this input, our Board of Directors determined it was appropriate to make modest changes to our director compensation program for fiscal 2017:

•	The additional annual retainer paid to our Lead Independent Director was paid in the form of RSUs rather than a cash retainer, and the amount was increased from $20,000 to $30,000; and

•	The additional annual retainer for each Governance Committee member was increased from $7,500 to $10,000.

Our director compensation program for fiscal 2017 is described in more detail in the tables and narrative that  follow.

DIRECTOR COMPENSATION TABLE FOR FISCAL 2017

The table below summarizes the compensation for fiscal 2017 for each of our non-employee directors. Mr. Milligan was one of our named executive officers for fiscal 2017 and information regarding his compensation for fiscal 2017 is presented in the “Fiscal Years 2015 — 2017 Summary Compensation Table” and the related explanatory tables. As our employee, Mr. Milligan did not receive any additional compensation for his services as a director during fiscal 2017.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Martin I. Cole	100,000	224,977	—	—	—	—	324,977
Kathleen A. Cote	97,500	224,977	—	—	—	—	322,477
Henry T. DeNero	115,000	224,977	—	—	—	—	339,977
Michael D. Lambert	110,000	224,977	—	—	—	—	334,977
Len J. Lauer	110,000	254,963	—	—	—	—	364,963
Matthew E. Massengill	175,000	274,990	—	—	—	—	449,990
Sanjay Mehrotra(4)	75,000	224,977	—	—	—	—	299,977
Paula A. Price	90,000	224,977	—	—	—	—	314,977

(1)	For a description of the fees earned by the non-employee directors during fiscal 2017, see the disclosure in the section entitled “Fiscal 2017 Director Compensation Program” below.

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DIRECTOR COMPENSATION

(2)	The amounts shown reflect the aggregate grant date fair value of equity awards granted in fiscal 2017 computed in accordance with ASC 718. These amounts were calculated using the closing stock price of a share of our common stock on the date of grant (as determined for accounting purposes), multiplied by the number of units granted to each director. On November 4, 2016, each non-employee director at the time was automatically granted an award of 4,089 RSUs (4,998 RSUs for our Chairman of the Board and 4,634 RSUs for our Lead Independent Director) under our Non-Employee Director Restricted Stock Unit Grant Program under our 2004 Performance Incentive Plan. The grant date fair value of each of these awards, computed as noted above, was $224,977 ($274,990 for our Chairman of the Board and $254,963 for our Lead Independent Director). Our Non-Employee Director Restricted Stock Unit Grant Program is more fully described below in the section entitled “Non-Employee Director Equity Awards.”

In addition, the following table presents the aggregate number of shares of our common stock covered by stock awards held by each of our non-employee directors on June 30, 2017:

Name	Aggregate Number of Unvested Restricted Stock Units	Aggregate Number of Deferred Stock Units(a)
Martin I. Cole	4,164	—
Kathleen A. Cote	4,164	29,188
Henry T. DeNero	4,164	45,487
Michael D. Lambert	4,164	—
Len J. Lauer	4,719	—
Matthew E. Massengill	5,090	—
Sanjay Mehrotra	—	—
Paula A. Price	4,164	3,485

(a)	This amount consists of stock units (and corresponding dividend equivalents) that the director has elected to defer under our Deferred Compensation Plan pursuant to (i) our Non-Employee Directors Stock-for-Fees Plan in lieu of all or a portion of annual retainer or meeting fees earned by the director during the year of the election, and/or (ii) our Non-Employee Director Restricted Stock Unit Grant Program. The deferred stock units are fully vested and payable in an equivalent number of shares of our common stock on the payment date specified in accordance with the non-employee director’s deferral election. For a description of the Non-Employee Director Restricted Stock Unit Grant Program and the Deferred Compensation Plan, see the section entitled “Fiscal 2017 Director Compensation Program” below. The Non-Employee Directors Stock-for-Fees Plan expired on December 31, 2012, and no new awards are permitted under that plan.

(3)	We terminated our Non-Employee Director Option Grant Program in fiscal 2013. Accordingly, no stock options were granted to non-employee directors in fiscal 2017. The following table presents the aggregate number of shares of our common stock covered by stock options granted in prior years and held by each of our non-employee directors on June 30, 2017:

	Aggregate Number of Securities Underlying Stock Options
Name	Vested and Exercisable (#)	Unvested (#)	Total (#)
Martin I. Cole	—	—	—
Kathleen A. Cote	8,530	—	8,530
Henry T. DeNero	7,024	—	7,024
Michael D. Lambert	12,605	—	12,605
Len J. Lauer	—	—	—
Matthew E. Massengill	2,164	—	2,164
Sanjay Mehrotra	—	—	—
Paula A. Price	—	—	—

(4)	Effective February 6, 2017, Sanjay Mehrotra resigned as a member of our Board of Directors. His RSU grant in connection with his service as a director for fiscal 2017 was forfeited due to his resignation.

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DIRECTOR COMPENSATION

FISCAL 2017 DIRECTOR COMPENSATION PROGRAM

The following section describes the elements and other features of our director compensation program for fiscal 2017 for non-employee directors.

Non-Employee Director Retainer Fees

The director retainer fees are payable based on Board of Directors and committee service from annual meeting to annual meeting and are paid in a lump sum immediately following the annual meeting marking the start of the year. Directors who are appointed to our Board of Directors during the year are paid a pro-rata amount of the annual director retainer fees based on service to be rendered for the remaining part of the year after appointment.

The following table sets forth the schedule of the annual retainer and committee membership fees for non-employee directors for fiscal 2017.

Type of Fee	Current Annual Fee
Annual Retainer	$75,000
Additional Non-Executive Chairman of the Board Retainer	$100,000
Additional Committee Retainers
• Audit Committee	$15,000
• Compensation Committee	$12,500
• Governance Committee	$10,000
Additional Committee Chairman Retainers
• Audit Committee	$25,000
• Compensation Committee	$22,500
• Governance Committee	$12,500

If our Chairman of the Board is not one of our employees, he or she is entitled to the additional Non-Executive Chairman of the Board Retainer referred to above.

Non-employee directors do not receive a separate fee for each Board of Directors or committee meeting they attend. However, we reimburse our non-employee directors for reasonable out-of-pocket expenses incurred to attend each Board of Directors or committee meeting.

Non-Employee Director Equity Awards

Non-Employee Director Restricted Stock Unit Grant Program. Our Board of Directors has adopted a Non-Employee Director Restricted Stock Unit Grant Program under our 2004 Performance Incentive Plan. For fiscal 2017, the Non-Employee Director Restricted Stock Unit Grant Program provided that each of our non-employee directors automatically receive, immediately following each annual meeting of stockholders if he or she has been reelected as a director at that annual meeting, an award of RSUs equal in value to $225,000 (or, in the case of our non-employee director serving as Chairman of the Board, $275,000, or Lead Independent Director, $255,000), based on the closing market value of an equivalent number of shares of our common stock on the grant date, rounded down to the nearest whole share. We award non-employee directors who are newly elected or appointed to our Board of Directors after the date of the annual meeting for a given year a prorated award of RSUs for that year. We also award members of our Board of Directors a prorated award of RSUs upon or as soon as practical after first becoming a non-employee director by virtue of retiring or otherwise ceasing to be employed by us after the annual meeting for a given year. The number of RSUs subject to this prorated award is equal to the following, rounded down to the nearest whole share: (i) the number of units subject to the immediately preceding annual unit award, divided by (ii) 365, multiplied by (iii) the number of days from the date such individual first becomes a non-employee director until the anticipated date for the immediately following annual meeting of stockholders. Each award of RSUs represents the right to receive an equivalent number of shares of our common stock on the applicable vesting date.

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DIRECTOR COMPENSATION

The RSUs granted in fiscal 2017 vest 100% upon the earlier of (i) the first anniversary of the grant date, or (ii) immediately prior to the first annual meeting of stockholders held after the grant date. If dividends are paid prior to the vesting and payment of any RSUs granted to our non-employee directors, the director is credited with additional RSUs as dividend equivalents that are subject to the same vesting requirements as the underlying RSUs.

Director Stock Ownership Guidelines. Under our director stock ownership guidelines, directors are prohibited from selling any shares of our common stock (other than in a same-day sale in connection with an option exercise to pay the exercise price of the option or to satisfy any applicable tax withholding obligations) unless they own “qualifying shares” with a market value of at least $375,000. Common stock, RSUs, deferred stock units and common stock beneficially owned by the director by virtue of being held in a trust, by a spouse or by the director’s minor children are considered qualifying shares for purposes of the stock ownership requirement. Shares the director has a right to acquire through the exercise of stock options (whether or not vested) are not counted towards the stock ownership requirement.

Deferred Compensation Plan for Non-Employee Directors

For each calendar year, we permit each non-employee director to defer payment of between a minimum of $2,000 and a maximum of 80% of any cash compensation to be paid to the director during the following calendar year in accordance with our Deferred Compensation Plan. We also permit non-employee directors to defer payment of any RSUs awarded under our Non-Employee Director Restricted Stock Unit Grant Program beyond the vesting date of the award. RSUs and other amounts deferred in cash by a director are generally credited and payable in the same manner as amounts deferred by our executive officers and other participants in our Deferred Compensation Plan as further described in the “Fiscal 2017 Non-Qualified Deferred Compensation Table.”

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EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

Listed below are all of our executive officers, followed by a brief account of their business experience during the past five years. Executive officers are normally appointed annually by our Board of Directors at a meeting of the directors immediately following the annual meeting of stockholders. There are no family relationships among these officers nor any arrangements or understandings between any officer and any other person pursuant to which an officer was selected.

Name	Age	Position
Stephen D. Milligan	54	Chief Executive Officer
Michael D. Cordano	53	President and Chief Operating Officer
Mark P. Long	50	President WD Capital, Chief Strategy Officer and Chief Financial Officer
Manish H. Bhatia	45	Executive Vice President, Silicon Operations
Jacqueline M. DeMaria	55	Executive Vice President and Chief Human Resources Officer
Martin R. Fink	52	Executive Vice President and Chief Technology Officer
Michael C. Ray	50	Executive Vice President, Chief Legal Officer and Secretary
Srinivasan Sivaram	57	Executive Vice President, Memory Technology

STEPHEN D. MILLIGAN	• Mr. Milligan was appointed Chief Executive Officer in January 2013. Biographical information regarding Mr. Milligan is set forth in the section entitled “Proposal 1: Election of Directors.”
Chief Executive Officer

MICHAEL D. CORDANO

•     Mr. Cordano has served as our President and Chief Operating Officer since October 2015, having previously served as President of our HGST subsidiary from July 2012 to October 2015.

•     Prior to that, Mr. Cordano served as HGST’s executive vice president, sales & marketing, and president, branded business, from April 2009 to March 2012. From February 2005 to April 2009, he served as chief executive officer and co-founder of Fabrik, Inc., which was acquired by HGST in April 2009. From 1994 to February 2005, he served in various roles of increasing responsibility at Maxtor Corporation, including as the executive vice president of worldwide sales and marketing from April 2001 to February 2005, where he formed and managed the branded products business unit.

President and Chief Operating Officer

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EXECUTIVE OFFICERS

MARK P. LONG

•   Mr. Long has served as our President WD Capital, Chief Strategy Officer and Chief Financial Officer since November 2016, having previously served as our Executive Vice President, Chief Financial Officer and Chief Strategy Officer from September 2016 to October 2016, our Executive Vice President, Finance and Chief Strategy Officer from July 2016 to September 2016, our Executive Vice President and Chief Strategy Officer from August 2015 to July 2016, our Executive Vice President, Strategy & Corporate Development from February 2013 to August 2015 and in various consulting capacities for Western Digital from March 2012 to February 2013.

•   Prior to that, Mr. Long served as HGST’s senior vice president, strategy and corporate development from July 2010 to March 2012. From August 2005 to July 2010, he served as managing director of VisionPoint Capital, where he provided merger and acquisition and corporate finance services to a range of technology companies, including Fabrik, Inc., which was acquired by HGST in April 2009. Mr. Long previously served as a senior executive with both public and private venture-backed technology companies and was an investment banker with Credit Suisse First Boston and Deutsche Bank Securities.

President WD Capital, Chief Strategy Officer and Chief Financial Officer

MANISH H. BHATIA

•   Mr. Bhatia has served as our Executive Vice President, Silicon Operations, since May 2016.

•   Prior to that, Mr. Bhatia served as SanDisk’s executive vice president, worldwide operations, from April 2016 until our acquisition of SanDisk in May 2016, senior vice president, worldwide operations, from March 2012 to April 2016, vice president, worldwide operations, from March 2010 to March 2012, vice president of the strategic program office from March 2009 to March 2010, senior director of the strategic program office from March 2008 to March 2009, senior director of silicon procurement from January 2007 to January 2008, and director of silicon procurement from January 2006 to January 2007. Mr. Bhatia previously served as director of operations for Matrix Semiconductor, Inc. from August 2000 until it was acquired by SanDisk in January 2006. Prior to Matrix Semiconductor, he held positions at McKinsey & Company and Saint Gobain Corporation.

Executive Vice President, Silicon Operations

JACQUELINE M. DEMARIA

•   Ms. DeMaria has served as our Executive Vice President and Chief Human Resources Officer since November 2015, having previously served as our Senior Vice President, Global Human Resources from November 2009 to November 2015, and as our Vice President, Human Resources from July 2005 to November 2009.

•   Prior to that, Ms. DeMaria served as senior vice president, human resources, at Earth Tech from April 2004 to July 2005, chief people officer at Overture from January 2001 to April 2003, and vice president, human resources, at Mitsubishi Motors North America from October 1997 to December 2000. Before joining Mitsubishi, she held various senior human resources roles with Southern California Edison.

Executive Vice President and Chief Human Resources Officer

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EXECUTIVE OFFICERS

MARTIN R. FINK

•   Mr. Fink has served as our Executive Vice President and Chief Technology Officer since February 2017, having previously served as our Chief Technology Officer from January 2017 to February 2017.

•   Prior to that, Mr. Fink served as executive vice president and chief technology officer of HP Labs at Hewlett Packard Enterprise from November 2012 until his retirement in November 2016. Mr. Fink previously served as senior vice president and general manager of business critical systems at Hewlett Packard Enterprise from November 2006 to November 2012, vice president and general manager of the nonstop enterprise division and open source and Linux organization at Hewlett Packard Enterprise from November 2000 to November 2006 and in a number of business and technology leadership roles at Hewlett Packard Enterprise since joining the company in 1985.

•   Mr. Fink currently serves as a director of Hortonworks, Inc.

Executive Vice President and Chief Technology Officer

MICHAEL C. RAY

•   Mr. Ray has served as our Executive Vice President, Chief Legal Officer and Secretary since November 2015, having previously served as our Senior Vice President, General Counsel and Secretary from April 2011 to November 2015, our Vice President, General Counsel and Secretary from October 2010 to April 2011, and in a number of positions in our legal department, ranging from Senior Counsel to Vice President, Legal Services, from September 2000 to October 2010.

•   Prior to that, Mr. Ray served as corporate counsel for Wynn’s International, Inc. from September 1998 to September 2000. Mr. Ray previously served as a judicial clerk to the U.S. District Court, Central District of California, and practiced law at O’Melveny & Myers LLP.

Executive Vice President, Chief Legal Officer and Secretary

SRINIVASAN SIVARAM

•   Dr. Sivaram has served as our Executive Vice President, Memory Technology, since May 2016.

•   Prior to that, Dr. Sivaram served as SanDisk’s executive vice president, memory technology, from February 2015 until our acquisition of SanDisk in May 2016, senior vice president, memory technology, from June 2013 to February 2015 and vice president, technology, from January 2005 to March 2007. Dr. Sivaram previously served as chief operating officer for Matrix Semiconductor, Inc. from November 1999 until it was acquired by SanDisk in January 2006. From July 1986 to October 1999, Dr. Sivaram held various engineering and management positions at Intel Corporation. Dr. Sivaram also served as chief executive officer of Twin Creeks Technologies, Inc. from January 2008 to December 2012.

Executive Vice President, Memory Technology

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis Table of Contents

32	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

OUR NAMED EXECUTIVE OFFICERS

When we refer to our “named executive officers,” “executives” or “executive officers” in this section, we mean:

Stephen D. Milligan	Chief Executive Officer
Michael D. Cordano	President and Chief Operating Officer
Mark P. Long	President WD Capital, Chief Strategy Officer and Chief Financial Officer
Martin R. Fink	Executive Vice President and Chief Technology Officer
Michael C. Ray	Executive Vice President, Chief Legal Officer and Secretary
Olivier C. Leonetti	Former Chief Financial Officer, who left the role effective as of September 1, 2016

Under SEC rules, the individuals listed above are our named executive officers for fiscal 2017 and are listed in the “Fiscal Years 2015 — 2017 Summary Compensation Table.”

EXECUTIVE SUMMARY

Business Highlights

We are rapidly moving into a data-centric world, and the volume and value of data continue to increase. In response to this evolution, we have transformed our company into a global leading developer, manufacturer and provider of data storage devices and solutions.

Managing our global business to provide long-term value for our stockholders requires a team of passionate, innovative, dedicated and experienced executives. Our overriding executive compensation philosophy is clear and consistent —we pay for performance. Our executives are accountable for the performance of the company and the operations they manage and are compensated primarily based on that performance. We believe that our executive compensation program contributes to a high-performance culture where executives are expected to deliver results that drive sustained profitable growth.

As we continued to embark on our multi-year transformation, our executive leadership team made substantial progress in the integrations of SanDisk and HGST. We also continued to focus on the execution of our strategy to position our company for long-term growth. During fiscal 2017, our management team drove strong performance and made significant progress toward our long-term goals.

Multi-Year Strategic Transformation With Critical Integration Efforts in Fiscal 2017

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COMPENSATION DISCUSSION AND ANALYSIS

Core Components of Fiscal 2017 Compensation

To appropriately incentivize, retain and reward our management team at this critical time, the Compensation Committee continues to make compensation decisions in the context of an overarching pay-for-performance philosophy.

Core Components of Fiscal 2017 Compensation		Performance Link

Base Salary	• Competitive with market and industry norms • Reflects individual experience and contributions	Fixed compensation
Short-Term Incentive (STI) Compensation	• Provides incentive to drive near-term financial goals that support long-term objectives • Measured semi-annually to ensure goals reflect the impact of rapidly evolving industry-related externalities	Adjusted EPS
Long-Term Incentive (LTI) Compensation Awards	• Performance Stock Units (PSUs) —
	O Annual LTI PSUs: Measures performance over two years, which represents a long-term performance period in the context of our rapidly evolving industry; cliff vesting after two years	O Revenue, adjusted EPS and adjusted cash flow from operations O Relative TSR hurdle O TAM adjustment factor
	O Integration PSUs: Measures performance over 27 months	Reported synergies
	• Stock Options — O Provides alignment with stockholders and long-term stock value O Vest over 4 years	Stock price increase
	• Restricted Stock Units (RSUs) — O Provides alignment with stockholders and retention value O Vest over 4 years	Stock price

Key Compensation Changes in Fiscal 2017

We believe that executive officer compensation for fiscal 2017 was consistent with the objectives of our compensation philosophy and with our performance and strategic goals. The changes effective for fiscal 2017 further align our program with our business evolution and reflect stockholder feedback.

Component	Key Change	Rationale

Base Salary

Increased base salary levels for four named executive
officers:

•      Mr. Milligan’s salary increased by 9.5%

•      Mr. Cordano’s salary increased by 10.3%

•      Mr. Ray’s salary increased by 10%

•      Mr. Long’s salary increased by 25%

•       Changes align with our pay positioning strategy

•       Reflects increased responsibilities in connection with integration activities and executing on transformation and growth strategy

•       For Mr. Long, also reflects increased responsibilities in connection with his appointment as both Chief Financial Officer and Chief Strategy Officer

STI	Increased target bonus level for Mr. Long by 10%	• Reflects increased responsibilities in connection with his appointment as both Chief Financial Officer and Chief Strategy Officer
LTI Grants	Increased usage of PSUs (comprising 75% of Mr. Milligan’s award mix)	• Further aligns executives’ interests with stockholder interests and underscores performance link to compensation
	Lengthened RSU vesting to four years	• Encourages retention and aligns executives’ interests with stockholder interests
	Granted fiscal 2017-2018 PSUs with (i) TAM adjustment factor based on revenue and (ii) performance goals based on revenue, adjusted EPS and adjusted cash flow from operations	• Aligns with business strategy to drive execution

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COMPENSATION DISCUSSION AND ANALYSIS

Performance-Based Award Achievement and Payouts in Fiscal 2017

As further described below under the discussion relating to our STI and LTI programs, the Compensation Committee approved the following payouts with respect to performance-based awards in fiscal 2017:

Fiscal 2017 Payout Decisions
Award	Achievement	Rationale
STI Payouts
First Half Fiscal 2017	Paid out at 200% of target level	• Based on achievement of adjusted EPS goal above maximum performance level • Payout capped at 200%
Second Half Fiscal 2017	Paid out at 140% of target level	• Based on achievement of adjusted EPS goal above maximum performance level • Compensation Committee exercised downward discretion, reducing payout from 200% to 140%
PSU Achievement and Payout
Fiscal 2016- 2017 PSU Awards	Paid out at 90% of target level	Based on achievement of pre-established cumulative revenue and operating income goals over two-year period, with consideration given to changes in our business
Mr. Long’s Strategic PSU Award	Credited at 297% and 150% of target level for two performance goals	Based on above-target achievement of pre-established strategic and financial metrics over each performance period
Integration PSU Awards	Credited at 300% of target level for first performance period	Based on above-target achievement of pre-established reported synergies and cost savings metrics over performance period

Say-on-Pay Advisory Vote and Stockholder Engagement

At our 2016 annual meeting of stockholders, more than 93% of the votes cast on the advisory Say-on-Pay proposal indicated approval of the fiscal 2016 compensation of our named executive officers. The Compensation Committee believes that the vote outcome is an indication that stockholders generally approve of the structure of our executive compensation program.

In addition, during the past year, our directors and management contacted the holders of approximately 54% of our outstanding shares, and engaged in discussions with investors representing approximately 45% of our outstanding shares. During these discussions, we obtained stockholder input on a number of issues, including our transformation progress and how the evolution in our business has been reflected in our executive compensation program. Stockholders were broadly supportive of our compensation program and the structural changes made for fiscal 2017, including the use of a higher proportion of PSUs and the lengthening of the RSU vesting schedule. The Compensation Committee values this direct input from our stockholders and welcomes ongoing feedback. Stockholders will have an opportunity to cast an advisory vote in connection with named executive officer compensation. For additional information about our stockholder engagement program, please see the section entitled “Corporate Governance — Stockholder Engagement.”

OUR EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

Our compensation philosophy for our executive officers is based on the belief that the interests of our executives should be closely aligned with our long-term performance and return to our stockholders. To support this philosophy, a large portion of each executive officer’s compensation is placed “at risk” and linked to the accomplishment of specific financial or operational goals that we expect will lead to increased long-term value for our stockholders.

Our compensation policies and programs are designed to:

•	attract, develop, reward and retain highly qualified and talented individuals;

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COMPENSATION DISCUSSION AND ANALYSIS

•	motivate executives to improve the overall performance and profitability of our company as well as the business group for which each executive is responsible, and reward executives when specific measurable results have been achieved;

•	encourage accountability by giving the Compensation Committee flexibility to take each executive’s individual contribution and performance into account in determining salaries and incentive awards;

•	tie incentive awards to financial and strategic metrics that we believe drive the performance of the company over the long term to further reinforce the linkage between the interests of our stockholders and our executives; and

•	help ensure compensation levels are both externally competitive and internally equitable.

ALLOCATION OF TARGET TOTAL DIRECT COMPENSATION

The Compensation Committee does not use a specific formula for allocating total direct compensation between variable and fixed compensation, between annual and long-term compensation and between cash and non-cash compensation. However, the Compensation Committee believes that a substantial portion of total direct compensation should be at-risk compensation, with the percentage of the executive’s compensation that is at risk increasing as the executive’s responsibility increases. The Compensation Committee believes that this philosophy assists in achieving the compensation objectives of motivating executives to improve our overall performance over the long term, encouraging accountability and better linking the interests of our stockholders with those of our executives.

As illustrated in the charts below, approximately 90% of Mr. Milligan’s target total direct compensation for fiscal 2017, and approximately 85% (on average) of our other named executive officers’ target total direct compensation for fiscal 2017, was “at risk” in that it was variable and based on our stock price performance or achievement of other specified financial and strategic performance goals. We use “target total direct compensation” to mean the executive’s base salary for fiscal 2017, annual STI target bonus opportunity for fiscal 2017 and LTI compensation grant at midpoint of fiscal 2017 grant guidelines, as discussed below.

DETERMINATION OF EXECUTIVE COMPENSATION

Role of the Compensation Committee

Our executive compensation program is administered by the Compensation Committee. The Compensation Committee is responsible for approving all elements of compensation for our executive officers. The Compensation Committee generally reviews the performance and compensation of our executive officers on an annual basis and at the time of hiring, promotion or other change in responsibilities. The Compensation Committee’s annual review typically occurs near the end of the prior fiscal year and beginning of the new fiscal year, with the review for fiscal 2017 compensation occurring at the end of fiscal 2016 and continuing early into fiscal 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

Except as otherwise noted in this Compensation Discussion and Analysis, the Compensation Committee’s executive compensation decisions are subjective and the result of the Compensation Committee’s business judgment. The Compensation Committee’s business judgment is informed by the experiences of the Compensation Committee members as well as input from Mercer, its independent compensation consultant. In addition, in setting the compensation for our executives, the Compensation Committee generally considers a variety of factors, with no one factor being determinative or carrying a specified weight. These factors include our target pay positioning strategy relative to our peers (described below), all elements of compensation, our compensation philosophy and objectives and a subjective evaluation of other relevant facts and circumstances, including the following:

•	the executive’s experience, performance and judgment;

•	survey and peer company market data prepared by the Compensation Committee’s independent compensation consultant, as explained in more detail below;

•	for executives other than our Chief Executive Officer, our Chief Executive Officer’s recommendations;

•	internal pay equity;

•	tally sheets;

•	succession planning and retention objectives;

•	past and expected future contributions of the executive;

•	current and historical company performance and strategic and financial goals;

•	feedback from our stockholders; and

•	market performance and general economic conditions.

Role of Executive Officers

While no executive participates in any discussions or decisions regarding his or her own compensation, certain of our executive officers and other employees assist the Compensation Committee in the administration of our executive compensation process. Our Chief Executive Officer works with our Chief Human Resources Officer in reviewing the performance of the other named executive officers and developing recommendations to the Compensation Committee regarding the base salaries, bonuses, equity awards and other incentive compensation for these executives for consideration by the Compensation Committee at its annual review. While the Compensation Committee considers these recommendations, the Compensation Committee is solely responsible for making the final decision regarding the compensation of our executive officers.

Our Chief Human Resources Officer or her designee also may provide internal and external compensation data to the Compensation Committee and Mercer. Our Chief Financial Officer or his designee may provide input to the Compensation Committee on the financial targets for our performance-based compensation programs and may present data regarding the impact of compensation programs on our financial statements. Our Chief Legal Officer or his designee generally assesses and advises the Compensation Committee regarding legal implications or considerations involving our compensation program.

The Compensation Committee alone is charged with approving the compensation of our Chief Executive Officer, although in determining our Chief Executive Officer’s compensation, the Compensation Committee confers with other members of our Board of Directors, led by our Chairman of the Board and Lead Independent Director, who conduct the evaluation of our Chief Executive Officer’s performance. Our Chief Executive Officer does not participate in deliberations or decisions concerning his own compensation. For a discussion of the process relating to the annual performance evaluation of our Chief Executive Officer, please see the section entitled “Corporate Governance — Chief Executive Officer Evaluation and Succession.”

Role of the Compensation Consultant

The Compensation Committee’s practice has been to retain a compensation consultant to provide objective advice and counsel to the Compensation Committee on all matters related to the compensation of our executive officers and directors, as well as our compensation programs generally. Mercer, a wholly owned subsidiary of Marsh & McLennan

2017 PROXY STATEMENT	37

COMPENSATION DISCUSSION AND ANALYSIS

Companies, Inc. (“MMC”), has been retained by the Compensation Committee as its compensation consultant. The Compensation Committee’s relationship with Mercer is reviewed annually and was continued in fiscal 2017. Mercer communicates regularly with management to gather information and review management proposals but is retained by and reports directly to the Compensation Committee. Mercer attended all in-person meetings of the Compensation Committee held during fiscal 2017. Mercer’s fees for executive compensation consulting in fiscal 2017 were approximately $891,000.

Mercer’s responsibilities for fiscal 2017 generally included:

•	providing recommendations regarding the composition of our peer group (described below);

•	gathering and analyzing publicly available data for the peer group;

•	analyzing pay survey data;

•	providing advice regarding executive compensation practices and trends, including proxy advisory firms’ evolving positions on executive pay;

•	reviewing and advising on director compensation;

•	reviewing and advising on the structure and design of, including the performance measures to be used in, bonus and incentive plans;

•	reviewing and advising on management recommendations regarding target bonus levels, actual bonuses paid and the design and size of equity awards for our executive officers;

•	reviewing and advising on management recommendations regarding the global equity program;

•	advising on the director and executive stock ownership guidelines; and

•	advising on the Compensation Committee’s charter.

During fiscal 2017, Mercer and certain affiliates of MMC were retained by company management to provide other services, including welfare plan consulting, insurance brokerage and actuarial and plan administration services to the company with respect to the company’s general employee benefit plans and programs, as well as compensation and benefits consulting services in connection with the integration of HGST and SanDisk. The aggregate fees paid for the other services in fiscal 2017, either directly by the company or via commissions from third-party insurers, were approximately $5,972,506. These services were approved by company management in the ordinary course of business. Because these other services were in the ordinary course of business, the Compensation Committee did not specifically approve such services, although the Compensation Committee is aware of these other services. Mercer and its affiliates committed to establish and follow safeguards between the executive compensation consultants engaged by the Compensation Committee and the other service providers to the company. Specifically, Mercer provided to the Compensation Committee an annual update on Mercer’s financial relationship with the company, as well as written assurances that, within the MMC organization, the Mercer consultants who perform executive compensation services for the Compensation Committee have a reporting relationship and compensation determined separately from MMC’s other lines of business and from its other work for the company. These safeguards were designed to help ensure that the Compensation Committee’s executive compensation consultants continued to fulfill their role in providing objective, unbiased advice. In addition, in August 2017, the Compensation Committee assessed Mercer’s independence pursuant to applicable SEC and NASDAQ rules. Taking the foregoing safeguards into account, the Compensation Committee concluded that the engagement did not raise any conflicts of interest during fiscal 2017 and currently does not raise any conflicts of interest.

Comparative Market Data

To assist the Compensation Committee during its annual review of the competitiveness of compensation levels and the appropriate mix of compensation elements to our executive officers, Mercer uses comparative market data on compensation practices and programs and provides guidance on industry practices. The Compensation Committee, with guidance from Mercer and input from management, determines the composition of our peer group and reevaluates this group on an annual basis.

38	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

In February 2016, the Compensation Committee approved the following changes to our peer group for fiscal 2017:

•	Removed Broadcom Corporation from the peer group due to its acquisition by Avago Technologies.

•	Added four companies to the peer group based on revenue and industry focus:

•	Flextronics International

•	Corning Inc.

•	NCR Corp.

•	Motorola Solutions Inc.

Accordingly, the peer group for fiscal 2017 consists of 17 U.S.-based technology companies with size (primarily based on revenue) and business characteristics that we believe are comparable to us and who compete with us for executive talent. Most of the companies included in our fiscal 2017 peer group are, like us, included in the Dow Jones US Technology, Hardware & Equipment Index, which the company has selected as the industry index for purposes of the stock performance graph appearing in our 2017 Annual Report. Below are the companies in our peer group for fiscal 2017:

Fiscal 2017 Peer Group Companies
	Revenue(1) ($MM)	Market Value(2) ($MM)	Employees(3)
Advanced Micro Devices, Inc.	$ 4,619	$ 11,756	8,200
Applied Materials Inc.	$12,942	$ 44,393	16,700
Cisco Systems, Inc.	$48,510	$156,437	73,700
Corning Inc.	$ 9,855	$ 27,646	40,700
EMC Corporation	$24,586	$ 56,846	72,000
Flextronics International	$23,994	$ 8,665	200,000
Intel Corporation	$61,711	$158,882	106,000
Micron Technology Inc.	$17,401	$ 33,145	31,400
Motorola Solutions Inc.	$ 6,126	$ 14,179	14,000
NCR Corp.	$ 6,550	$ 4,950	33,500
NetApp Inc.	$ 5,519	$ 10,773	10,100
Qualcomm Inc.	$23,533	$ 81,560	30,500
SanDisk Corporation(4)	$ 5,565	$ 15,460	8,790
Seagate Technology	$10,771	$ 11,493	45,500
TE Connectivity	$12,989	$ 27,956	75,000
Texas Instruments Incorporated	$14,184	$ 76,755	29,865
Xerox Corporation	$10,610	$ 7,302	37,600

Summary Statistics	Revenue(1) ($MM)	Market Value(2) ($MM)	Employees(3)
75th Percentile	$23,533	$56,846	72,000
50th Percentile	$12,942	$27,646	33,500
25th Percentile	$ 6,550	$11,493	16,700
Western Digital Corporation	$19,093	$25,783	67,629

(1)	Represents the most recent four quarters of revenue as of the June 30, 2017 quarter for which public data was available through quarterly and annual reports filed by each company with the SEC. For EMC Corporation and Xerox Corporation, represents revenue based on data that was publicly available as of the date that each such company’s shares ceased to be publicly traded.

(2)	Represents market value as of June 30, 2017, based on publicly traded common stock prices. For EMC Corporation and Xerox Corporation, represents market value based on the common stock price as of the date that each such company’s shares ceased to be publicly traded.

(3)	Represents the number of employees as disclosed in the most recent Form 10-K filed with the SEC as of July 31, 2017. For Western Digital, represents the number of employees as of the end of fiscal 2017, as reported in our 2017 Annual Report on Form 10-K.

(4)	SanDisk was removed as our peer company in May 2016 in connection with our acquisition of SanDisk.

2017 PROXY STATEMENT	39

COMPENSATION DISCUSSION AND ANALYSIS

Western Digital Compared to Peer Group

For fiscal 2017, market data was also collected from the Radford Executive Survey, an independent published survey.

The survey data was filtered for high-technology companies (where such data was not available, the survey was filtered for durable manufacturing companies or general industry), and adjusted to screen for companies with revenue levels comparable to ours. In reviewing this market data, the Compensation Committee did not focus on any particular company used in the survey (other than the peer companies noted above). For individuals who were executive officers at the time of the annual review, the survey data and the peer group data were averaged (with the survey and peer group data weighted equally) to create what we refer to in this section as “composite market data.” The composite market data, along with our target pay positioning strategy outlined below, provided the Compensation Committee a reference point, which was one of several factors (as described above) that it used to make subjective compensation decisions during its fiscal 2017 annual compensation review.

Peer Group Changes Made During Fiscal 2017 for Fiscal 2018 Compensation Decisions

In February 2017, the Compensation Committee approved the following changes to our peer group for fiscal 2018:

•	Removed Xerox Corporation due to the spinning off of its business services unit in January 2017.

•	Removed EMC Corporation due to its acquisition by Dell Inc. in September 2016.

•	Added Broadcom Limited and Hewlett Packard Enterprise (“HPE”) based on revenue and industry focus. The most recently reported trailing four quarter revenue as of the June 30, 2017 quarter for Broadcom Limited and HPE were $16.26 billion and $39.69 billion, respectively, based on public data available through quarterly and annual reports filed by each company with the SEC.

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COMPENSATION DISCUSSION AND ANALYSIS

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Our current executive compensation program consists of several elements. Actual pay for individual executive officers can and does vary from our target pay positioning based on circumstances the Compensation Committee considers appropriate, including, without limitation, to attract or retain critical talent and incentivize and reward an executive’s expected future performance and contributions to the company. As outlined below, we position base pay conservatively against the market, but position short- and long-term incentives based on achievement of what we believe are more aggressive goals. In addition, given our above-median positioning for revenue and employee population relative to our peer group, and our median positioning for market cap relative to our peer group, we believe it is appropriate to target incentive compensation to range from median to above median based on composite market data to offer competitive pay.

We also believe our emphasis on variable compensation is aligned with our focus on operating excellence, allowing our compensation expense to flex up or down more significantly depending on company performance. While actual pay positioning varies by executive from below median to above median, we believe that our broad positioning strategy is necessary to provide the Compensation Committee with the flexibility it needs to attract, retain and motivate a talented and seasoned executive team.

Element of Direct Compensation	Characteristics	Purpose	Target Pay Positioning
Base Salary	• Fixedcomponent. • Annually reviewed by Compensation Committee and adjusted, if and when appropriate.	• Toattract, develop and retain highly-qualified executive talent and to maintain a stable management team. • Tocompensate executives for sustained individual performance.	Generally targeted at the median based on composite market data.
Short-Term Incentives (STI)	• Performance-basedshort-term cash bonus opportunity (typically semi-annual). • Payablebased on level of achievement of Compensation Committee-approved company performance goals.

•   Tomotivate executives to drive overall performance and encourage accountability by rewarding achievement of specific performance goals.

•   Toprovide focus on, and reward achievement of, near-term financial objectives.

•   To attract, develop and retain highly-qualified executive talent.

Targeted at a level such that, when added to base salary, target total annual cash compensation is between the median and the 75th percentile based on composite market data.
Long-Term Incentives (LTI)

•   Entireaward is at-risk.

•   Significantcomponent of the awards is based on performance against pre- established long-term financial goals.

•   Generallygranted annually in the form of a combination of stock options, RSUs and PSUs.

•   Amountsactually realized under awards will vary based on stock price changes.

•   Tocreate direct alignment with stockholder interests.

•   Toprovide focus on long-term value creation and multi-year financial objectives through achievement of specific performance goals.

•   Toallow executives to share in value creation.

•   To attract, develop, reward and retain highly-qualified executive talent.

Targeted at a level such that, when added to target total annual cash compensation, target total direct compensation is between the median and the 75th percentile based on composite market data.

ANNUAL LONG-TERM FIXED VARIABLE

2017 PROXY STATEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS

In addition to these elements of our direct compensation program, we also provide executives with relatively limited and modest perquisites and certain other indirect benefits, including participation in certain post-employment compensation arrangements. For a description of these other features of our compensation program, please refer to the section below entitled “Other Features of our Executive Compensation Program.”

The following sections describe each element of our direct compensation program in more detail.

Base Salary

Executive officers are paid a base salary that the Compensation Committee believes is competitive to attract highly-qualified executive talent and to maintain a stable management team. Base salaries are generally reviewed by the Compensation Committee as part of its annual compensation review and at the time of hiring, a promotion or other change in responsibilities. Base salary levels for our executive officers are determined by the Compensation Committee after considering our pay positioning strategy and a subjective evaluation of such factors as the competitive environment, our financial performance, the executive’s experience level and scope of responsibility, and the overall need and desire to retain the executive in light of current performance, expected future performance, future potential and the overall contribution of the executive. The Compensation Committee exercises its judgment based on all of these factors in making its decisions. No specific formula is applied to determine the weight of each criterion.

Short-Term Incentives

Our STI explicitly links cash bonuses for executive officers and other participating employees to our financial performance. We believe that the STI is a valuable component of our overall compensation program because it assists us in achieving our compensation objective of motivating our executives to achieve, in a consistent, regular manner, financial goals that help to drive our overall annual financial performance during the course of the fiscal year. The STI also encourages accountability by rewarding executives based both on the actual financial performance achieved as well as a subjective evaluation by the Compensation Committee of other discretionary factors such as individual and business group performance.

•	The six-month performance period under our STI program reinforces our focus on strong operational execution of key near-term milestones that support our long-term goals.

•	Setting goals on a six-month basis allows us to more aggressively recalibrate goals in the face of industry dynamics that unfold over the course of a year. In many instances, this can lead to more aggressive goal-setting than might otherwise be the case if goals are adjusted for industry dynamics over an annual period.

•	The short-term focus of the STI provides balance to the long-term emphasis of our annual LTI program, although we believe that it is important to more heavily weight our annual LTI program than our STI program in each executive’s target total direct compensation opportunity to ensure an overarching long-term focus.

The Compensation Committee establishes target bonus opportunities under the STI for each executive officer that are expressed as a percentage of each executive’s base salary for the performance period, which is typically a semi-annual period. In establishing these target bonus opportunities, the Compensation Committee refers to our target pay positioning strategy for short-term incentives and its own subjective evaluation of the executive’s position and responsibility.

STI Target Setting Process

Shortly after the start of each performance period, the Compensation Committee establishes STI achievement levels of specific operating and/or financial performance goals that correspond to payout opportunities that range from 0% to 200% of the target bonus opportunity for executive officers for a semi-annual performance period.

The Compensation Committee establishes rigorous STI performance metrics that are directly tied to our executives’ ability to increase stockholder value. In setting the STI performance metrics semi-annually, the Compensation Committee considers the macro-economic environment, industry-specific conditions and prior-year actual performance, among other factors. The Compensation Committee also considers recent trends and developments in the business that are expected to impact financial results.

42	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee establishes rigorous STI performance metrics and targets that are directly tied to long-term value drivers of our business. In setting the STI performance targets semi-annually, the Compensation Committee considers the macro-economic environment, industry-specific conditions, business changes and prior-year actual performance, among other factors. The Compensation Committee also considers how the transformation of our company is expected to impact financial results.

At the end of the applicable performance period, the Compensation Committee determines the STI achievement level for executive officers based upon our performance against the goals established for the period. The STI achievement rate determines the overall funding level for bonus payments to our executives for the applicable performance period.

The achievement rate ranges from a threshold of 80% to a maximum of 126% of achievement on the leverage curve. If performance results in an achievement rate that is less than 80%, no bonus is payable under the STI with respect to that performance goal. The achievement rate corresponds to a payout rate ranging from a threshold payout of 50% to a maximum payout of 200%. The Compensation Committee may adjust the payout rate percentage (subject to a cap of 200% for each semi-annual performance period) based upon the recommendation of our Chief Executive Officer (other than with respect to our Chief Executive Officer’s bonus) and/or a subjective evaluation of the company’s performance as well as changes in the business and industry that occur during the performance period and how well we and our executive officers were able to adapt to those changes.

The STI leverage curve is designed to reward higher achievement of performance, with a lower achievement rate resulting in a decline in the payout rate or no payout. An achievement rate above target results in a larger increase in the payout rate, subject to the 200% cap on the payout rate for the semi-annual performance period.

Performance Level	Achievement Rate	Payout Rate
Below Threshold	<80%	0%
Threshold	80%	50%
Target	100%	100%
Maximum	≥126%	200% (capped)

Actual bonus amounts to the executive officers for each performance period under the STI typically are calculated by multiplying the executive’s target semi-annual bonus opportunity by the STI payout rate percentage approved by the Compensation Committee based on achievement of the applicable performance metrics.

Long-Term Incentives

A substantial portion of each named executive officer’s compensation is comprised of long-term equity-based incentive compensation. Regular annual LTI awards, with long-term financial performance goals and vesting schedules, help link the officer’s interests with the long-term interests of our stockholders.

Annual LTI Program

Under our annual LTI program, a combination of stock options, RSUs and PSUs are generally granted on an annual basis to our executive officers. The Compensation Committee has established annual LTI grant guidelines for the grant date fair value (as determined for purposes of financial reporting) of the annual LTI awards granted to each of our executive officers in a particular fiscal year, which are based on the individual’s position level and our pay positioning strategy and are expressed as a percentage range of the individual’s annual base salary level. The annual LTI grant guidelines are reviewed and approved by the Compensation Committee during its annual compensation review after review of the composite market data and consultation with Mercer and management.

2017 PROXY STATEMENT	43

COMPENSATION DISCUSSION AND ANALYSIS

The following table presents the fiscal 2017 annual LTI grant guidelines for our named executive officers with respect to the grants made in August 2016:

Position	Annual LTI Grant Guideline As % of Base Salary
Chief Executive Officer	600% – 1,000%
President and Chief Operating Officer	500% – 700%
Chief Strategy Officer and Chief Financial Officer(1)	400% – 600%
Executive Vice Presidents	200% – 500%

(1)	In fiscal 2017, the Compensation Committee approved increasing Mr. Long’s annual LTI grant guideline midpoint from 400% to 500% of his base salary in connection with his appointment as both Chief Financial Officer and Chief Strategy Officer to reflect his increased responsibilities and better align with composite market data for his role as well as our pay positioning strategy.

These LTI ranges provide a guideline for the Compensation Committee when determining the grant value of the awards to each executive under the annual LTI program. In determining the actual grants made to each executive, the Compensation Committee also considers our target pay positioning strategy, the recommendation of our Chief Executive Officer (other than for our Chief Executive Officer’s annual LTI award), the current compensation package and the value of unvested equity awards, as well as a subjective evaluation of the executive’s individual performance, current responsibilities, expected future contributions and value to the company. No specific formula is applied to determine the weight of each criterion.

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COMPENSATION DISCUSSION AND ANALYSIS

Once the grant values for these executives are determined, the Compensation Committee determines the appropriate allocation of the grant value among our LTI award types. The following table explains in more detail the award types we granted in fiscal 2017 under our annual LTI program and how they help accomplish our compensation objectives.

Element of Annual LTI Program	Characteristics	Vesting	Purpose
Fiscal 2017-2018 PSUs

Represent right to receive a number of shares that can vary from 0% to 200% or 300% of the target level based on achievement of certain performance milestones approved by the Compensation Committee, as further described below.

		Cliff vest after two years.	Focus executives on the achievement of key financial operating objectives over a multi-year period. Help align executives’ interests with those of our stockholders.
RSUs	Represent the right to receive shares at the time the award vests. Value of RSUs fluctuates as the value of our common stock increases or decreases.	Vest over a four-year period, contingent upon continued employment.	Help align executives’ interests with those of our stockholders. Serve as a retention incentive.
Stock Options	Granted with an exercise price equal to the closing price of our common stock on the NASDAQ Stock Market on the date of grant.	Vest in periodic installments over a four-year period, contingent upon continued employment.

Inherently performance-based by providing value only if our stock price increases over time after the grant of an award. Motivate executives to contribute to long-term growth and profitability of the company thereby creating value for stockholders. Serve as a retention incentive.

Additional LTI Awards

In addition to our annual LTI program, special LTI cash and/or equity awards outside of our annual LTI program may be granted from time to time to achieve specific objectives. For example, in fiscal 2017, the Compensation Committee granted an Integration PSU award to Mr. Long in connection with his appointment as both Chief Financial Officer and Chief Strategy Officer, as further described below.

EXECUTIVE OFFICER COMPENSATION FOR FISCAL 2017

Base Salary

The Compensation Committee approved increases in the base salary levels of Messrs. Milligan, Cordano, Long and Ray after a review of the relevant composite market data, our pay positioning strategy and increased responsibilities in light of our transformative events and integrations relating to major acquisitions. The Compensation Committee determined it would be appropriate to position each executive’s total direct compensation to be between the median and the 75th percentile of our peer group, consistent with our pay positioning strategy.

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COMPENSATION DISCUSSION AND ANALYSIS

Specifically, the Compensation Committee determined it would be appropriate to increase Mr. Milligan’s base salary level in light of the fact that his total direct compensation fell below the median of our peer group for his position (taking into account the removal of SanDisk from our peer group after the acquisition of SanDisk). In addition, Mr. Milligan’s base salary level had not been adjusted for three years, with the last increase occurring in July 2013.

In addition, the Compensation Committee approved an increase to Mr. Long’s base salary in light of his additional role and increased responsibilities in connection with his appointment as both Chief Financial Officer and Chief Strategy Officer.

The Compensation Committee determined it was appropriate to approve a base salary level of $600,000 for Mr. Fink, who was appointed as our Chief Technology Officer during fiscal 2017, based on relevant composite market data for the role, as well as the increasing importance of the Chief Technology Officer role during this period of transformation and building our storage and memory leadership position.

Each named executive officer’s base salary level for fiscal 2017 is reflected below:

Named Executive Officer	Base Salary Level	Change from Fiscal 2016
Stephen D. Milligan	$1,150,000	+$100,000 (9.5%)
Michael D. Cordano	$ 800,000	+$75,000 (10.3%)
Mark P. Long	$ 625,000	+$125,000 (25%)
Martin R. Fink	$ 600,000	N/A
Michael C. Ray	$ 550,000	+$50,000 (10%)
Olivier C. Leonetti	$ 500,000	N/A

Short-Term Incentives

Target Bonus Level Opportunities

The Compensation Committee approved an increase in the target bonus level of Mr. Long, from 100% to 110% of base salary, in connection with his additional role and increased responsibilities as both Chief Financial Officer and Chief Strategy. The Compensation Committee concluded that the target bonus levels for our remaining named executive officers were within a reasonable range of our stated pay positioning strategy and, as a result, no adjustments were made to the target bonus levels for our remaining named executive officers.

Each named executive officer’s annual target bonus opportunity for fiscal 2017 is reflected below:

Named Executive Officer(1)	Annual Target Bonus Opportunity (as Percentage of Base Salary)
Stephen D. Milligan	150%
Michael D. Cordano	125%
Mark P. Long	110%
Martin R. Fink	110%
Michael C. Ray	85%

(1)	Mr. Leonetti was not eligible to earn a bonus opportunity in fiscal 2017 due to his departure from the company in October 2016.

STI Performance Goals

The Compensation Committee selected adjusted EPS as the financial measure under the STI because it believed that adjusted EPS is an appropriate holistic metric for corporate-level executives in order to measure the level of the company’s overall short-term performance.

For fiscal 2017, the Compensation Committee provided that adjusted EPS was calculated as EPS under GAAP, adjusted to exclude certain material, non-recurring or unusual items that were unrelated to the day-to-day execution of our

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COMPENSATION DISCUSSION AND ANALYSIS

business, including accounting charges relating to certain acquisitions and the other items noted below, and that we believe are not indicative of the underlying performance of the business. The adjusted EPS measure is a financial measure that is not based on GAAP. We believe that excluding certain items for purposes of the adjusted EPS measure used in our STI program provides a better understanding of the magnitude of the change in earnings between performance periods due to the underlying performance of the business. The footnotes to the STI achievement and payout tables that follow provide a reconciliation of the GAAP measure of EPS to the adjusted EPS measure used in determining the STI bonuses.

In setting the STI target for the first half of fiscal 2017, the Compensation Committee considered factors relating to the recent closing of the SanDisk acquisition, including the additional interest expense related to new debt issued in connection with the acquisition and the increase in our common shares outstanding. The Compensation Committee believed that these factors would, and they did, affect our adjusted EPS. For these reasons, the Compensation Committee believed it was appropriate to set the adjusted EPS target for STI for the first half of fiscal 2017 at $2.04, which was lower than the target for the prior year.

STI Achievement and Payout – First Half of Fiscal 2017

The Compensation Committee noted that the company’s adjusted EPS for the first half of fiscal 2017 was $3.14, compared to the target of $2.04, resulting in an achievement rate of 154% and a capped payout rate of 200% for Messrs. Milligan, Cordano, Long and Ray after applying the leverage curve.

The following table reflects the target goals under the STI for the first half of fiscal 2017, the achievement rates of the goals, the resulting bonus payout rates and the actual bonus payments to each named executive officer for the first half of fiscal 2017.

First Half of Fiscal 2017 STI Bonus Awards

Name(1)	Metric	Target Goal	Achievement(2)	Plan Achievement Rate	Bonus Payout Rate	Target STI Bonus %	Target Semi- Annual STI Bonus	Actual STI Bonus Amount
Stephen D. Milligan	Adj. EPS	$2.04	$3.14	154%	200%	150%	$862,500	$1,725,000
Michael D. Cordano	Adj. EPS	$2.04	$3.14	154%	200%	125%	$500,000	$1,000,000
Mark P. Long	Adj. EPS	$2.04	$3.14	154%	200%	110%	$343,750	$687,500
Michael C. Ray	Adj. EPS	$2.04	$3.14	154%	200%	85%	$233,750	$467,500

(1)	Mr. Fink, who was hired in January 2017, was not eligible to participate in the STI for the first half of fiscal 2017. Mr. Leonetti was not eligible to earn a bonus opportunity under the STI in fiscal 2017 due to his departure from the company in October 2016.

(2)	Net income under GAAP for the first half of fiscal 2017 was a loss of $131 million, or $0.46 per share, which included a net $1.048 billion in material or unusual charges that we believe are not indicative of the underlying performance of the business. These charges consisted of $519 million related to amortization of acquired intangible assets; $113 million for employee termination, asset impairment and other charges; $86 million for charges related to cost-savings initiatives; $33 million of acquisition-related charges; $267 million of debt extinguishment costs; $6 million of convertible debt activity; $14 million of other charges; and $10 million of income tax adjustments. As a result, the adjusted EPS for the first half of fiscal 2017 used in determining the STI bonuses was $3.14.

STI Achievement and Payout – Second Half of Fiscal 2017

For the second half of fiscal 2017, the Compensation Committee established an adjusted EPS target of $4.00. The company’s adjusted EPS for the second half of fiscal 2017 was $5.32, compared to the target of $4.00, resulting in an achievement rate of 133% and payout rate of 200% for our named executive officers after applying the leverage curve.

However, the Compensation Committee used downward discretion to reduce the payout to 140% of the target level for our named executive officers. The Compensation Committee noted that while our named executive officers achieved strong financial performance in the second half of fiscal 2017, downward discretion would be appropriate based on a number of factors, including the named executive officers’ total direct compensation in fiscal 2017 and various market factors.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table reflects the target goals under the STI for the second half of fiscal 2017, the achievement rates of the goals, the resulting bonus payout rates and the actual bonus payments to each named executive officer for the second half of fiscal 2017.

Second Half of Fiscal 2017 STI Bonus Awards

Name	Metric	Target Goal	Achievement(1)	Plan Achievement Rate	Final Bonus Payout Rate(2)	Target STI Bonus %	Target Semi- Annual STI Bonus	Actual STI Bonus Amount
Stephen D. Milligan	Adj. EPS	$4.00	$5.32	133%	140%	150%	$862,500	$1,207,500
Michael D. Cordano	Adj. EPS	$4.00	$5.32	133%	140%	125%	$500,000	$700,000
Mark P. Long	Adj. EPS	$4.00	$5.32	133%	140%	110%	$343,750	$481,250
Martin R. Fink	Adj. EPS	$4.00	$5.32	133%	140%	110%	$289,315(3)	$405,041
Michael C. Ray	Adj. EPS	$4.00	$5.32	133%	140%	85%	$233,750	$327,250

(1)	Adjusted EPS is based on net income under GAAP for the second half of fiscal 2017. Net income based on GAAP for the second half of fiscal 2017 was $528 million, or $1.76 per share, which included a net $1.069 billion in material or unusual charges that we believe are not indicative of our core operating results or the underlying performance of our business. These charges consisted of $643 million in charges related to the amortization of acquired intangible assets; $187 million of stock-based compensation; $119 million for employee termination, asset impairment and other charges; $68 million for charges related to cost saving initiatives; $2 million for acquisition-related charges; $7 million in debt extinguishment costs; and $53 million in other charges; partially offset by $10 million in income tax adjustments. As a result, the adjusted EPS for the second half of fiscal 2017 was $5.32.

(2)	Presented after taking into account the Compensation Committee’s use of downward discretion, as discussed above. The formulaic achievement rate under STI for the second half of fiscal 2017, prior to the downward adjustment, was 200%.

(3)	For Mr. Fink, reflects a target bonus amount prorated to his hire date of January 23, 2017.

Signing Bonus

In connection with Mr. Fink’s commencement of employment as our Executive Vice President and Chief Technology Officer, he received a signing bonus in the amount of $400,000, subject to repayment if he voluntarily terminates employment or we terminate his employment for cause within two years following January 23, 2017. The terms of Mr. Fink’s signing bonus were negotiated with Mr. Fink to induce him to accept our offer of employment.

Long-Term Incentives

Fiscal 2017 LTI Grants

Fiscal 2017-2018 LTI PSU Awards

The annual LTI PSU awards for fiscal 2017-2018 vest based on the achievement of pre-established corporate-level cumulative revenue, adjusted EPS and adjusted cash flow from operations goals, discussed in more detail below.

•

Emphasis on Performance-Based Awards. For Messrs. Milligan, Cordano and Long, the Compensation Committee determined it would be appropriate to weight the mix more heavily toward PSUs to align their focus with our long-term corporate financial objectives and execution strategy, given their roles and overall responsibilities. The

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee determined it would be appropriate to include PSUs in the award mix for Mr. Ray but place less emphasis on PSUs in his award mix given the corporate-level goals applicable to the PSUs in light of his role and area of responsibility. Mr. Fink received RSUs only due to the fact that he commenced employment with us following the start of the performance period for the annual LTI PSUs.

CEO PSU Award. In lieu of RSUs, Mr. Milligan was granted a PSU award comprising 25% of his overall annual LTI award. This PSU award (the “CEO PSU Award”) has similar terms as the annual LTI PSU award, but with a payout range from 0% to 300% and a relative TSR modifier described below. The Compensation Committee determined it was important to place greater emphasis on PSUs granted to Mr. Milligan during this critical time to incentivize Mr. Milligan to execute on our transformation strategy and drive strong financial growth during the fiscal 2017-2018 period. The 300% payout level for the CEO PSU Award can only occur if the company achieves both the maximum financial performance under the plan and the company is in the top quartile in terms of TSR relative to the peer group.

•	Performance Metrics, Performance Period and Payout Range. The actual number of shares that may become earned and payable under the annual LTI PSU awards granted to our named executive officers will generally range from 0% to 200% (0% to 300% for the CEO PSU Award) of the target number of units based on achievement of the specified performance goals over the cumulative two-year period covering fiscal 2017 and 2018:

•	Revenue (40%)

•	Adjusted EPS (40%)

•	Adjusted cash flow from operations (20%)

The Compensation Committee determined that revenue and adjusted EPS are appropriate performance metrics for the 2017-2018 LTI PSUs because they help measure our earnings performance and long-term stockholder value, which further aligns the compensation of our named executive officers to the interests of our stockholders. In addition, the Compensation Committee determined that adjusted cash flow from operations is an appropriate performance metric during this important period in our company’s multi-year transformation because it is representative of cash that is available for strategic opportunities including, among others, investing in our business, making strategic acquisitions, strengthening the balance sheet, servicing debt and paying dividends.

The Compensation Committee determined that a two-year performance period for our annual LTI PSU awards is appropriate because it balances our focus on multi-year financial performance with the need to establish appropriate performance goals in the face of a rapidly changing industry. In addition, utilizing a two-year performance period allows us to set more aggressive goals than might otherwise be the case if goals are probability adjusted for industry uncertainties over a performance period exceeding two years.

•	TSR Hurdle and Modifier. The payout of the annual LTI PSUs will be capped at the target number of PSUs if our TSR is below the 50th percentile of our peer group. If our TSR relative to our peer group is at or above the 50th percentile but below the 60th percentile, the annual LTI PSU payout will be capped at 150%. If our TSR relative to our peer group is at or above the 60th percentile, the annual LTI PSU payout will be determined based on the achievement of the financial metrics alone. The Compensation Committee determined it would be appropriate to include the two relative TSR metric thresholds to help further align executives’ interests with those of our stockholders.

The 50th percentile TSR threshold ensures that payouts based on the operating metrics can only exceed the target level if our relative TSR over the same time period is at least at the median of the TSR of our peer group. The 60th percentile TSR threshold ensures that we pay out at the higher end of the spectrum based on the operating metrics only if our relative TSR over the same time period is also at the higher end of the peer group.

CEO PSU Award. The CEO PSU Award also contains a TSR modifier, which caps the payout at 200% of the target level if relative TSR is above the 60th percentile but below the 75th percentile. In order to achieve a payout above 200%, performance based on the operating metrics must be at or above the 150% payout achievement level and relative TSR must be at least the 75th percentile, in which case, a 50% modifier is applied to increase the operating performance achievement rate, subject to an overall cap of 300% payout for the entire award.

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COMPENSATION DISCUSSION AND ANALYSIS

The TSR modifier ensures that we pay out at the higher end of the range based on excellent operational achievement only if our relative TSR over the same period is at the highest end of the peer group.

The following example illustrates the TSR modifier in the CEO PSU Award:

Overall Achievement Based on Financial Performance Metrics	g	Relative TSR over Performance Period	x	TSR Modifier	=	Final Payout
150%	g	<75th percentile	x	—	=	150%
150%	g	≥75th percentile	x	50%	=	225% (= 150% + (50% x 150%))

•	TAM Adjustment Factor. The cumulative performance goals are generally subject to automatic upward or downward adjustment at the end of the performance period in a relative proportion by which the total available market, or TAM, for revenue during the period exceeds or falls short of the TAM forecasted by our Board of Directors at the time the goals are established.

The TAM adjustment factor is a pre-established modifier that is approved as part of the terms of the annual LTI PSU award at the time the performance goals are approved by the Compensation Committee. After approving the award terms, the Compensation Committee does not use discretion to determine whether or not the adjustment should be applied.

The TAM adjustment factor helps ensure that we are paying for performance relative to the market demand and opportunity available to us and achievement of the goals is not affected by swings in the available market based on revenue. For the fiscal 2017-2018 LTI PSUs, the Compensation Committee determined to base TAM on revenue rather than hard disk drive units to reflect the redirection of our business, from a primarily hard disk drive business to a business focused on multiple data storage solutions, including hard disk drives, SSDs, embedded and removable flash memory and storage-related systems. In addition, the Compensation Committee recognized that a measurement based on units sold was becoming less relevant due to the increasing capacity of our units.

Fiscal 2017 Integration PSU Grant to Mr. Long

In connection with Mr. Long’s appointment as both Chief Financial Officer and Chief Strategy Officer in fiscal 2017, the Compensation Committee approved the grant of a promotion-related Integration PSU award in order to bring the total value of Mr. Long’s Integration PSU award in line with the value granted to other senior executives in fiscal 2016 (which was 75% of the midpoint of their pre-established LTI grant guidelines, as described in our proxy statement for our 2016 annual meeting of stockholders). Mr. Long’s initial Integration PSU award comprised only 25% of his new LTI grant guideline midpoint.

Mr. Long’s fiscal 2017 Integration PSU award has terms and conditions that are generally similar to the Integration PSU awards granted to our other senior executives in fiscal 2016, except that any payout of Integration PSUs is (i) calculated based on the average of the sum of the approved payout rates for first performance period and second performance period, and (ii) subject to cliff vesting in March 2019, rather than vesting in equal installments in March 2018 and March 2019. The Compensation Committee determined it would be appropriate to provide for cliff vesting because Mr. Long’s award was granted after the start of the first performance period. For a description of the Integration PSU program, including performance metrics, performance periods and crediting, please see the section below entitled “Achievement of Milestones under Integration PSU Awards for First Performance Period,” as well as our proxy statement for our 2016 annual meeting of stockholders.

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COMPENSATION DISCUSSION AND ANALYSIS

Prior Year LTI Grants Credited or Vested in Fiscal 2017

Executive	Grant Date	Description
Fiscal 2016-2017 LTI PSUs
Stephen D. Milligan Michael D. Cordano Michael C. Ray	August 2015	Annual performance-based LTI PSUs for fiscal 2016-2017
Fiscal 2016 Strategic PSUs
Mark P. Long	September 2015

Transaction-related PSUs granted in lieu of fiscal year 2016 LTI PSU award to incentivize Mr. Long to lead the efforts for a transformational acquisition and pursue a joint venture with a strategic partner

Fiscal 2016 Integration PSUs
Michael D. Cordano Mark P. Long Michael C. Ray	March 2016	Integration-related PSUs linked to objective performance metrics and designed to incentivize executives to streamline the company and achieve synergies and goals relating to the acquisition of HGST

Payout under Fiscal 2016-2017 LTI PSU Awards

In August 2015, the Compensation Committee approved the grant of annual LTI PSU awards to Messrs. Milligan, Cordano and Ray with a performance period comprised of fiscal 2016 and fiscal 2017. These PSU awards were granted with a pre-established cumulative revenue goal of $28.032 billion and cumulative operating income goal of $3.837 billion over fiscal 2016 and 2017, each goal with an equal weighting of 50%.

As described in our proxy statement for our 2016 annual meeting of stockholders, the fiscal 2016-2017 PSU award represents the right to receive a target number of shares of our common stock based on our cumulative revenue and operating income for the performance period against a pre-established milestone. Between 0% and 200% of the target number of units covered by this award could have been earned based on the level of achievement of the milestones. No amount could be paid in excess of 150% of target unless our TSR over the performance period is equal to or greater than the 60th percentile of our peer group.

Revenue
Performance Level	Achievement Rate	Payout Rate
Below Threshold	<85%	0%
Threshold	85%	50%
Target	100%	100%
Maximum	≥119%	200% (capped)

Operating Income
Performance Level	Achievement Rate	Payout Rate
Below Threshold	<85%	0%
Threshold	85%	50%
Target	100%	100%
Maximum	≥126%	200% (capped)

The performance goals are subject to automatic upward or downward adjustment at the end of the performance period in the same proportion by which the TAM for hard disk drives during the period exceeds or falls short of the TAM forecast included in the two-year plan approved by our Board of Directors at the time the goals are established. The actual TAM for hard disk drives for the performance period was less than the TAM forecasted when the PSU award goals were

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COMPENSATION DISCUSSION AND ANALYSIS

established by a difference of 7.7%. Accordingly, in fiscal 2017, the revenue and operating income goals were linearly adjusted by applying the TAM adjustment factor, causing the target cumulative revenue goal to be adjusted from $28.032 billion to $25.885 billion, and the target cumulative operating income goal to be adjusted from $3.837 billion to $3.543 billion.

After excluding revenue and operating income relating to SanDisk and expenses relating to extraordinary, unusual or non-recurring items and unforeseen material expenses, primarily relating to the impact of acquisitions or charges for restructuring or cost-saving initiatives, in accordance with the terms and conditions of the 2004 Performance Incentive Plan and the PSU award agreements governing the awards, the actual performance over fiscal 2016 and 2017 resulted in cumulative revenue of $23.633 billion and adjusted cumulative operating income of $2.724 billion, or an achievement rate against the target goals of 91% and 77%, respectively, which would have resulted in a payout rate of 71% for revenue and 0% for operating income, with each payout rate weighted equally resulting in an overall payout rate of 35%.

However, as described in detail below, the Compensation Committee evaluated the results in the context of our broader business performance and other factors and determined it would be appropriate to award additional shares in connection with the fiscal 2016-2017 awards to produce an aggregate payout rate of 90% of the target level. The Compensation Committee made this decision to better align the fiscal 2016-2017 PSU payout with the actual performance of our business. The financial measures and targets set at the time these PSUs were granted did not account for the subsequent significant evolution of our business. At the time the fiscal 2016-2017 PSU awards were granted, certain changes in our business were not anticipated in goal setting; however, the performance achieved since that time has produced strong returns for our stockholders. The Compensation Committee considered the following key factors in its use of discretion:

•	At the time the original financial targets were established, prior to the SanDisk acquisition, the targets largely related to the expansion of the hard disk drive business.

•	Following the SanDisk acquisition and the substantial lifting of the restrictions imposed by China’s Ministry of Foreign Commerce relating to our HGST acquisition, our business strategy had fundamentally shifted, with greater emphasis directed toward growing a business focused on multiple data storage solutions, including SSDs, flash memory and hard disk drives, rather than primarily hard disk drives.

•	The original TAM adjustment factor based on hard disk drive units had become a less accurate adjustment factor for the performance period due to the redirection of our business, as well as the increasing capacity of our hard disk drive units, making the actual number of units sold less relevant.

In reviewing these factors, the Compensation Committee determined it would be appropriate to measure the fiscal 2016-2017 PSUs as if they had been adjusted based on revenue TAM for both flash and hard disk drives, similar to the methodology approved for the fiscal 2017-2018 PSUs, which more closely aligned to the direction of the business following the SanDisk acquisition in May 2016. Accordingly, applying this revenue TAM methodology for the fiscal 2016-2017 performance period, the cumulative revenue achievement would have been adjusted from 91% to 93%, and the cumulative operating income achievement would have been adjusted from 77% to 102%. This would have resulted in a payout rate for revenue and operating income of 75% and 105%, respectively, with an overall payout rate of 90%. Given the significant achievement by the executive leadership team in growing revenue and achieving significant returns for our stockholders over fiscal 2017, the Compensation Committee approved awards of additional shares so that, when considered together with the scheduled payout rate of 35% under the fiscal 2016-2017 PSU awards, it would reflect an aggregate payout at 90% of the target number of shares.

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COMPENSATION DISCUSSION AND ANALYSIS

The payout approved by the Compensation Committee is reflected in the following table.

Fiscal 2016-2017 PSU Payout

Cumulative Goals (Adj. by TAM) (in billions)
	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Achievement Rate	Final Payout Rate(2)
Revenue	$21.024	$25.885	$33.336	$23.633	91%	75%
Operating Income(1)	$ 1.919	$3.543	$ 4.834	$ 2.724	77%	105%
Overall Payout:						90%

(1)	Cumulative operating income under GAAP for fiscal 2016 and fiscal 2017 (excluding the operating income of SanDisk, which was acquired during fiscal 2016) was $2.42 billion. Cumulative operating income for purposes of the fiscal 2016-2017 PSU payout excludes the results of SanDisk and the related costs of the acquisition aggregating $676 million, as well as certain material or unusual items that we believe are not indicative of the underlying performance of the business, in accordance with the pre-established terms of the awards, including the amortization of acquired intangible assets of $150 million, expenses for restructuring or productivity initiatives of $851 million, partially offset by other significant items of $21 million.
(2)	Presented after taking into account the award of the additional shares, as discussed above. The additional shares awarded to produce an aggregate payout at 90% of the target will be included in our proxy statement filed in 2018 as fiscal 2018 compensation for our named executive officers because the decision to award such additional shares was made in fiscal 2018.

Achievement of Milestones under Strategic PSU Award Granted to Mr. Long

In fiscal 2016, the Compensation Committee granted a strategic PSU award to Mr. Long relative to his role and responsibilities as our Chief Strategy Officer. Among the critical and significant responsibilities Mr. Long was tasked with during this transformative and historical time for our company were (i) leading the efforts for a transformative acquisition (the “Transformational Transaction”), which culminated in the acquisition of SanDisk in May 2016, and (ii) pursuing a joint venture with a strategic partner (the “Strategic Joint Venture”), which culminated in the joint venture agreement with Unisplendour Corporation Limited (“Unis”). The Compensation Committee believed that, at the time they were established, the targets corresponding to a 100% payout were challenging yet achievable based on expectations regarding opportunities and contributions by Mr. Long, and that the maximum targets would be achievable only with extraordinary efforts. For a detailed description of Mr. Long’s strategic PSU award, including the performance period, performance metrics, vesting, crediting and payout leverage, please see our proxy statement for our 2016 annual meeting of stockholders.

The crediting and vesting of Mr. Long’s strategic PSUs is based in part upon milestones related to realizing the benefits of the Transformational Transaction and Strategic Joint Venture during the performance period. Following the end of the performance period, the Compensation Committee determines the number of PSUs to be credited to Mr. Long with respect to any Transformational Transaction and Strategic Joint Venture milestones achieved during the performance period.

Once the number of PSUs to be credited based on achievement of the performance goals is determined, the credited PSUs are subject to service-based vesting and vest in three installments as follows: (i) 40% of the credited PSUs will vest as of the last day of the fiscal year for which the Compensation Committee has determined that the applicable performance milestones have been achieved, (ii) 40% of the credited PSUs will vest on the first anniversary of the first vesting date, and (iii) 20% of the credited PSUs will vest on the second anniversary of the first vesting date. Mr. Long is entitled to receive dividend equivalents with respect to outstanding PSUs, which are subject to the same vesting, forfeiture and termination conditions applicable to the PSUs. The Compensation Committee determined it was appropriate to include an additional service-based vesting requirement to provide an extended retention incentive in order to ensure Mr. Long’s engagement in helping us to realize the benefits of the transactions.

As described in our 2016 proxy statement, in connection with Mr. Long’s appointment as both Chief Financial Officer and Chief Strategy Officer, certain tranches relating to the “Other Significant Revenue Acquisition” and “Equity Infusion” performance goals were forfeited and terminated and no shares were paid out under these performance goals or the related milestones.

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COMPENSATION DISCUSSION AND ANALYSIS

Board Approved Plan Milestones. The performance milestones related to Mr. Long’s strategic PSUs are largely focused on the achievement of strategic and financial objectives of the Transformational Transaction and Strategic Joint Venture, as measured by the business plan goals that were approved by our Board of Directors in fiscal 2017 following the consummation of the specific transactions (the “Board Approved Plan”), as further described below. The Compensation Committee placed a strong emphasis on the achievement of the Board Approved Plan for each transaction to encourage accountability by rewarding Mr. Long for the realization of the intended goals of the transaction following the consummation of each transaction, including executing an implementation strategy that aligns with the long-term vision, synergies and goals approved by our Board of Directors in connection with each transaction.

Achieving the Board Approved Plan milestones represented the heaviest weighting of the tranches relating to the Transformational Transaction and Strategic Joint Venture:

Performance Goals, Milestones and Weighting
Performance Goal	Target Award Value	Fiscal 2017 Milestone / Weighting
Transformational Transaction	18,171 shares at target level	Achieve Board Approved Plan
40% weighting of overall tranche
Strategic Joint Venture	1,747 shares at target level	Achieve Board Approved Plan
50% weighting of overall tranche

The actual number of shares that may become earned and payable under Mr. Long’s strategic PSU award generally range from 0% to 300% of the target number of shares based on the timing of the achievement of the specified milestone during the performance period, as set forth in the table below. The Compensation Committee determined it would be appropriate to tie the 0% to 300% performance range to the timing of the achievement of the specified milestones to motivate Mr. Long to pursue the transactions outlined in the performance goals in accordance with our strategic timeline and roadmap. The achievement of threshold performance results in a payout of 50% of the target level, while the achievement of maximum performance results in a payout of 300% of the target level. Performance below the threshold level for the milestone will not result in a payout of PSUs pursuant to that milestone. In the event achievement of a milestone lies between two levels based on the time the milestone is achieved, the number of shares to be credited will be interpolated proportionately between the two levels.

Transformational Transaction Milestone and Payout

For the Board Approved Plan for the Transformational Transaction, the Compensation Committee established a SanDisk revenue goal of $6.296 billion for fiscal 2017 and operating income synergy goals of $103 million measured based on the fiscal 2017 fourth quarter run-rate. The Compensation Committee determined that these goals appropriately measure the synergies and benefits to be realized by the SanDisk acquisition because they contribute to our long-term vision and execution strategy.

Based on the fiscal 2017 achievements set forth in the following table, the Compensation Committee approved a payout rate of 297% for the Board Approved Plan milestone of the Transformational Transaction, noting that performance exceeded the SanDisk revenue targets with a successful integration into the broader company portfolio. The Compensation Committee also noted that performance significantly exceeded synergy targets and was driven by strong execution.

Transformational Transaction Board Approved Plan (SanDisk Acquisition)
	Threshold (50%)	Target (100%)	Maximum (300%)	Actual Performance	Payout Rate
Revenue(1)	$5.037 billion	$6.296 billion	$7.555 billion	$7.515 billion	294%
Synergy (Operating Income Impact)	$82.4 million	$103 million	$123.6 million	$335 million	300%
Overall Payout:					297%

(1)	Excludes revenue relating to our legacy eSSD unit.

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COMPENSATION DISCUSSION AND ANALYSIS

Strategic Joint Venture Milestone and Payout

For the Board Approved Plan for the Strategic Joint Venture with Unis, the Compensation Committee established a joint venture revenue goal of $60 million and a net income (loss) goal of ($13.9) million for the three fiscal quarters ending with the June 2017 fiscal quarter. In establishing the goals, the Compensation Committee took into consideration that a joint venture for new technology in its early stages focuses on developing a product roadmap, raising capital and building infrastructure. As such, the Compensation Committee determined that these goals appropriately measure the establishment of a solid foundation for a joint venture in its first year.

Based on the achievements during the measurement period set forth in the following table, the Compensation Committee approved a payout rate of 150% for the Board Approved Plan milestone of the Strategic Joint Venture. The Compensation Committee noted that, despite a net loss for the first year of the joint venture, Mr. Long worked closely with the joint venture partner through unanticipated delays to establish the proper infrastructure for the joint venture and position it for future revenue growth.

Strategic Joint Venture Board Approved Plan (Unis Joint Venture)
	Threshold (50%)	Target (100%)	Maximum (300%)	Actual Performance	Payout Rate
Revenue	$48 million	$60 million	$72 million	$41 million	0%
Net Income (Loss)	$(16.7) million	$(13.9) million	$(11.1) million	$(4) million	300%
Overall Payout:					150%

Achievement of Milestones under Integration PSU Awards for First Performance Period

Goal Setting and Program Design. In fiscal 2016, the Compensation Committee approved the grant of a one-time, broad-based, integration-focused LTI award, referred to herein as the Integration PSUs, for senior leaders and key employees of the company, given the significant integration efforts relating to HGST and the critical importance to the company of incentivizing these individuals during this transformative time for us to help streamline the company and achieve the synergies and goals relating to our acquisition of HGST in 2012. As part of this broad-based award, the Compensation Committee approved the grant of Integration PSUs in fiscal 2016 to Messrs. Cordano, Long and Ray. In addition, as described above, in connection with his appointment as both Chief Financial Officer and Chief Strategy Officer, the Compensation Committee approved an Integration PSU award for Mr. Long in fiscal 2017.

Integration PSUs are subject to the achievement of cost synergy targets over a fifteen-month period (October 2015 to December 2016) and twenty-seven month period (October 2015 to December 2017). The actual number of shares that may become earned and payable under the Integration PSUs will generally range from 0% to 300% of the target number of units based on achievement of the specified synergies performance goals over the fifteen-month and twenty-seven-month periods, with the threshold payout at 80% of the target level. Fifty percent of the target PSUs are based on the first performance period and scheduled to vest in March 2018, the second anniversary following the grant date, and 50% of the target PSUs are based on the second performance period and scheduled to vest in March 2019, the third anniversary following the grant date. The following illustration represents the performance periods and vesting periods of the Integration PSUs:

The cost synergy milestones relate to operating expense reduction and cost savings targets to be achieved during the performance periods. The Compensation Committee determined that operating expense reduction and cost savings are

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COMPENSATION DISCUSSION AND ANALYSIS

appropriate performance metrics because they provide objective measures of our company’s ability to integrate HGST and realize the synergies of the HGST acquisition.

Integration PSU Achievement and Crediting – First Performance Period

For the first performance period goals, the Compensation Committee selected the reported synergies relating to operating expense and cost savings targets as follows:

Fiscal 2017 December Quarter Annualized Run Rate Synergies
Reported Synergies	Payout
<$325M	0%
$325M	80%
$400M	100%
$500M	200%
≥$600M	300%

For the first performance period (October 2015 – December 2016), having achieved at least $600 million in reported synergies, the Compensation Committee approved the crediting of the first tranche at 300%, subject to service-based vesting through March 2018. No shares will be payable if a minimum cumulative synergies threshold for the entire performance period is not achieved. In addition, the Integration PSUs are subject to a pre-established management by objective (“MBO”) modifier relating to employee engagement, which could cause the numbers of shares that may become earned and payable to increase or decrease by 10%, provided, in no event will the shares payable exceed 300% of the target number of units.

Executive Departures

Mr. Leonetti ceased serving as our Chief Financial Officer, effective as of September 1, 2016, and terminated employment with us on October 1, 2016. Mr. Leonetti received Tier I severance benefits under our Executive Severance Plan, as set forth in the Separation Agreement and General Release we entered into with Mr. Leonetti (the “Separation Agreement”) described herein. Please see the section entitled “Executive Compensation Tables and Narratives — Potential Payments Upon Termination or Change in Control” for additional details relating to payments under his Separation Agreement.

In addition, Mr. Leonetti received a transition bonus in the amount of $350,000. The Compensation Committee determined it would be appropriate to pay the transition bonus to Mr. Leonetti in order to retain Mr. Leonetti through a smooth transition period as Mr. Long prepared to assume the role of both Chief Financial Officer and Chief Strategy Officer.

OTHER FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

In addition to direct compensation, we also provide executives with relatively modest perquisites and certain other benefits, including participation in certain post-employment compensation arrangements, which are described in more detail below.

Perquisites

We provide our executive officers with modest perquisites, consisting principally of a $5,000 annual allowance for financial planning services (net of taxes). In addition, executives are entitled to various other benefits that are available to all employees generally, including health and welfare benefits and participation in our 2005 Employee Stock Purchase Plan, a stockholder-approved plan that is intended to be tax-qualified and which allows employees to purchase a limited number of shares of our common stock at a discount.

We did not provide any tax gross-up payments to our executive officers, except as to (i) the modest financial planning services in accordance with the terms of the program, to the extent permitted by applicable tax law and to the extent

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COMPENSATION DISCUSSION AND ANALYSIS

these benefits are taxable to the participant, and (ii) a modest tax gross-up payment to Mr. Milligan in connection with a payment made to him in fiscal 2017 that was inadvertently delayed due to a company error and not due to any action taken by him, resulting in additional income tax to Mr. Milligan under Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Participation in the financial planning services and relocation benefit programs is not limited to our executive officers.

Post-Employment Compensation

Retirement Benefits. We provide retirement benefits to our executive officers and other eligible employees under the terms of our 401(k) Plan. Eligible employees may contribute up to 30% of their annual cash compensation up to a maximum amount allowed by the Internal Revenue Code, and are also eligible for matching contributions, which vest over a two-year service period. Our executive officers participate in the 401(k) Plan on substantially the same terms as our other participating employees. The 401(k) Plan and our matching contributions are designed to assist us in achieving our compensation objectives of attracting and retaining talented individuals and ensuring that our compensation programs are competitive and equitable. We do not maintain any defined benefit supplemental retirement plans for our executive officers.

Deferred Compensation Opportunities. Our executives and certain other key employees who are subject to U.S. federal income taxes are eligible to participate in our Deferred Compensation Plan. Participants in the Deferred Compensation Plan can elect to defer certain compensation without regard to the tax code limitations applicable to tax-qualified plans. We did not make any company matching or discretionary contributions to the plan on behalf of participants in fiscal 2017. The Deferred Compensation Plan is intended to promote retention by providing employees with an opportunity to save for retirement in a tax-efficient manner. Please see the “Fiscal 2017 Non-Qualified Deferred Compensation Table” and related narrative section entitled “Executive Compensation Tables and Narratives — Non- Qualified Deferred Compensation Plan” for a more detailed description of our Deferred Compensation Plan and the deferred compensation amounts that our executives have deferred under the plan.

Severance and Change in Control Benefits. Our executive officers are eligible to receive certain severance and change in control benefits under various severance plans or agreements with us. We only provide full acceleration of equity awards held by our executive officers in connection with a change in control in the event of a qualifying termination of employment (not merely because the change in control occurred) or in certain circumstances where the award is to terminate in connection with the change in control.

Our philosophy is that, outside of a change in control context, severance protections are only appropriate in the event an executive is involuntarily terminated by us without “cause.” In such circumstances, we provide severance benefits to our executive officers under our Executive Severance Plan. Severance benefits in these circumstances generally consist of two years’ base salary, a pro-rata target bonus for the bonus cycle in which the termination occurs, six months’ accelerated vesting of time-based equity awards, vesting of any previously credited performance-based awards based on attained achievement, and certain continued health and welfare benefits.

We believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage executives to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executives with additional severance protections under our Change of Control Severance Plan. We also provide severance protections under the plan to help ensure that executives can objectively evaluate change in control transactions that may be in the best interests of stockholders despite the potential negative consequences such transactions may have on them personally. Under the Change of Control Severance Plan, all of our executives are eligible to receive severance benefits if the executive is terminated by us without “cause” or if the executive voluntarily terminates his employment for “good reason” within one year after a “change in control” event occurs or prior to and in connection with, or in anticipation of, a change in control transaction. In the context of a change in control, we believe that severance is appropriate if an executive voluntarily terminates employment with us for a “good reason” because in these circumstances we believe that a voluntary termination for good reason is essentially equivalent to an involuntary termination by us without cause. “Good reason”

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COMPENSATION DISCUSSION AND ANALYSIS

generally includes certain materially adverse changes in responsibilities, compensation, benefits or location of work place. In such circumstances, we provide severance benefits to our named executive officers under our Change of Control Severance Plan generally consisting of an amount equal to two times the sum of the executive’s annual base salary and target bonus, accelerated vesting of equity awards and certain continued health and welfare benefits.

We believe that the severance benefits provided to our executive officers under the Executive Severance Plan and the Change of Control Severance Plan are appropriate in light of severance protections available to executives at our peer group companies and are an important component of each executive’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections. Our severance arrangements do not include tax gross-up provisions.

Executive officers are eligible for double trigger accelerated vesting of the equity awards only if there is both (1) a change in control event, and (2) the awards are to be terminated in connection with the change in control event or, within one year after the change in control event, the officer’s employment is terminated by the company without cause or by the officer for good reason. We believe these provisions are appropriate so that, in these situations, executives will remain focused on our best interests and the best interests of our stockholders despite the fact that equity awards could be terminated and the future terms of executives’ employment are often uncertain in change in control circumstances.

Please see the section entitled “Executive Compensation Tables and Narratives — Potential Payments Upon Termination or Change in Control” for a description and quantification of the potential payments that may be made to the executive officers in connection with their termination of employment or a change in control.

OTHER EXECUTIVE COMPENSATION PROGRAM POLICIES

Employment Agreement

The Compensation Committee does not have an established policy for entering into employment agreements with executive officers. Generally, absent other factors, the Compensation Committee’s intent is to retain the flexibility to review and adjust compensation to our executive officers on at least an annual basis. In certain circumstances, however, we have entered into employment agreements with our executive officers where we determined that the retention of the executive during the term of the agreement was critical to our future success. In these cases, we may agree to fix some or all of the executive’s compensation for the term of the agreement. The Compensation Committee determined that the employment agreement with Mr. Milligan was appropriate and advisable in order to help maintain consistent executive leadership following the acquisition of HGST.

In connection with Mr. Milligan’s appointment as our President and Chief Executive Officer effective as of January 2013, we entered into an amended and restated employment agreement with Mr. Milligan in September 2012, which has a five-year term. Mr. Milligan’s employment continues under the employment agreement through January 2, 2018. Under Mr. Milligan’s employment agreement, he is entitled to an annual base salary of $1 million (as may be increased from time to time), and to an annual target bonus under the STI equal to 150% of his base salary. Mr. Milligan’s agreement does not contain any severance protection (although he participates in our severance plans applicable to all executive officers), and it does not include any tax gross-up provisions.

Compensation Recovery Policy

Our Board of Directors adopted by resolution a compensation recovery policy whereby in the event of a restatement of the company’s audited financial statements involving misconduct by an executive officer, a committee of our Board of Directors will consider whether such officer engaged in intentional financial accounting misconduct such that the officer should disgorge any net option exercise profits or cash bonuses attributable to such misconduct.

Equity Grant and Ownership Guidelines and Policies

Equity Award Grant Policy. We recognize that the granting of equity awards presents specific accounting, tax and legal issues. In accordance with the equity award grant policy adopted by our Board of Directors, all equity awards to our

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COMPENSATION DISCUSSION AND ANALYSIS

executives and other employees will be approved and granted only by the Compensation Committee at telephonic or in-person meetings that are scheduled in advance and that occur outside of our established blackout periods. The authority to grant equity awards will not be delegated to any other committee, subcommittee or individual and will not occur by unanimous written consent. It is also our intent that all stock option grants will have an exercise price per share equal to the closing market price of a share of our common stock on the grant date.

Executive Stock Ownership Guidelines. To help achieve our compensation objective of linking the interests of our stockholders with those of our executive officers, we have established executive stock ownership guidelines covering our senior executives, including our named executive officers. The guidelines provide that each executive achieve ownership of a number of “qualifying shares” with a market value equal to the specified multiple of the executive’s base salary (in effect upon the later of February 6, 2008 or the date he or she first becomes subject to the guidelines) shown below.

Position	Multiple
Chief Executive Officer	5 x Salary
President and Division Presidents	3 x Salary
Executive Vice Presidents	2 x Salary
Senior Vice Presidents	1 x Salary

Each executive must achieve ownership of the required market value of shares before February 6, 2013 (or, if later, within three years of becoming subject to the guidelines). Thereafter, the executive must maintain ownership of at least the number of shares that were necessary to meet the executive’s required market value of ownership on the date the requirement was first achieved (subject to certain adjustments in the event of a change in base salary or position). Ownership that counts toward the guidelines includes common stock, RSUs, PSUs, restricted stock, deferred stock units and common stock beneficially owned by the executive by virtue of being held in a trust, by a spouse or by the executive’s minor children. Shares the executive has a right to acquire through the exercise of stock options (whether or not vested) are not counted toward the stock ownership requirement. All of our current executive officers subject to the guidelines have met their required ownership level as of the date of this Proxy Statement.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and certain other highly compensated executive officers unless certain tests are met. It is our current intention that, so long as it is consistent with our overall compensation objectives and philosophy, executive compensation generally will be structured in a manner intended to be deductible for federal income tax purposes to the extent reasonably possible. However, there can be no assurance that compensation intended to qualify for deductibility under Section 162(m) will, in fact, be deductible and exempt from Section 162(m) limitations, and the Compensation Committee may award non-deductible compensation when it determines that these plans and policies are in our best interests and the best interests of our stockholders to help us to achieve our compensation objectives. The Compensation Committee will, however, continue to consider, among other relevant factors, the deductibility of compensation when it reviews our compensation plans and policies.

SUBSEQUENT EVENTS

Base Salary Level Adjustments

The Compensation Committee approved the following increases in the base salary levels of our named executive officers, effective for fiscal 2018:

•	Mr. Milligan’s base salary level was increased from $1,150,000 to $1,250,000;

•	Mr. Long’s base salary level was increased from $625,000 to $675,000; and

•	Mr. Ray’s base salary level was increased from $550,000 to $575,000.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee determined to adjust the base salary levels of Messrs. Milligan, Long and Ray, consistent with our pay positioning strategy, the composite market data for their positions, and each executive’s expected individual future contributions to the company.

LTI Awards

The following LTI awards were granted to our named executive officers in fiscal 2018 as part of our annual LTI program:

•	Mr. Milligan was granted (i) 83,167 PSUs at target level and (ii) 55,445 RSUs.

•	Mr. Cordano was granted (i) 31,516 PSUs at target level and (ii) 31,516 RSUs.

•	Mr. Long was granted (i) 21,667 PSUs at target level and (ii) 21,667 RSUs.

•	Mr. Fink was granted (i) 12,256 PSUs at target level and (ii) 12,256 RSUs.

•	Mr. Ray was granted (i) 11,745 PSUs at target level and (ii) 11,745 RSUs.

The terms of the new RSU awards were substantially the same as the terms of our RSU awards granted under our fiscal 2017 annual LTI program. The terms of the new PSU awards granted under the fiscal 2018 annual LTI program generally were similar to the terms of our LTI PSU awards for fiscal 2017-2018, except that (i) the performance metrics did not include adjusted cash flow from operations, (ii) we retained the payout cap for the awards if our TSR is below the median of our peer group for the performance period and added a TSR modifier that increases the payout (subject to the overall payout cap applicable to the awards) if our TSR is above the median of our peer group for the performance period; and (iii) the payout for all awards is capped at 200%. Our named executive officers were not granted stock options as part of our fiscal 2018 annual LTI program.

60	2017 PROXY STATEMENT

REPORT OF THE COMPENSATION COMMITTEE

The following report of the Compensation Committee shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE

Dear Fellow Stockholders,

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for our 2017 Annual Meeting of Stockholders and incorporated by reference into our 2017 Annual Report on Form 10-K.

COMPENSATION COMMITTEE
Michael D. Lambert, Chairman
Kathleen A. Cote Len J. Lauer

September 5, 2017

2017 PROXY STATEMENT	61

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All of the Compensation Committee members whose names appear on the Compensation Committee Report above were members of the Compensation Committee during all of fiscal 2017. All members of the Compensation Committee during fiscal 2017 were independent directors and none of them were our employees or former employees or had any relationship with us requiring disclosure under rules of the SEC requiring disclosure of certain transactions with related persons. There are no Compensation Committee interlocks between us and other entities in which one of our executive officers served on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officer(s) served on the Compensation Committee or our Board of Directors.

EXECUTIVE COMPENSATION TABLES AND NARRATIVES

FISCAL YEARS 2015—2017 SUMMARY COMPENSATION TABLE

The following table presents information regarding compensation earned for fiscal years 2015, 2016 and 2017 by our named executive officers. Unless otherwise noted, the footnote disclosures apply to fiscal 2017 compensation. For an explanation of the amounts included in the table for fiscal years 2015 or 2016, please see the footnote disclosures in our proxy statement for our annual meeting of stockholders for the corresponding fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Stephen D. Milligan Chief Executive Officer	2017	1,150,000	—		10,142,049		3,620,556	2,932,500	—	62,519	17,907,624
	2016	1,050,000	—		6,397,567		2,421,583	669,375	—	7,867	10,546,392
	2015	1,050,000	—		6,761,354		2,392,740	1,496,250	—	7,819	11,708,163
Michael D. Cordano President and Chief Operating Officer	2017	800,000	—		5,049,909		1,958,940	1,700,000	—	8,458	9,517,307
	2016	725,000	—		5,821,514		1,430,144	338,938	—	6,625	8,322,221
	2015	700,000	—		2,454,072		1,861,030	916,300	—	6,625	5,938,027
Mark P. Long President WD Capital, Chief Strategy Officer and Chief Financial Officer(5)	2017	625,000	—		5,319,476	(6)(7)	979,470	1,168,750	—	8,910	8,101,606
	2016	500,000	—		3,473,956		—	180,625	—	7,592	4,162,173
	2015	475,000	—		1,546,227		883,964	383,563	—	7,466	3,296,220
Martin R. Fink Executive Vice President and Chief Technology Officer	2017	265,385	400,000	(8)	2,948,710		—	405,041	—	1,782	4,020,918
Michael C. Ray Executive Vice President, Chief Legal Officer and Secretary	2017	550,000	—		2,264,934		961,982	794,750	—	11,313	4,582,979
	2016	500,000	—		2,682,911		740,450	159,375	—	8,857	4,091,593
Olivier C. Leonetti Former Executive Vice President and Chief Financial Officer(5)	2017	125,000	—		—		—	—	—	1,511,194	1,636,194
	2016	500,000	—		2,979,327	(7)	558,107	212,500	—	48,785	4,298,719
	2015	408,219	150,000		1,527,516		930,499	359,809	—	71,274	3,447,317

(1)	The amounts shown reflect the aggregate grant date fair value of stock and option awards granted in the applicable fiscal year computed in accordance with ASC 718. These amounts were calculated based on the assumptions described in Note 12 in the Notes to Consolidated Financial Statements included in our Form 10-K for the applicable fiscal year, but exclude the impact of estimated forfeitures related to service-based vesting conditions. No named executive officers except Messrs. Leonetti and Long forfeited any stock or option awards during fiscal 2017. See the section entitled “Compensation Discussion and Analysis — Long-Term Incentives” for a description of the portions of Mr. Long’s strategic PSU award that were forfeited relating to 13,978 shares. Mr. Leonetti forfeited 35,747 shares relating to unvested RSU and PSU awards and 25,914 unvested and unexercised stock options following his departure from the company. See the “Fiscal 2017 Grants of Plan-Based Awards Table” below for information on awards made in fiscal 2017.

(2)	The amounts shown for our named executive officers include the grant date fair value for PSU awards granted during fiscal 2017, as more fully described in the “Grants of Plan-Based Awards Table” below and the narrative that follows that table. Consistent with ASC 718, the grant date fair value was based on target performance and the closing price of our common stock on the grant date.

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EXECUTIVE COMPENSATION TABLES AND NARRATIVES

With respect to the annual LTI PSU awards granted to Messrs. Milligan, Cordano, Long and Ray on August 3, 2016, because certain performance goals were approved by the Compensation Committee on September 27, 2016, these annual LTI PSU awards are treated as having a grant date value under applicable SEC and accounting rules as September 27, 2016 rather than August 3, 2016. The intended grant values of the annual LTI PSU awards for Messrs. Milligan, Cordano, Long and Ray were approximately $7.76 million, $2.8 million, $1.4 million, and $687,500, respectively, based on the closing price of our stock on the NASDAQ Stock Market on August 3, 2016 ($44.78), which was the stock price used to determine the number of shares underlying the annual LTI PSU awards, rather than the closing price of our stock on September 27, 2016 ($58.86).

The following amounts represent the grant date fair value of PSU awards granted during fiscal 2017 assuming maximum performance under the awards: Mr. Milligan ($23,664,781), Mr. Cordano ($7,316,651), Mr. Long ($12,041,919), and Mr. Ray ($1,796,407).

See also footnotes (5) and (6) below.

(3)	The table below summarizes the non-equity incentive plan compensation earned by our named executive officers in fiscal 2017. These amounts are more fully described in the sections entitled “Compensation Discussion and Analysis” and “Description of Compensation Arrangements for Named Executive Officers.”

Name	STI - 1st Half FY17	STI - 2nd Half FY17
Stephen D. Milligan	$1,725,000	$1,207,500
Michael D. Cordano	$1,000,000	$ 700,000
Mark P. Long	$ 687,500	$ 481,250
Martin R. Fink	$ —	$ 405,041
Michael C. Ray	$ 467,500	$ 327,250
Olivier C. Leonetti	$ —	$ —

(4)	The table below summarizes all other compensation to each of our named executive officers in fiscal 2017:

Name	Perquisites(a)		401(k) Plan Company Matching Contributions	Other
Stephen D. Milligan	$17,810	(b)	$7,231	$37,478	(c)
Michael D. Cordano	—		$8,100	—
Mark P. Long	—		$8,100	—
Martin R. Fink	—		$1,257	—
Michael C. Ray	—		$8,100	—
Olivier C. Leonetti	—		—	$1,504,671	(d)

(a)	In accordance with applicable SEC rules, no amount is reflected if the aggregate amount of perquisites and other personal benefits paid to such individual during fiscal 2016 was less than $10,000.

(b)	The amount shown reflects a taxable life insurance benefit of $1,242, reimbursed financial planning services of $10,456, including $5,000 for financial services rendered and a tax gross-up payment of $5,456 pursuant to our financial services reimbursement policy, personal security services valued at $5,495, and a taxable fringe benefit (gift item) of $617.

(c)	The amount shown reflects a tax gross-up payment to Mr. Milligan in connection with a payment made to him that was inadvertently delayed by us, resulting in an additional income tax to Mr. Milligan under Section 409A of the Internal Revenue Code.

(d)	As described in more detail in the section entitled “Compensation Discussion and Analysis,” in connection with his departure from the company effective as of October 1, 2016, Mr. Leonetti entered into the Separation Agreement, which provided for the following lump sum cash separation payments: cash severance ($1,126,027), continuation of benefits ($28,644) and transition bonus ($350,000), in each case, subject to standard withholding and authorized deductions.

(5)	Our Board of Directors appointed Mr. Long to the role of President WD Capital, Chief Strategy Officer and Chief Financial Officer, and Mr. Leonetti ceased being our Chief Financial Officer, effective September 1, 2016, and Mr. Leonetti departed from the company on October 1, 2016.

(6)	The amount shown reflects the accounting grant date fair value with respect to the portion of Mr. Long’s strategic PSU award for which the performance goals were established during fiscal 2017, consistent with ASC 718. See the section entitled “Compensation Discussion and Analysis — Long-Term Incentives” for a description of the portions of Mr. Long’s strategic PSU award that were forfeited in fiscal 2017. Mr. Long’s original strategic PSU award covered a total of 69,889 shares at the target level, which the Compensation Committee approved on September 17, 2015. However, because certain performance goals were not established as of that date, Mr. Long’s strategic PSU award is treated as separate grants coinciding with the dates each milestone target was set with separate grant date values for each under applicable SEC and accounting rules. The performance metrics for the portion of the strategic PSU that relates to the achievement of the Board Approved Plan for the Transformational Transaction, covering 18,171 shares at the target level, were approved on November 3, 2016 with a grant date fair value of approximately $1,001,949 (based on our closing stock price on that date). The performance metrics for the portion of the strategic PSU that relates to the achievement of the Board Approved Plan for the Strategic Joint Venture, covering 1,747 shares at the target level, were approved on September 27, 2016 with a grant date fair value of approximately $102,828 (based on our closing stock price on that date).

(7)	In connection with his termination of employment, Mr. Leonetti forfeited his Integration PSU award with a grant date fair value of $1,504,865. In connection with his appointment as both Chief Financial Officer and Chief Strategy Officer, Mr. Long forfeited 13,978 shares under his strategic PSU award with an aggregate grant date fair value of $789,862. See the section entitled “Compensation Discussion and Analysis — Long-Term Incentives” for a description of the portions of Mr. Long’s strategic PSU award that were forfeited.

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EXECUTIVE COMPENSATION TABLES AND NARRATIVES

(8)	In connection with Mr. Fink’s commencement of employment as our Executive Vice President and Chief Technology Officer, he received a signing bonus of $400,000, subject to repayment if he voluntarily terminates his employment or we terminate his employment for cause within two years following January 23, 2017.

FISCAL 2017 GRANTS OF PLAN-BASED AWARDS TABLE

The following table presents information regarding all grants of plan-based awards made to our named executive officers during our fiscal year ended June 30, 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Stephen D. Milligan	STI — 1st Half FY17	7/2/16	431,250	862,500	1,725,000	—	—	—	—	—	—	—
	PSUs — FY17-18(5)	8/3/16	—	—	—	57,436	114,872	229,744	—	—	—	6,761,366
	CEO PSU Award(6)	8/3/16	—	—	—	28,718	57,436	172,308	—	—		3,380,683
	Options	8/3/16	—	—	—	—	—	—	—	264,170	44.78	3,620,556
	STI — 2nd Half FY17	12/31/16	431,250	862,500	1,725,000	—	—	—	—	—	—	—
Michael D. Cordano	STI — 1st Half FY17	7/2/16	250,000	500,000	1,000,000	—	—	—	—	—	—	—
	PSUs — FY17-18(5)	8/3/16	—	—	—	31,076	62,153	124,306	—	—	—	3,658,326
	RSUs	8/3/16	—	—	—	—	—	—	31,076	—	—	1,391,583
	Options	8/3/16	—	—	—	—	—	—	—	142,932	44.78	1,958,940
	STI — 2nd Half FY17	12/31/16	250,000	500,000	1,000,000	—	—	—	—	—	—	—
Mark P. Long	STI — 1st Half FY17	7/2/16	171,875	343,750	687,500	—	—	—	—	—	—	—
	PSUs — FY17-18(5)	8/3/16	—	—	—	15,538	31,076	62,152	—	—	—	1,829,133
	Integration(7)	8/3/16	—	—	—	30,188	37,735	113,205	—	—	—	1,689,773
	RSUs	8/3/16	—	—	—	—	—	—	15,538	—	—	695,792
	Options	8/3/16	—	—	—	—	—	—	—	71,466	44.78	979,470
	Strategic PSUs — Transformational Transaction Milestone(8)	11/3/16	—	—	—	9,086	18,171	54,513	—	—	—	1,001,949
	Strategic PSUs — Strategic Joint Venture Milestone(8)	9/27/16	—	—	—	874	1,747	5,241	—	—	—	102,828
	STI — 2nd Half FY17	12/31/16	171,875	343,750	687,500	—	—	—	—	—	—	—
Martin R. Fink	RSUs	2/1/17	—	—	—	—	—	—	37,250	—	—	2,948,710
	STI — 2nd Half FY17	12/31/16	144,657	289,315	578,630	—	—	—	—	—	—	—
Michael C. Ray	STI — 1st Half FY17	7/2/16	116,875	233,750	467,500	—	—	—	—	—	—	—
	PSUs — FY17-18(5)	8/3/16	—	—	—	7,630	15,260	30,520	—	—	—	898,204
	RSUs	8/3/16	—	—	—	—	—	—	30,521	—	—	1,366,730
	Options	8/3/16	—	—	—	—	—	—	—	70,190	44.78	961,982
	STI — 2nd Half FY17	12/31/16	116,875	233,750	467,500	—	—	—	—	—	—	—

(1)	To help explain this table and the awards granted to our named executive officers in fiscal 2017, we have included an additional column showing the type of award granted.

(2)	Represents RSUs awarded to the named executive officer, which are scheduled to vest ratably over four years. See the section entitled “Description of Compensation for Named Executive Officers — Equity-Based Awards” below for more information about these awards.

(3)	Represents stock options awarded to the named executive officer, which vest 25% on the first anniversary of the grant date and 6.25% at the end of each three-month period thereafter until the stock option is fully vested on the fourth anniversary of the grant date. See the section entitled “Description of Compensation for Named Executive Officers — Equity-Based Awards” below for more information about these awards.

(4)

The dollar value of the awards shown represents the grant date fair value of the award computed in accordance with ASC 718. See Note 12 in the Notes to Consolidated Financial Statements included in our 2017 Annual Report on Form 10-K for more information about the assumptions used to determine these

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amounts. With respect to fiscal 2017-2018 PSU awards, each such PSU award was approved by the Compensation Committee on August 3, 2016. However, the performance goals were approved on September 27, 2016, and the award was considered granted at that time under applicable SEC and accounting rules. Accordingly, the grant date fair value of the award at the target level is based on our closing stock price of $58.86 on September 27, 2016. Please see footnote 8 regarding the grant date fair value of Mr. Long’s strategic PSU award.

(5)	Represents an annual LTI PSU award granted to the named executive officer for the performance period covering fiscal years 2017 and 2018, subject to cliff vesting at the end of the two-year measurement period based on our achievement of specified revenue, adjusted EPS and adjusted cash flow from operations goals that correspond to specific payment percentages ranging between 0% and 200% of the target number of units subject to the award.

(6)	Represents an annual LTI PSU award granted to the named executive officer for the performance period covering fiscal years 2017 and 2018, subject to cliff vesting at the end of the two-year measurement period based on our achievement of specified revenue, adjusted EPS and adjusted cash flow from operations goals that correspond to specific payment percentages ranging between 0% and 300% of the target number of units subject to the award.

(7)	Represents an Integration PSU award granted to the named executive officer for the performance period covering October 2015 through December 2017, subject to cliff vesting on March 7, 2019 based on achievement of specified synergy goals and an employee engagement MBO modifier that correspond to a specific payment percentage ranging between 0% to 300% of the target number of units subject to the award.

(8)	With respect to Mr. Long’s strategic PSU award, please see the section entitled “Compensation Discussion and Analysis — Long-Term Incentives” for a description of the vesting terms and conditions applicable to his strategic PSU award. For a description of the grant date fair value of Mr. Long’s LTI PSU award, please see footnote 6 to the “Fiscal Years 2015 — 2017 Summary Compensation Table.”

DESCRIPTION OF COMPENSATION ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS

Overview

The “Fiscal Years 2015 — 2017 Summary Compensation Table” above quantifies the value of the different forms of compensation earned by our named executive officers in fiscal years 2015, 2016 and 2017, and the “Fiscal 2017 Grants of Plan-Based Awards Table” above provides information regarding the equity incentive awards and non-equity incentive awards granted to our named executive officers in fiscal 2017. These tables should be read in conjunction with the narrative descriptions and additional tables that follow.

Employment Agreement with Mr. Milligan

We are party to an amended and restated employment agreement with Mr. Milligan, effective as of September 6, 2012, which has a five-year term. Mr. Milligan’s employment continues under the employment agreement through January 2, 2018. Under Mr. Milligan’s employment agreement, Mr. Milligan is entitled to an annual base salary of $1 million effective January 2, 2013, and an annual target bonus under the STI equal to 150% of his base salary. Mr. Milligan’s base salary and target bonus opportunity may be increased by the Compensation Committee in its sole discretion. The agreement does not contain any severance protection, although Mr. Milligan participates in our severance plans applicable to all executive officers, as described in the section entitled “Potential Payments upon Termination or Change in Control.” For a further description of Mr. Milligan’s employment agreement, please also see the section entitled “Other Executive Compensation Program Policies.”

Non-Equity Incentive Plan Compensation and Awards

Under our STI, our executive officers and other participating employees are eligible to receive cash bonus awards on a semi-annual basis (or such other period as the Compensation Committee approves). The amount of the bonuses payable under our STI are determined based on our achievement of operating and/or financial performance goals established by the Compensation Committee semi-annually (or such other period as the Compensation Committee approves) as well as other discretionary factors, including non-financial and strategic operating objectives, business and industry conditions and individual and business group performance.

The executive is generally required to remain employed with us through the date on which the Compensation Committee determines, and we pay, the bonus amounts for the applicable bonus period to be eligible to receive payment of the bonus for that period. See the section entitled “Compensation Discussion and Analysis” for a more detailed description of our STI and tables reflecting each executive’s STI target bonus opportunities and actual bonus payouts under the STI for fiscal 2017.

Equity-Based Awards

Each stock option, RSU and PSU award reported in the “Fiscal 2017 Grants of Plan-Based Awards Table” was granted by the Compensation Committee under, and is subject to, the terms of our 2004 Performance Incentive Plan. Our Board of Directors has delegated general administrative authority for the 2004 Performance Incentive Plan to the Compensation

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Committee. The Compensation Committee has broad authority under the 2004 Performance Incentive Plan with respect to granting awards, including the authority to select participants and determine the type of award they are to receive, to determine the number of shares that are to be subject to awards and the terms and conditions of awards, to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and to make provision for the payment of the purchase price of an award (if any) and ensure that any tax withholding obligations incurred in respect of awards are satisfied.

PSU Awards. The annual LTI PSU awards granted to Messrs. Milligan, Cordano, Long and Ray were granted as part of our regular annual LTI award process.

With respect to the annual LTI PSU awards granted to Messrs. Milligan, Cordano, Long and Ray, each PSU award represents a contractual right to receive a target number of shares of our common stock based on achievement of certain goals over the performance period. The Compensation Committee selected cumulative revenue, adjusted EPS and adjusted cash flow from operations as the performance goals over the two-year performance period covering fiscal years 2017 and 2018, with each PSU award subject to cliff vesting after the completion of the two-year performance period upon achievement of the pre-established performance goals. The actual number of shares of our common stock that may become earned and payable after the performance period will range from 0% to 200% (300% for the CEO PSU Award granted to Mr. Milligan, as described earlier) of the target number of shares underlying these PSU awards based on the level of achievement of the milestones.

With respect to Mr. Long’s strategic PSU award, please see the section entitled “Compensation Discussion and Analysis — Long-Term Incentives” for a description of the vesting terms and conditions applicable to his strategic PSU award.

The Integration PSU award granted to Mr. Long in August 2016 was granted as a one-time LTI award. The Integration PSU award represents the contractual right to receive a target number of shares of our common stock based on the average of the sum of the approved payout rates for the first performance period (October 2015 – December 2016) and second performance period (October 2015 – December 2017), subject to cliff vesting on March 7, 2019. Performance is measured based on achievement of specified synergy goals and an employee engagement MBO modifier. The actual number of shares of our common stock that may become earned and payable under the Integration PSU award will range from 0% to 300% of the target number of shares underlying the award based on these vesting criteria.

Our named executive officers are not entitled to voting rights with respect to their PSUs. However, if we pay an ordinary cash dividend on our outstanding shares of common stock, the named executive officer will have the right to receive a dividend equivalent with respect to any unpaid PSUs (whether vested or not) held as of the record date for the dividend payment. A dividend equivalent is a credit to the named executive officer’s bookkeeping account of an additional number of PSUs equal to (i) the per-share cash dividend, multiplied by (ii) the target number of PSUs held by the named executive officer as of the record date of the dividend payment, divided by (iii) the per-share closing market price of our common stock on the date the dividend is paid. Dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original PSUs to which they relate (except that dividend equivalents may be paid in cash based on the closing market price of a share of our common stock on the date of payment).

Stock Options. Each stock option reported in the “Fiscal 2017 Grants of Plan-Based Awards Table” has a per-share exercise price equal to the closing market price of a share of our common stock on the grant date as reported by the NASDAQ Stock Market. In general, each stock option granted to our named executive officers in fiscal 2017 vests 25% on the first anniversary of its grant date and 6.25% at the end of each three-month period thereafter until the stock option is fully vested on the fourth anniversary of its grant.

Once vested, each stock option will generally remain exercisable until its normal expiration date. Stock options granted during fiscal 2017 expire on the seventh anniversary of their grant date. Outstanding options, however, may terminate earlier in connection with the termination of the named executive officer’s employment with us. In the event an executive’s employment terminates, stock options granted to the executive will generally remain exercisable until the

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earlier to occur of three months following the executive’s severance date or the expiration date of the stock options, except that all outstanding stock options held by an executive will terminate immediately in the event the executive’s employment is terminated for cause. Subject to the earlier expiration of the stock options, stock options granted to the named executive officer will remain exercisable for a longer period upon the occurrence of specified events, as follows: one year in the event the executive ceases to be an employee due to his total disability; three years in the event of the executive’s death; and three years after the executive meets the criteria of a “qualified retiree” by satisfying certain minimum service-period requirements described below.

RSUs. Each RSU award granted to our named executive officers in fiscal 2017 represents a contractual right to receive one share of our common stock per RSU on the vesting date(s) of the RSUs. The vesting dates of the RSU awards reported in the “Fiscal 2017 Grants of Plan-Based Awards Table” are disclosed in “Outstanding Equity Awards at Fiscal 2017 Year-End Table” below.

Our named executive officers are not entitled to voting rights with respect to their RSUs. However, if we pay an ordinary cash dividend on our outstanding shares of common stock, the named executive officer will have the right to receive a dividend equivalent with respect to any unpaid RSU (whether vested or not) held as of the record date for the dividend payment. A dividend equivalent is a credit to the named executive officer’s bookkeeping account of an additional number of RSUs equal to (i) the per-share cash dividend, multiplied by (ii) the number of RSUs held by the named executive officer as of the record date of the dividend payment, divided by (iii) the per-share closing market price of our common stock on the date the dividend is paid. Dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original stock units to which they relate (except that dividend equivalents may be paid in cash based on the closing market price of a share of our common stock on the date of payment).

Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in the section entitled “Potential Payments upon Termination or Change in Control.”

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EXECUTIVE COMPENSATION TABLES AND NARRATIVES

OUTSTANDING EQUITY AWARDS AT FISCAL 2017 YEAR-END TABLE

The following table presents information regarding the current holdings of stock options and stock awards (and corresponding dividend equivalents) held by each of our named executive officers as of June 30, 2017. This table includes vested but unexercised stock option awards, unvested and unexercisable stock option awards, and unvested awards of RSUs and PSUs at target level or, if applicable, the credited amount.

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Stephen D. Milligan	8/14/2013	50,973	5,664	(3)	68.49	8/14/2020	—		—	—		—
	9/11/2014	50,940	23,154	(3)	100.06	9/11/2021	8,182	(4)	724,925	—		—
	8/5/2015	45,737	58,802	(3)	84.69	8/5/2022	17,933	(4)	1,588,864	—		—
	8/3/2016	—	264,170	(3)	44.78	8/3/2023	—		—	177,114	(5)	15,692,300
Michael D. Cordano	8/14/2013	390	5,056	(3)	68.49	8/14/2020	—		—	—		—
	9/11/2014	39,620	18,009	(3)	100.06	9/11/2021	6,364	(4)	563,850	—		—
	8/4/2015	19,571	25,160	(3)	84.39	8/4/2022	15,348	(4)	1,359,833	—		—
	11/3/2015	—	14,012	(3)	68.53	11/3/2022	3,782	(4)	335,085	—		—
	3/7/2016	—	—		—	—	—		—	116,925	(6)	10,359,555
	8/3/2016	—	142,932	(3)	44.78	8/3/2023	31,943	(7)	2,830,150	63,887	(8)	5,660,388
Mark P. Long	8/14/2013	—	3,034	(3)	68.49	8/14/2020	—		—	—		—
	9/11/2014	18,820	8,553	(3)	100.06	9/11/2021	3,022	(4)	267,749	—		—
	9/17/2015	—	—		—	—	17,806	(9)(10)	1,577,612	—		—
	3/7/2016	—	—		—	—	—		—	14,934	(6)(9)	1,323,152
	8/3/2016	—	71,466	(3)	44.78	8/3/2023	15,971	(7)	1,415,031	70,730	(11)	6,266,678
	9/27/2016	—	—		—	—	3,179	(9)(10)	281,659	—		—
	11/3/2016	—	—		—	—	33,069	(9)(10)	2,929,913	—		—
Martin R. Fink	2/1/2017	—	—		—	—	37,669	(7)	3,337,473	—		—
Michael C. Ray	8/14/2013	—	1,365	(3)	68.49	8/14/2020	—		—	—		—
	9/11/2014	15,486	7,038	(3)	100.06	9/11/2021	2,487	(4)	220,348	—		—
	8/4/2015	7,538	9,689	(3)	84.39	8/4/2022	5,910	(4)	523,626	—		—
	11/3/2015	—	12,080	(3)	68.53	11/3/2022	3,260	(4)	288,836	—		—
	3/7/2016	—	—		—	—	—		—	56,446	(6)	5,001,116
	8/3/2016	—	70,190	(3)	44.78	8/3/2023	31,372	(7)	2,779,559	15,686	(8)	1,389,780

(1)	To help explain this table and the awards held by our named executive officers, we have included an additional column showing the grant date of each stock option and stock award.

(2)	The amount shown for the market value of the stock awards is based on the $88.60 closing price of our common stock on June 30, 2017, the last trading day in fiscal 2017.

(3)	These stock option awards are scheduled to vest as to 25% of the underlying shares on the first anniversary of the grant date, and as to an additional 6.25% of the underlying shares at the end of each three-month period thereafter until the award is fully vested on the fourth anniversary of the grant date.

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(4)	These stock unit awards are scheduled to vest in three substantially equal annual installments on each of the first, second and third anniversaries of the grant date.

(5)	With respect to Mr. Milligan’s PSU awards, please see the section entitled “Compensation Discussion and Analysis — Long-Term Incentives.”

(6)	These Integration PSU awards are scheduled to vest ratably on the second and third anniversaries of the grant date, subject to achievement of performance metrics established by the Compensation Committee. The awards will be payable in shares of our common stock on the vest dates based on our achievement of the specified goals that correspond to specific payment percentages ranging between 0% and 300% of the target number of units subject to the awards indicated in the table above.

(7)	These stock unit awards are scheduled to vest in four substantially equal annual installments on each of the first, second, third and fourth anniversaries of the grant date.

(8)	These PSU awards are scheduled to vest at the end of fiscal 2018 based on achievement of cumulative revenue, adjusted EPS and adjusted cash flow from operations goals established by the Compensation Committee for the two-year period covering fiscal years 2017 and 2018. The awards will be payable in shares of our common stock at the end of the performance period based on our achievement of the specified goals that correspond to specific payment percentages ranging between 0% and 200% of the target number of units subject to the awards indicated in the table above.

(9)	With respect to Mr. Long’s fiscal 2016 LTI PSU award, please see the section entitled “Compensation Discussion and Analysis — Long-Term Incentives” for a description of the vesting terms and conditions applicable to his strategic PSU award and performance-based vesting determinations for fiscal 2017. The number of shares reflected in the table above is based on the portion of Mr. Long’s strategic PSU award that was considered to have been granted during fiscal 2017 for accounting purposes and after applying the performance-based vesting determinations for the award for fiscal 2017.

(10)	Reflects the portion of Mr. Long’s PSU award that has been credited based on achievement of the performance milestones but remains subject to service-based vesting.

(11)	With respect to Mr. Long’s fiscal 2017 PSU awards, please see the section entitled “Compensation Discussion and Analysis — Long-Term Incentives.”

FISCAL 2017 OPTION EXERCISES AND STOCK VESTED TABLE

The following table presents information regarding the amount realized upon the exercise of stock options and the vesting of stock unit awards for our named executive officers during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen D. Milligan	40,079	1,354,010	98,123	6,844,800
Michael D. Cordano	74,187	1,482,495	48,040	2,767,662
Mark P. Long	42,071	1,117,554	43,512	3,216,979
Martin R. Fink	—	—	—	—
Michael C. Ray	26,479	562,763	14,863	893,773
Olivier C. Leonetti	—	—	16,093	839,205

(1)	The amount shown for value realized on exercise of stock options equals (i) the number of shares of our common stock to which the exercise of the stock option related, multiplied by (ii) the difference between the per-share market price of the shares on the date of exercise and the per-share exercise price of the option. If the stock acquired upon exercise was sold on the day of exercise, the market price was determined as the actual sales price of the stock. If the stock acquired upon exercise was not sold on the day of exercise, the market price was determined as the closing price of the stock on the NASDAQ Stock Market on the exercise date.

(2)	The amount shown for the value realized on the vesting of stock awards equals the number of shares of our common stock acquired by the executive officer upon vesting of his stock award (and corresponding dividend equivalents) during fiscal 2017 multiplied by the closing price of the stock on the NASDAQ Stock Market on the applicable vesting date (or, for PSUs, the applicable payment date) of the award.

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EXECUTIVE COMPENSATION TABLES AND NARRATIVES

FISCAL 2017 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table presents information regarding the contributions to, investment earnings, distributions and total value of our named executive officers’ balances under our Deferred Compensation Plan during fiscal 2017.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Stephen D. Milligan	862,500	—	420,918	—	3,991,416
Michael D. Cordano	—	—	—	—	—
Mark P. Long	—	—	—	—	—
Martin R. Fink	202,846	—	4,283	—	207,130
Michael C. Ray	—	—	—	—	—
Olivier C. Leonetti	—	—	—	—	—

(1)	The amounts reported are not considered to be at above-market rates under applicable SEC rules. In accordance with SEC rules, we did not include these amounts as compensation to the named executive officers in the “Fiscal Years 2015 — 2017 Summary Compensation Table” above.

(2)	The balances reported represent compensation already reported in the “Fiscal Years 2015 — 2017 Summary Compensation Table” in this year’s Proxy Statement and its equivalent table in prior years’ proxy statements, except for the earnings on contributions that are not considered to be at above-market rates under SEC rules and for amounts earned while the individual was not a named executive officer under SEC rules.

Non-Qualified Deferred Compensation Plan

We permit our named executive officers and other key employees to elect to receive a portion of their compensation reported in the “Fiscal Years 2015 — 2017 Summary Compensation Table” on a deferred basis under our Deferred Compensation Plan. Under the plan, each participant may elect to defer a minimum of $2,000 and a maximum of 80% of his or her eligible compensation that may be earned during the following year.

Under the plan, we are permitted to make additional discretionary contributions with respect to amounts deferred under the plan. We did not make any discretionary contributions during fiscal 2017. In addition, we have not in the past made any discretionary contributions under the Deferred Compensation Plan to any of our current named executive officers.

For cash amounts deferred under the plan, the participant may elect one or more measurement funds to be used to determine investment gains or losses to be credited to his or her account balance, including certain mutual funds. Amounts may be deferred until a specified date, retirement, disability or death. At the participant’s election, compensation deferred until retirement or death may be paid as a lump sum or in installments over five, ten, fifteen or twenty years. If the participant’s employment terminates before the participant qualifies for retirement, including due to disability, the participant’s deferred compensation balance will be paid in a single lump sum upon termination. Emergency hardship withdrawals are also permitted under the plan.

Prior to the plan year beginning on January 1, 2016, under our Deferred Compensation Plan, named executive officers and other key employees were permitted to defer receipt of any RSUs awarded under our 2004 Performance Incentive Plan beyond the vesting date of the award. A participant could elect to defer receipt of RSUs until a specified date, retirement, disability or death, as described above. If a participant made an election to defer RSUs, the participant would receive a distribution with respect to the RSUs (including any stock units credited as dividend equivalents) in an equivalent number of shares of our common stock in accordance with the participant’s deferral election. Commencing with the plan year beginning on January 1, 2016, employees are no longer permitted to defer receipt of RSUs under our Deferred Compensation Plan.

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EXECUTIVE COMPENSATION TABLES AND NARRATIVES

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes severance and change in control plans covering our named executive officers and certain agreements we have entered into with some of our named executive officers that could require us to make payments to the executives in connection with certain terminations of their employment with us and/or a change in control.

Change in Control — No Termination

Except as described below, our equity awards will not automatically vest should a change in control occur. Upon the occurrence of certain transactions, including a merger, business combination or other reorganization, stock exchange, sale of all or substantially all of our stock, assets or business, or any other transaction in which we do not survive (or we do not survive as a public company), each award may be terminated. If an award is to be terminated in those circumstances, and the Compensation Committee has not provided for the assumption, substitution or other continuation or settlement of the award, the award will become fully vested (and PSU awards will become vested at the target number of shares). For the specific definitions related to accelerated vesting in these circumstances, please refer to the applicable stock plan or form of award agreement as filed with the SEC.

Unless otherwise determined by the Compensation Committee, any stock options that are vested prior to or that become vested in connection with a transaction referred to above will generally terminate if not exercised prior to the transaction.

Change in Control — Termination Without Cause or For Good Reason

In addition to the change in control benefits described above, executive officers may be entitled to severance benefits in the event of certain terminations of employment in connection with or following a change in control. These benefits are provided under our Change of Control Severance Plan, which was adopted by our Board of Directors on March 29, 2001, as most recently amended and restated as of November 3, 2015. The severance benefits are payable if we or our subsidiaries terminate the employment of the executive officer without “cause” or the employee voluntarily terminates his or her employment for “good reason” within one year after a change in control or prior to and in connection with, or in anticipation of, such a change.

For these purposes:

•	The term “change in control” generally means an acquisition by any person or group of more than one-third of our stock, certain majority changes in our board of directors over a period of not more than two years, mergers and similar transactions that result in a 50% or greater change in our ownership, and certain liquidations and dissolutions of the company.

•	The term “cause” generally means the commission of certain crimes by the executive, the executive’s willful engaging in fraud or dishonest conduct, refusal or failure to perform certain duties, breach of fiduciary duty, or breach of certain other violations of company policy.

•	The term “good reason” generally means a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation, certain relocations of the executive’s employment, or a material breach by us (or our successor) with respect to our obligations under the Change of Control Severance Plan.

For the specific definitions of change in control, cause and good reason, please refer to the Change of Control Severance Plan as filed with the SEC.

Each of our named executive officers is a “Tier 1 Executive” for purposes of the Change of Control Severance Plan due to each such officer’s status as an executive officer subject to Section 16 of the Exchange Act.

For each of the named executive officers, the severance benefits generally consist of the following:

(1) a lump sum payment equal to two times the sum of the officer’s annual base compensation plus the target bonus as in effect immediately prior to the change in control or as in effect on the date of notice of termination of the officer’s employment with us, whichever is higher;

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EXECUTIVE COMPENSATION TABLES AND NARRATIVES

(2) 100% vesting of any unvested outstanding equity awards granted to the officer by us, with any performance-based equity awards as to which the applicable performance period has not ended becoming vested at the target level (or, if more favorable, as otherwise provided in the award agreement or other written agreement governing such performance-based award);

(3) extension of the period during which the officer may exercise his or her stock options to the longer of (a) 90 days after the date of termination of his or her employment and (b) the period specified in the plan or agreement governing the options;

(4) continuation for a period of 24 months of the same or equivalent life, health, hospitalization, dental and disability insurance coverage and other employee insurance or welfare benefits, including equivalent coverage for the officer’s spouse and dependent children, and a car allowance equal to what the officer was receiving immediately prior to the change in control, or a lump sum payment equal to the cost of obtaining coverage for 24 months if the officer is ineligible to be covered under the terms of our insurance and welfare benefits plans; and

(5) a lump sum payment equal to the amount of in-lieu payments that the officer would have been entitled to receive during the 24 months after termination of his or her employment if, prior to the change in control, the officer was receiving any cash-in-lieu payments designed to enable the officer to obtain insurance coverage of his or her choosing.

Any health and welfare benefits will be reduced to the extent of the receipt of substantially equivalent coverage by the officer from any successor employer. Our Board of Directors or the Compensation Committee may terminate the Change of Control Severance Plan at any time in its discretion, except in the event of a “change in control” or in anticipation of a “change in control.”

The LTI PSU award granted to Mr. Long in fiscal 2016 is subject to accelerated vesting in the event of the termination of Mr. Long’s employment under circumstances that give rise to the payment of severance benefits under the Change of Control Severance Plan, as follows:

•	100% of the then outstanding and otherwise unvested PSUs previously credited to Mr. Long based on the attainment of a performance milestone will vest as of the date of Mr. Long’s termination of employment; and

•	as to any then outstanding and otherwise unvested and uncredited PSUs that remain eligible to vest and as to which the achievement of the corresponding milestone has not been determined, a pro rata portion of the target number of such PSUs (or, if fewer than the target number remain outstanding, unvested and uncredited, a pro rata portion of such PSUs that remain outstanding), with proration based on the number of days Mr. Long was employed with us during the three-year period commencing on the grant date.

Involuntary Termination Without Cause — No Change in Control

Our Board of Directors adopted an Executive Severance Plan on February 16, 2006, as most recently amended and restated on February 4, 2015, which provides for certain severance benefits in the event an executive’s employment is terminated without “cause.” For these purposes, “cause” generally has the meaning described in the preceding section. For the specific definition of cause, please refer to the Executive Severance Plan as filed with the SEC.

Participants in the Executive Severance Plan include members of our senior management who our Board of Directors or the Compensation Committee has designated as a Tier 1 Executive, Tier 2 Executive or Tier 3 Executive. The level of severance benefits payable under the Executive Severance Plan depend upon the executive’s designated Tier. The Compensation Committee has designated each of our named executive officers as a Tier 1 Executive under our Executive Severance Plan.

The Executive Severance Plan provides that a Tier 1 Executive such as each of our named executive officers will receive the following severance benefits in the event we terminate the executive’s employment without cause:

(1) severance equal to the executive’s monthly base salary multiplied by twenty-four (24), subject to applicable taxes and withholding, generally payable in a lump sum cash payment during the ten-day period commencing on the 30th day following separation;

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EXECUTIVE COMPENSATION TABLES AND NARRATIVES

(2) a pro-rata bonus payment, subject to applicable taxes and withholding, under our bonus program for the bonus cycle in which the executive’s termination date occurs (determined based on the number of days in the applicable bonus cycle during which the executive was employed (not to exceed six months) and assuming 100% of the performance targets subject to the bonus award are met regardless of actual funding by us), generally payable in a lump sum cash payment during the ten-day period commencing on the 30th day following separation;

(3) acceleration of the vesting of the executive’s then outstanding equity awards that are subject to time-based vesting to the extent such equity awards would have vested and become exercisable or payable, as applicable, if the executive had remained employed for an additional six months, and for performance-based equity awards, acceleration of the portion of the award that has been credited based on performance achievement but has not yet vested;

(4) outplacement services provided by a vendor chosen by us and at our expense for 12 months following the executive’s termination of employment; and

(5) an amount equal to the applicable COBRA premium rate for company-provided medical, dental and/or vision coverage existing as of the executive’s termination date multiplied by eighteen (18) months, generally payable in a lump sum cash payment during the ten-day period commencing on the 30th day following separation.

Payment of severance benefits under the Executive Severance Plan is conditioned upon the executive’s execution of a valid and effective release of claims. In addition, no executive is entitled to a duplication of benefits under the Executive Severance Plan or any other severance plan of ours or our subsidiaries, including the Change of Control Severance Plan.

The annual LTI PSU awards granted to Messrs. Milligan, Cordano, Long and Ray in fiscal 2016 provide for accelerated vesting at target level in the event of a termination of employment under circumstances that give rise to severance benefits under the Executive Severance Plan. The LTI PSU award granted to Mr. Long in fiscal 2016 is subject to accelerated vesting in the same manner as described above in connection with a termination of his employment under circumstances that give rise to severance benefits under the Change of Control Severance Plan. The Integration PSUs granted to Messrs. Cordano, Long and Ray are subject to accelerated vesting in the event of an involuntary termination of the officer’s employment due to a restructuring on or after the date that the Compensation Committee determines the number of units to be credited to the officer for the second measurement period concluding in December 2017, and the officer would receive the outstanding and otherwise unvested stock units that were previously credited based on the attainment of a performance milestone during the performance period.

Qualified Retirement

In the event an employee retires from employment at a time when the employee meets the criteria of a “qualified retiree” under our standard terms and conditions for stock options, all unvested stock options held by the employee at the time of termination will accelerate. In order to be a qualified retiree, an employee is generally required to have at least five years of continuous service with us and the employee must also be at least age 65 at the time of retirement and his or her age plus total years of continuous service with us must total at least 75.

If an employee meets the applicable “qualified retiree” criteria, the employee’s stock options will remain exercisable for three years after his or her retirement or until their earlier expiration but will immediately terminate in the event the employee provides services to one of our competitors or otherwise competes with us. In that event, we will have the right to pursue recovery of any profits realized by the employee from exercising the stock options during the six-month period prior to the date the employee commenced providing such services to a competitor.

Death

In the event of an employee’s death, the vesting of LTI awards previously granted to the employee will accelerate as described below.

•	For stock options, all unvested stock options held by the employee at the time of death will immediately vest and be exercisable, and the stock options will remain exercisable for three years after the date of the employee’s death or until the earlier expiration of the stock option.

•	For awards of RSUs, a pro rata portion of the stock units due to vest on the next vesting date will immediately vest based on the number of days that the employee was employed by us between the last vesting date of the award and its next vesting date.

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EXECUTIVE COMPENSATION TABLES AND NARRATIVES

•	For annual LTI PSU awards, a pro-rata portion of the award (based on the number of days that the employee was employed by us during the applicable performance period) will remain outstanding and eligible to vest based on actual achievement of the performance milestones over the performance period. Mr. Long’s LTI PSU is subject to accelerated vesting in the same manner as described above in connection with a termination of his employment under circumstances that give rise to severance benefits under the Change of Control Severance Plan.

Calculation of Potential Payments upon Termination or Change in Control

The following table presents our estimate of the benefits payable to the named executive officers under the agreements and plans described above in connection with certain terminations of their employment with us and/ or a change in control. In calculating the amount of any potential payments to the named executive officers, we have assumed the following:

•	The applicable triggering event (i.e., qualifying termination of employment and/or change in control) occurred on June 30, 2017.

•	The price per share of our common stock is equal to the NASDAQ Stock Market closing market price per share on June 30, 2017 ($88.60), the last trading day in fiscal 2017.

•	The company does not survive the change in control, and all outstanding incentive awards are cashed out and terminated in the transaction.

•	Not included in the table below are payments each named executive officer earned or accrued prior to termination, such as the balances under our Deferred Compensation Plan and previously vested equity and non-equity incentive awards, which are more fully described and quantified in the tables and narratives above.

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EXECUTIVE COMPENSATION TABLES AND NARRATIVES

Name	Compensation Element	Change in Control-No Termination (Awards Not Assumed) ($)(1)	Change in Control-With Termination Not for Cause or For Good Reason ($)(2)	Involuntary Termination Without Cause-No Change in Control ($)(3)	Qualified Retirement ($)(4)	Death ($)(5)
Stephen D. Milligan	Cash Severance	—	5,750,000	3,162,500	—	—
	Option Acceleration(6)	11,919,748	11,919,748	3,782,511	—	11,919,748
	Restricted Stock Unit Acceleration(7)	2,313,819	2,313,819	1,519,393	—	1,295,432
	Performance Stock Unit Acceleration(8)	20,459,170	20,459,170	20,459,170	—	12,602,214
	Continuation of Benefits(9)	—	101,319	75,989	—	—
	Value of Outplacement Services	—	—	5,960	—	—

	TOTAL	34,692,737	40,544,056	29,005,523	—	25,817,394

Michael D. Cordano	Cash Severance	—	3,600,000	2,100,000	—	—
	Option Acceleration(6)	6,752,101	6,752,101	2,138,758	—	6,752,101
	Restricted Stock Unit Acceleration(7)	5,088,825	5,088,825	2,118,784	—	1,816,253
	Performance Stock Unit Acceleration(8)	17,039,677	17,039,677	14,449,867	—	3,846,083
	Continuation of Benefits(9)	—	64,727	48,545	—	—
	Value of Outplacement Services	—	—	5,960	—	—

	TOTAL	28,880,603	32,545,330	20,861,914	—	12,414,437

Mark P. Long	Cash Severance	—	2,625,000	1,593,750	—	—
	Option Acceleration(6)	3,192,654	3,192,654	1,039,690	—	3,192,654
	Restricted Stock Unit Acceleration(7)	1,682,826	1,682,826	621,571	—	534,824
	Performance Stock Unit Acceleration(10)	19,259,483	19,259,483	19,259,483	—	12,687,601
	Continuation of Benefits(9)	—	92,477	69,358	—	—
	Value of Outplacement Services	—	—	5,960	—	—

	TOTAL	24,134,963	26,852,440	22,589,812	—	16,415,079

Martin R. Fink	Cash Severance	—	2,520,000	1,530,000	—	—
	Option Acceleration(6)	—	—	—	—	—
	Restricted Stock Unit Acceleration(7)	3,337,510	3,337,510	—	—	339,271
	Performance Stock Unit Acceleration(8)	—	—	—	—	—
	Continuation of Benefits(9)	—	101,310	75,982	—	—
	Value of Outplacement Services	—	—	5,960	—	—

	TOTAL	3,337,510	5,958,820	1,611,942	—	339,271

Michael C. Ray	Cash Severance	—	2,043,500	1,333,750	—	—
	Option Acceleration(6)	3,386,412	3,386,412	1,046,195	—	3,386,412
	Restricted Stock Unit Acceleration(7)	3,812,367	3,812,367	1,321,528	—	1,137,263
	Performance Stock Unit Acceleration(8)	6,783,544	6,783,544	5,533,275	—	1,086,636
	Continuation of Benefits(9)	—	65,302	48,977	—	—
	Value of Outplacement Services	—	—	5,960	—	—

	TOTAL	13,982,323	16,091,125	9,289,685	—	5,610,311

(1)

As described above, none of our equity awards will automatically vest because a change in control event occurs. The amounts shown represent the estimated value of the acceleration of outstanding equity incentive compensation under our incentive compensation plans in connection with a change in

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EXECUTIVE COMPENSATION TABLES AND NARRATIVES

control (regardless of whether a termination of employment also occurs), as such acceleration is described more fully above, assuming that the awards were to be terminated in connection with the change in control and the Compensation Committee had not provided for the assumption, substitution or other continuation of the awards.

(2)	The amounts shown represent the estimated value of the severance benefits payable under the Change of Control Severance Plan (and the estimated value of equity acceleration under our stock incentive plans for awards not covered under the Change of Control Severance Plan) in the event of a qualifying termination of employment in connection with a change in control, as such benefits are described more fully above.

(3)	The amounts shown represent the estimated value of the severance benefits payable under the Executive Severance Plan in the event of a termination of employment by us without cause, as such benefits are described more fully above.

(4)	None of the executive officers met the requirements for a “qualified retiree” described above as of June 30, 2017.

(5)	The amounts shown represent the estimated value of the acceleration of outstanding equity and non-equity incentive compensation under our incentive compensation plans in connection with the executive’s death, as such acceleration is described more fully above. For the PSU awards, where applicable, the amounts assume achievement at 100% of target for the period, subject to proration.

(6)	The amounts shown represent the portion of the option award that would have accelerated in connection with the termination or change in control event and are based on the intrinsic value of that portion of the option as of June 30, 2017. These intrinsic values were calculated by multiplying (i) the difference between the closing NASDAQ market price of a share of our common stock on June 30, 2017 ($88.60), the last trading day in fiscal 2017, and the applicable exercise price by (ii) the number of shares subject to stock options vesting on an accelerated basis on June 30, 2017. As a result, the amounts shown do not include any value for the acceleration of stock options that have an exercise price greater than $88.60 or for stock options that were already vested as of June 30, 2017. Also not included in the table above is any potential value attributable to the extension of a stock option term in connection with certain terminations of employment.

(7)	The amounts shown represent the portion of the RSU award that would have accelerated in connection with the termination event and are based on the intrinsic value of that portion as of June 30, 2017. These intrinsic values were calculated by multiplying (i) the NASDAQ Stock Market closing price of a share of our common stock on June 30, 2017 ($88.60), the last trading day in fiscal 2017, by (ii) the number of stock units that would have vested on an accelerated basis on June 30, 2017.

(8)	The amounts shown represent the target number of PSUs that would have accelerated in connection with the termination event and are based on the intrinsic value of those units as of June 30, 2017. These intrinsic values were calculated by multiplying (i) the closing NASDAQ market price of a share of our common stock on June 30, 2017 ($88.60), the last trading day in fiscal 2017, by (ii) the target number of PSUs that would have vested on an accelerated basis on June 30, 2017.

(9)	For purposes of the calculation for these amounts, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executive will find other employment, or discount rates for determining present value.

(10)	The amounts shown represent the number of Mr. Long’s PSUs that would have accelerated in connection with each termination event described in the section entitled “Potential Payments upon Termination or Change in Control” as related to Mr. Long’s PSUs and are based on the intrinsic value of those units as of June 30, 2017. These intrinsic values were calculated by multiplying (i) the closing NASDAQ market price of a share of our common stock on June 30, 2017 ($88.60), the last trading day in fiscal 2017, by (ii) the number of PSUs that would have vested on an accelerated basis on June 30, 2017.

Leonetti Departure

In connection with Mr. Leonetti’s departure as our Chief Financial Officer, we entered into the Separation Agreement with Mr. Leonetti. In connection with Mr. Leonetti’s termination of employment on October 1, 2016, he received the following amounts, subject to the terms and conditions of the Separation Agreement: cash severance ($1,126,027), continuation of benefits ($28,644), value of outplacement services ($14,900) and transition bonus ($350,000). In accordance with the terms of the Executive Severance Plan, Mr. Leonetti also received accelerated vesting of his then-outstanding stock options and RSUs as if Mr. Leonetti had remained employed through April 1, 2017, the six-month anniversary of his separation date, and accelerated vesting of his annual LTI PSU award granted in August 2015 (at the target level) pursuant to the terms of the PSU award. No value is assigned to the accelerated vesting of his outstanding stock options because all such stock options were underwater based on the NASDAQ Stock Market closing price of a share of our common stock on September 30, 2016 ($58.47) (the last trading day before the date of his departure, used as an assumption for purposes of this disclosure) and the applicable exercise price of the stock options. Mr. Leonetti did not hold any RSUs that were subject to accelerated vesting as a result of his termination of employment. The value of the accelerated vesting of his PSUs was approximately $714,501. This amount was calculated by multiplying the number of PSUs by the NASDAQ Stock Market closing price of a share of our common stock on September 30, 2016 ($58.47), the last trading day before the date of his departure (used as an assumption for purposes of this disclosure).

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PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables, as well as in the Compensation Discussion and Analysis).

As described more fully in the section entitled “Compensation Discussion and Analysis,” our executive compensation program is designed and reviewed periodically throughout the year to achieve the following goals:

•	attract, develop, reward and retain highly qualified and talented individuals;

•	motivate executives to improve the overall performance of our company as a whole as well as the business group for which each executive is responsible, and reward executives when specified measurable results have been achieved;

•	encourage accountability by determining salaries and incentive awards based on each executive’s individual contribution and performance;

•	tie incentive awards to financial and non-financial metrics that drive the performance of our common stock over the long term to further reinforce the linkage between the interests of our stockholders and our executives; and

•	help ensure compensation levels are both externally competitive and internally equitable.

We urge stockholders to read the section entitled “Compensation Discussion and Analysis,” particularly the “Executive Summary,” which describes in more detail how our executive compensation program is designed to achieve these goals and key fiscal 2017 compensation decisions. Highlights of our executive compensation programs include the following:

•	Base Salary. We generally target base salaries for executive officers at approximately the median of composite market data in order to help attract and retain highly qualified executive talent and to compensate executives for sustained individual performance.

•	Short-Term Incentive (STI) Bonus. Our executive officers are eligible to earn short-term incentive pay under our STI program based on our performance against pre-established performance goals for the performance period, which is typically a semi-annual performance period. Our STI is designed primarily to motivate executives to achieve specified performance goals that are important to the continued growth and success of the company and to align the interests of management with the interests of stockholders. We generally target bonus opportunities at a level such that when added to base salary, the executive officer’s target total cash compensation is between the median and the 75th percentile based on composite market data.

•	Long-Term Incentives. Our executive officers are also eligible to receive long-term incentive, or LTI, pay in the form of a combination of stock options, RSUs and PSUs. These long-term incentives are generally granted annually and vest over a two-, three- or four-year period, resulting in overlapping vesting periods that are designed to discourage short-term risk-taking, reinforce the link between the interests of stockholders and our executives and motivate executives to improve the multi-year financial performance of the company. We generally target LTI opportunities at a level such that when added to target total cash compensation, the executive’s target total direct compensation is between the median and the 75th percentile based on composite market data.

A substantial portion of each executive officer’s compensation is awarded in the form of performance-based compensation such as cash bonuses and LTI compensation. The employment agreement we have with our Chief Executive Officer, Mr. Milligan, does not contain any guaranteed payment of bonuses or LTI compensation. We provide generally modest perquisites to our executive officers and do not provide for any tax gross-ups specific to severance or change in control pay for our executive officers. In addition, all executive officers are required to meet, and have satisfied, stock ownership guidelines which help achieve our objective of linking the interests of stockholders and management.

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PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Vote Required and Recommendation of our Board of Directors

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this Proposal 2 is required to approve, on a non-binding, advisory basis, the compensation of our named executive officers.

This Proposal 2 on the compensation paid to our named executive officers is advisory only and will not be binding on the company or our Board of Directors, and will not be construed as overruling a decision by the company or our Board of Directors or creating or implying any additional fiduciary duty for the company or our Board of Directors. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this Proposal 2 and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Our Board of Directors’ current policy is to provide stockholders with an opportunity to vote on the compensation of named executive officers each year at the annual meeting of stockholders. We have included in this Proxy Statement Proposal 3 to approve the frequency of future advisory votes on the compensation of our named executive officers and our Board of Directors recommends that we continue with the current policy of holding such a vote every year. Accordingly, if stockholders approve every 1 YEAR as the preferred frequency option in Proposal 3, we expect the next advisory vote on the compensation of our named executive officers will occur at our 2018 annual meeting of stockholders.

Our Board recommends that stockholders vote “FOR” Proposal 2 to approve on an advisory basis the compensation of our named executive officers, as disclosed in this Proxy

Statement pursuant to the SEC’s executive compensation disclosure rules.

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PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As described in Proposal 2 above, stockholders are being provided the opportunity to cast an advisory vote on our executive compensation. This Proposal 3 affords stockholders the opportunity to cast an advisory vote on how often we should include an advisory vote on executive compensation in our proxy materials for future annual stockholder meetings (or a special stockholder meeting for which we must include executive compensation information in the proxy statement for that meeting). Under this Proposal 3, stockholders may vote to have the advisory vote on executive compensation every 1 year, every 2 years or every 3 years.

After careful consideration, our Board of Directors currently believes that advisory votes on executive compensation should be conducted every year so that stockholders may annually express their views on our executive compensation program. The Compensation Committee, which administers our executive compensation program, values the opinions expressed by stockholders in these votes and will consider the outcome of these votes in making future decisions on executive compensation.

In voting on this Proposal 3, you will be able to indicate your preference regarding the frequency of future advisory votes on executive compensation by specifying a choice of 1 year, 2 years or 3 years. If you do not have a preference regarding the frequency of future advisory votes on executive compensation, you should abstain from voting on this Proposal 3. Stockholders are not voting to approve or disapprove the Board’s recommendation.

Vote Required and Recommendation of our Board of Directors

Under our By-laws, the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this Proposal 3 is required to approve, on a non-binding, advisory basis, a frequency option for future advisory votes on executive compensation. However, if no option receives the affirmative vote of at least a majority of the shares present in person or represented by proxy and entitled to vote on this Proposal 3 at the Annual Meeting, then our Board of Directors will consider the option receiving the highest number of votes as the preferred option of the stockholders.

This Proposal 3 on the frequency of future advisory votes on executive compensation is advisory only and will not be binding on the company or our Board of Directors. Although the vote on this Proposal 3 is non-binding, our Board of Directors and the Compensation Committee will carefully review the voting results. Notwithstanding our Board’s recommendation and the outcome of the stockholder vote, our Board of Directors may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to our executive compensation program.

Our Board recommends that stockholders vote to hold future advisory votes on executive compensation every “1 YEAR” (as opposed to every 2 years or every 3 years).

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PROPOSAL 4: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE

WESTERN DIGITAL CORPORATION 2004 PERFORMANCE INCENTIVE PLAN

PROPOSAL 4: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE WESTERN DIGITAL CORPORATION 2004 PERFORMANCE INCENTIVE PLAN

At the Annual Meeting, stockholders will be asked to approve an amendment and restatement of the Western Digital Corporation Amended and Restated 2004 Performance Incentive Plan (the “Performance Incentive Plan”) (which, among other changes, is being renamed as the “2017 Performance Incentive Plan”). The Performance Incentive Plan was adopted, subject to stockholder approval, by our Board of Directors on August 3, 2017. We believe that equity awards are critical to attracting and retaining the most talented employees in our industry. Stockholder approval of the proposed amendment and restatement of the Performance Incentive Plan will allow us to continue to provide these important incentives. Under applicable listing rules, we may not increase the Performance Incentive Plan share limit without stockholder approval.

MATERIAL CHANGES TO THE PERFORMANCE INCENTIVE PLAN

The amendment and restatement of the Performance Incentive Plan would rename the plan as the “2017 Performance Incentive Plan” and reflects the following material changes, which are subject to stockholder approval of this Proposal 4:

•	Increase in Aggregate Share Limit. The amended and restated version of the 2004 Performance Incentive Plan authorizes an increase in the number of shares of common stock available for award grants under the plan by an additional fourteen million (14,000,000) shares, from 65,837,248 shares to 79,837,248 shares, and also provides that outstanding awards under the SanDisk Corporation 2013 Incentive Plan (the “SanDisk Plan”), which we assumed in May 2016 in connection with the acquisition of SanDisk, that are forfeited, cancelled or expired prior to being vested or exercised, as applicable, will be available for new grants under the Performance Incentive Plan. As of August 11, 2017, a total of 12,887,921 shares of our common stock were subject to outstanding awards granted under the Performance Incentive Plan, a total of 9,938,760 shares of our common stock were subject to outstanding awards granted under the SanDisk Plan, 4,548,181 shares of our common stock were available for new award grants under the Performance Incentive Plan (before giving effect to the increase in the aggregate share limit being requested in this Proposal 4), and an additional 10,828,293 shares of common stock were available for new award grants under the SanDisk Plan. If stockholders approve the amended and restated version of the Performance Incentive Plan, no new awards may be granted under the SanDisk Plan after the Annual Meeting and the share pool then available for new award grants under the SanDisk Plan will be cancelled. However, the termination of our grant authority under the SanDisk Plan will not affect awards then outstanding under that plan.

•	Renewal of Performance Criteria. One element of the Performance Incentive Plan is the Compensation Committee’s discretion to grant certain qualified performance-based awards (as defined below) intended to satisfy the requirements for deductibility of compensation under Section 162(m). These awards are in addition to stock options and stock appreciation rights which may also be granted under the Performance Incentive Plan and may also qualify as performance-based compensation for Section 162(m) purposes. Approval of the amended and restated version of the Performance Incentive Plan will constitute approval of the performance criteria (within the meaning of Section 162(m)) set forth in the amended and restated version of the Performance Incentive Plan pursuant to the stockholder approval requirements of Section 162(m).

•	Incentive Stock Options. Currently, the maximum number of shares that may be delivered under the Performance Incentive Plan pursuant to options qualified as incentive stock options is 65,837,248 shares. The amended and restated version of the Performance Incentive Plan authorizes an increase in this limit by an additional fourteen million (14,000,000) shares, from 65,837,248 shares to a new aggregate incentive stock option limit of 79,837,248 shares. These awards also count against, and are not in addition to, the aggregate share limit referenced above.

COMPENSATION AND GOVERNANCE PRACTICES

The amended and restated version of the Performance Incentive Plan authorizes the grant of equity-based compensation in the form of stock options, stock appreciation rights, stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents and similar rights, as well as cash-based awards, for the purpose of providing the members of our Board of Directors and our employees and consultants compensation, incentives and rewards for

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performance. The amended and restated version of the Performance Incentive Plan both continues and enhances a broad range of compensation and governance practices, with some of the key features highlighted below. These highlights are qualified in their entirety by the full text of the Performance Incentive Plan (as proposed to be amended and restated), which has been filed with the SEC as Exhibit A to this Proxy Statement:

•	Limitations on Grants. The maximum aggregate number of shares underlying awards that may be delivered to any one person during any calendar year (i) with respect to stock options and stock appreciation rights is 1,000,000 shares, and (ii) with respect to awards intended to qualify as performance-based compensation for purposes of Section 162(m) (other than stock options and stock appreciation rights) is 800,000 shares, in each case, subject to equitable adjustment for certain corporate transactions. Cash awards intended to qualify as performance-based compensation for Section 162(m) (excluding cash awards where the cash payment is determined with reference to the fair market value of a share of common stock upon or following the vesting of the award) to a participant in any one calendar year may not exceed $10,000,000.

•	Director Award Limit. The value of the shares subject to awards granted under the amended and restated version of the Performance Incentive Plan to any one non-employee director in any one grant year (based on the fair market value of the shares on the date of grant of the applicable award, using such valuation principles as determined by the plan administrator) may not exceed $900,000. This limit does not apply as to any award granted to an individual for services in a capacity other than as a non-employee director, even if such individual is, was or becomes a non-employee director. For these purposes, a “grant year” means the annual period commencing on the date of our annual meeting of stockholders and concluding on the day immediately preceding the next annual meeting of stockholders, or such other annual period as the administrator may determine in its discretion.

•	No Repricing of Stock Options or Stock Appreciation Rights. Without stockholder approval, we generally may not reprice an outstanding stock option or stock appreciation right, except for equitable adjustments for certain corporate transactions, as further described below.

•	Dividends and Dividend Equivalents Not Payable on Performance-Based Awards Until Vesting. Dividends and dividend equivalents payable in connection with performance-based awards will only be paid out to the extent that the performance-based vesting conditions are satisfied and the shares underlying such awards vest.

•	No In-the-Money Stock Option or Stock Appreciation Right Grants. Stock options and stock appreciation rights may not be granted with an exercise or base price less than the fair market value, generally the closing price, of our common stock on the date of grant.

•	Section 162(m) Qualification. The amended and restated version of the Performance Incentive Plan continues to be designed to allow us to grant awards that may be intended to qualify as performance-based compensation under Section 162(m), including equity awards and cash bonuses.

•	Independent Administration. The Compensation Committee, which consists of only non-employee directors, generally administers the amended and restated version of the Performance Incentive Plan, while our Board of Directors administers the plan with respect to awards granted to our non-employee directors.

•	Clawback Right. The amended and restated version of the Performance Incentive Plan provides that the plan administrator has the right to provide in the terms of any award or agreement that awards granted under the amended and restated version of the Performance Incentive Plan shall be subject to the provisions of any clawback or similar policy adopted by us, which may require the award recipient to repay any proceeds or gains and forfeit the award.

•	Minimum Vesting Requirements. Except pursuant to any required accelerated vesting in connection with a change in control event, or as described below, the amended and restated version of the Performance Incentive Plan provides that each award granted under the plan will be subject to a minimum vesting period of one year. Awards may, however, be granted under the plan with minimum vesting requirements of less than one year, or no vesting requirements, provided that the total number of shares of the company’s common stock subject to such awards will not exceed 5% of the aggregate share limit.

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•	No Liberal Share Recycling. Shares that are delivered to, or withheld by, us under an award may not be reissued under the amended and restated version of the Performance Incentive Plan (except to the extent the award is forfeited or terminated without having been vested or paid, as the case may be, and except for cash-settled awards). In addition, shares that are delivered or withheld by us in connection with the exercise of stock options, the settlement of SARs or the payment of required withholding taxes, or shares that are purchased on the open market with cash proceeds from the exercise of stock options, will not be available again under the amended and restated version of the Performance Incentive Plan.

STOCKHOLDER APPROVAL REQUIREMENT

The provisions of the amended and restated version of the Performance Incentive Plan will become effective upon stockholder approval of this Proposal 4 at the Annual Meeting. Unless and until our stockholders approve the amended and restated version of the Performance Incentive Plan, we will continue to grant awards under the terms of the Performance Incentive Plan, as approved by our stockholders and effective as of August 5, 2015, as well as from the SanDisk Plan and from the shares currently available for issuance under the Performance Incentive Plan and the SanDisk Plan, without regard to the amendment and restatement being proposed in this Proposal 4.

Our Board of Directors approved the additional share authority requested under the amended and restated Performance Incentive Plan based on a belief that the number of shares currently available under the Performance Incentive Plan does not give us sufficient flexibility to adequately provide for future incentives based on current grant practices and stock price of our common stock. If stockholders do not approve this Proposal 4, however, we will continue to have the authority to grant awards under the existing terms of the Performance Incentive Plan and the SanDisk Plan.

Stockholder approval of this Proposal 4 will also constitute approval of the performance criteria set forth in the amended and restated version of the Performance Incentive Plan pursuant to the stockholder approval requirements of Section 162(m), which will enable us to continue to award qualified performance-based awards through our 2022 annual meeting of stockholders.

HISTORICAL AWARD INFORMATION

•	Broad-Based Granting. All of our full-time employees may be considered eligible to receive equity award grants, as determined by the plan administrator. As of June 30, 2017, 67,629 worldwide employees, each of our eight non-employee directors and approximately 100 consultants were eligible to receive equity award grants under the Performance Incentive Plan.

•	Alignment of Named Executive Officer Interests with Stockholder Interests. Equity awards represented, on average, 76% of the target total direct compensation for our Chief Executive Officer in fiscal 2017, and 69% on average of the target total direct compensation of our other named executive officers in fiscal 2017 based on the midpoint of each named executive officers LTI guidelines. For additional information on the target total direct compensation of our named executive officers, please see the section entitled “Compensation Discussion and Analysis.”

•	Share Pool. As of August 11, 2017, approximately 4,548,181 shares were available for issuance under the Performance Incentive Plan without giving effect to the proposed additional fourteen million (14,000,000) share increase requested under the amended and restated version of the Performance Incentive Plan. Shares that are subject to full value awards (as defined below) granted under the Performance Incentive Plan are counted against the total share limit as 1.72 shares for every one (1) share granted, whereas shares that are subject to awards of stock options or stock appreciation rights are counted against the total share limit as one (1) share for every one (1) share granted. This fungible share counting ratio of 1.72 to one (1) continues under the amended and restated version of the Performance Incentive Plan.

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Outstanding Awards under the Performance Incentive Plan. As in prior fiscal years, our equity award mix favors the granting of full value awards, such as RSU and PSU awards, which vest on the basis of continued service and/or attainment of long-term performance goals. These types of awards enable us to reduce our gross burn rate and limit dilution by granting a fewer number of shares relative to the number of stock options that had been granted in prior years. As of August 11, 2017, there were outstanding under the Performance Incentive Plan: 5,723,833

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•	stock options; 4,831,304 unvested RSUs (including units credited as dividend equivalents through that date) and 2,332,784 performance units (at target level or, if applicable, the credited amount) (including units credited as dividend equivalents through that date), in each case, as counted on a 1:1 basis without applying the fungible share ratio. The amended and restated version of the Performance Incentive Plan continues to preserve our flexibility to shift the type and mix of awards granted from time to time as may be warranted by the circumstances.

POTENTIAL DILUTION AND AWARD BURN RATE METRICS

The following section includes additional information to help you assess the potential dilutive impact of our equity awards and the proposed amendments to the Performance Incentive Plan.

The following table shows how certain metrics have changed over the past three fiscal years under the Performance Incentive Plan. Additionally, the fiscal 2017 metrics include awards granted under the SanDisk Plan (we assumed certain outstanding awards in connection with our acquisition of SanDisk in fiscal 2016, but we did not grant any awards under the SanDisk Plan prior to fiscal 2017). As to the number of shares of our common stock subject to RSU and PSU awards outstanding on any particular date, the information presented includes the crediting of dividend equivalents on the awards through that date, to the extent the dividend equivalents are payable in shares of common stock. For historical PSU awards, the information presented is based on the target number of shares subject to the award (while the final vesting of the awards may range from 0% to 300% of the target number of shares subject to these awards based on performance over the performance period applicable to the awards). “Overhang” refers to the number of shares of our common stock that are subject to outstanding awards or remain available for new award grants, including under the SanDisk Plan for fiscal 2017. “Burn rate” refers to how many shares are subject to awards that we grant over a particular period of time.

Key Equity Metrics	FY2017	FY2016	FY2015	3-Year Average (FY2015 -FY2017)
Shares subject to awards granted during year, counted on 1:1 basis (1)	8.8 million	4.4 million	2.5 million	5.2 million
Shares subject to awards granted during year, counted using the full value fungible share counting formula of 1.72:1 (2)	13.12 million	6.3 million	3.4 million	7.6 million
Gross burn rate during year (3)	3.06%	1.84%	1.08%	1.99%
Net burn rate during year (4)	2.01%	1.34%	0.73%	1.36%
Dilution at end of year (5)	10.07%	13.98%	7.18%	10.41%
Overhang at end of year (6)	7.18%	8.70%	4.26%	6.71%

(1)	Reflects total gross number of shares subject to equity awards granted during the fiscal year, and does not reflect subsequent forfeitures or cancellations.

(2)	Reflects number of shares that are used during the fiscal year based on the awards granted (see footnote 1) and the fungible share counting provisions that require each full value award to count as 1.72 shares, and each stock option to count as one (1) share, against the pool of shares available under the Performance Incentive Plan.

(3)	Gross burn rate is calculated by dividing the total number of shares subject to equity awards granted during the fiscal year (counted on a 1:1 basis without applying the fungible share ratio) by the total weighted-average number of shares outstanding during the period, and does not reflect subsequent forfeitures or cancellations.

(4)	Net burn rate is calculated by dividing the total number of shares subject to equity awards granted during the fiscal year (counted on a 1:1 basis without applying the fungible share ratio) by the total weighted-average number of shares outstanding during the period, and takes into account any cancelled or forfeited equity awards.

(5)	Dilution is calculated by dividing the sum of (i) the number of shares subject to equity awards outstanding at the end of the fiscal year, plus (ii) the number of shares available for future grants, by the number of shares outstanding at the end of the fiscal year. The number of shares available for future grants excludes the available pool of shares under the SanDisk Plan, which will be cancelled subject to stockholder approval of this Proposal 4. At the end of fiscal 2016 and fiscal 2017, there were 14.7 million shares and 12.2 million shares, respectively, available for future grant pursuant to the pool of shares remaining available under the SanDisk Plan; when including those shares in the calculation set forth above, the dilution at the end of fiscal 2016 would be 19.15% and at the end of fiscal 2017 would be 14.25%.

(6)	Overhang is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year, including for fiscal 2017 shares subject to equity awards granted under the SanDisk Plan and shares subject to other awards assumed in connection with our acquisition of SanDisk, by the number of shares outstanding at the end of the fiscal year.

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The weighted-average number of shares of the company’s common stock issued and outstanding in each of the last three fiscal years is reported in our Annual Report on Form 10-K for the respective fiscal year. The number of shares of our common stock issued and outstanding as of June 30, 2017 and August 11, 2017 was 294 million shares and 295 million shares, respectively.

We anticipate that the fourteen million (14,000,000) additional shares requested for the amended and restated version of the Performance Incentive Plan (which represents 4.8% of the number of shares of the company’s common stock issued and outstanding as of August 11, 2017), together with the shares currently available under the Performance Incentive Plan without regard to the proposed increase in shares, generally will provide the company with flexibility to continue to grant equity awards under the amended and restated version of the Performance Incentive Plan through 2018 or 2019 (reserving sufficient shares to cover potential payment of performance-based awards at maximum payment levels and covering dividend equivalents that may be credited with respect to the awards based on the company’s recent dividend payments). However, this is only an estimate, in our judgment, based on current circumstances.

The total number of shares that are subject to our award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of our common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the number of dividend equivalent rights outstanding, the extent to which they provide for settlement in stock and the amount and frequency of our dividend payments, the type of awards we grant and how we choose to balance total compensation between cash and equity awards. As previously noted, if stockholders approve the proposed amended and restated Performance Incentive Plan, no new awards will be granted under the SanDisk Plan.

The closing market price for a share of our common stock as of August 11, 2017 was $79.90 per share.

SUMMARY DESCRIPTION OF THE PERFORMANCE INCENTIVE PLAN (AS PROPOSED TO BE AMENDED AND RESTATED)

The principal terms of the Performance Incentive Plan (as proposed to be amended and restated) are summarized below. The following summary is qualified in its entirety by the full text of the Performance Incentive Plan (as proposed to be amended and restated), which has been filed with the SEC as Exhibit A to this Proxy Statement. A copy of the amended and restated Performance Incentive Plan document (as proposed to be amended and restated) may also be obtained without charge by writing to our Secretary at Western Digital Corporation, 5601 Great Oaks Parkway, San Jose, California 95119. Among other changes being proposed pursuant to the amendment and restatement of the Performance Incentive Plan in this Proposal 4, the plan will be renamed as the “2017 Performance Incentive Plan.”

Purpose. The purpose of the amended and restated Performance Incentive Plan is to promote the success of the company and to increase stockholder value by providing an additional means for us to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration. Our Board of Directors or one or more committees appointed by our Board of Directors administers the amended and restated Performance Incentive Plan. Currently, our Board of Directors has delegated general administrative authority for the Performance Incentive Plan to the Compensation Committee, except that our Board of Directors retains administrative authority with respect to awards granted to non-employee members of our Board of Directors. Our Board of Directors or a committee thereof (within its delegated authority) may delegate different levels of authority to different committees with administrative and grant authority under the Performance Incentive Plan. (The appropriate acting body, be it our Board of Directors or a committee within its delegated authority, is referred to in this Proposal 4 as the “Administrator”).

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The Administrator has broad authority under the amended and restated version of the Performance Incentive Plan with respect to awarding grants including, without limitation, the authority:

•	to select eligible participants and determine the type(s) of award(s) that they are to receive;

•	to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

•	to determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	to cancel, modify or waive the company’s rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents;

•	subject to the other provisions of the amended and restated version of the Performance Incentive Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

•	to determine the method of payment of any purchase price for an award or shares of our common stock delivered under the amended and restated version of the Performance Incentive Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check or electronic funds transfer, by the delivery of already-owned shares of our common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice in third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;

•	to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where the company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

•	to approve the form of award agreements used under the amended and restated version of the Performance Incentive Plan; and

•	to construe and interpret the amended and restated Performance Incentive Plan, make rules for the administration of the plan, and make all other determinations necessary for the administration of the plan.

No Repricing. In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange or surrender an outstanding stock option or stock appreciation right in exchange for an stock option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility. Persons eligible to receive awards under the amended and restated version of the Performance Incentive Plan include officers or employees of the company or any of its subsidiaries, members of our Board of Directors, and certain consultants and advisors to the company or any of its subsidiaries. As of June 30, 2017, approximately 67,629 officers and employees of the company and its subsidiaries (including all of our named executive officers), each of our seven non-employee directors and approximately 100 consultants, are considered eligible under the Performance Incentive Plan.

Aggregate Share Limit. The maximum number of shares of our common stock that may be issued or transferred pursuant to awards under the amended and restated version of the Performance Incentive Plan (without giving effect to the proposed share increase) is 65,837,248 shares. If stockholders approve this Proposal 4, the number of shares available for award grant purposes under the amended and restated version of the Performance Incentive Plan will equal the sum of the following (such total number of shares, the “share limit”):

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•	79,837,248 shares of our common stock, plus

•	the number of any shares of our common stock subject to stock options outstanding under the SanDisk Plan as of the date of the Annual Meeting which expire, or for any reason are cancelled or terminated, after the date of the Annual Meeting without being exercised (which, for purposes of clarity, will become available for award grants under the amended and restated version of the Performance Incentive Plan on a one-for-one basis), plus

•	1.72 times the number of any shares of our common stock subject to restricted share unit awards outstanding and unvested under the SanDisk Plan as of the date of the Annual Meeting which are forfeited, terminated, cancelled, or otherwise reacquired after the date of the Annual Meeting without having become vested (for clarity, with the 1.72:1 ratio to reflect the “full value award” ratio below).

Shares issued in respect of any full value award granted under the amended and restated version of the Performance Incentive Plan count against the share limit described in the preceding paragraph as 1.72 shares for every one (1) share actually issued in connection with the award. For example, if the company granted a bonus of 100 shares of its common stock under the amended and restated version of the Performance Incentive Plan, 172 shares would be counted against the share limit with respect to that award. For this purpose, a “full value award” generally means any award granted under the plan other than a stock option or a stock appreciation right.

Additional Share Limits. The following other limits are also contained in the amended and restated version of the Performance Incentive Plan. These limits are in addition to, and not in lieu of, the share limit for the plan described above and, in the case of share-based limits, are applied on a one-for-one basis without applying the premium share-counting ratio for full value awards discussed above.

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 79,837,248 shares.

•	The maximum number of shares subject to those options and stock appreciation rights that are granted under the plan during any calendar year to any individual under the plan is 1,000,000 shares.

•	The maximum number of shares subject to qualified performance-based awards (as defined below) payable in shares (or payable in cash, where the amount of the cash payment upon or following the vesting of the award is determined with reference to the fair market value of a share) that may be granted to any one participant under the plan in any one calendar year may not exceed 800,000 shares. The aggregate amount of compensation that may be paid to any one participant in respect of all qualified performance-based awards payable only in cash (excluding cash awards covered by the preceding sentence where the cash payment is determined with reference to the fair market value of a share of common stock upon or following the vesting of the award) to a participant under the plan in any one calendar year may not exceed $10,000,000.

•	The value of the shares subject to awards granted to any one non-employee director in any one grant year (based on the fair market value of the shares on the date of grant of the applicable award, using such valuation principles as determined by the Administrator) may not exceed $900,000. This limit would not apply as to any award granted to an individual for services in a capacity other than as a non-employee director, even if such individual is, was or becomes a non-employee director. The term “grant year” is used as described above.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the amended and restated version of the Performance Incentive Plan. In the event that shares are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the amended and restated version of the Performance Incentive Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. Shares that are reacquired or withheld by us to pay the exercise price of an award granted under the amended and restated version of the Performance Incentive Plan or SanDisk Plan, shares reacquired or withheld to satisfy the tax withholding obligations related to any award under the amended and restated version of the Performance

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Incentive Plan or SanDisk Plan, and shares purchased on the open market with the cash proceeds from the exercise of stock options, will not be available for subsequent awards under the plan. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the amended and restated version of the Performance Incentive Plan will again be available for subsequent awards under the amended and restated version of the Performance Incentive Plan. In addition, the amended and restated version of the Performance Incentive Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the amended and restated version of the Performance Incentive Plan.

Types of Awards. The amended and restated version of the Performance Incentive Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses, performance stock, stock units, phantom stock, dividend equivalents and similar awards, which are granted or denominated in shares of our common stock, as well as cash bonus awards. The amended and restated version of the Performance Incentive Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of our common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option may not be less than the fair market value of a share of our common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described in the section entitled “Material U.S. Federal Income Tax Consequences of Awards Under the Amended and Restated Performance Incentive Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the Code and the amended and restated version of the Performance Incentive Plan. Incentive stock options may only be granted to employees of the company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of our common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and cannot be less than the fair market value of a share of our common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

Dividend equivalent rights may not be granted in connection with a stock option or stock appreciation right under the plan, and any dividends or dividend equivalents as to the unvested portion of a restricted stock or stock unit award under the plan that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award if the applicable performance conditions are not satisfied.

Minimum Vesting Requirements. Except pursuant to any required accelerated vesting in connection with a change in control event, or as described below, the amended and restated version of the Performance Incentive Plan provides that each award granted under the plan will be subject to a minimum vesting period of one year. Awards may, however, be granted under the plan with minimum vesting requirements of less than one year, or no vesting requirements, provided that the total number of shares of the Company’s common stock subject to such awards will not exceed 5% of the aggregate share limit. This minimum vesting requirement under the amended and restated version of the Performance Incentive Plan does not limit or restrict the Administrator’s discretion to accelerate or provide for the acceleration of vesting of any award in any circumstances it determines to be appropriate.

Qualified Performance-Based Awards. The Administrator has the discretion to grant awards that may qualify as performance-based compensation within the meaning of Section 162(m). Such awards may be granted only to officers and employees of the company or one of our subsidiaries. To qualify an award as performance-based compensation within the meaning of Section 162(m), the Administrator approving the award or making any certification of performance with respect to the award must consist of a committee consisting solely of two or more outside (independent) members of our Board of Directors, as this requirement is applied under Section 162(m).

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WESTERN DIGITAL CORPORATION 2004 PERFORMANCE INCENTIVE PLAN

An award (other than a stock option or stock appreciation right) intended by the Administrator to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) is referred to as a “qualified performance-based award.” A qualified performance-based award is in addition to a stock option or stock appreciation right, which may also be granted under the amended and restated version of the Performance Incentive Plan and may also qualify as performance-based compensation for Section 162(m) purposes. Qualified performance-based awards may be in the form of restricted stock, performance stock, stock units, other rights to acquire shares of our common stock or cash bonus opportunities.

The grant, vesting, exercisability or payment of qualified performance-based awards may depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the business criteria set forth below (on an absolute or relative basis, including, without limitation, relative to the performance of one or more other companies or upon comparisons of any of the indicators of performance relative to one or more other companies, any of which may also be expressed as a growth or decline measure relative to an amount or performance for a prior date or period) for the company on a consolidated basis or for one or more of the company’s subsidiaries, segments, divisions or business units, or any combination of the foregoing.

The business criteria that the Administrator may use for this purpose will include one or more of the following:

•	earnings per share or adjusted earnings per share,

•	operating income (before or after taxes),

•	stock price,

•	total stockholder return,

•	gross or net sales or revenue,

•	revenue growth,

•	net earnings (before or after interest, taxes, depreciation and/or amortization),

•	return on equity, assets, capital or net investment,
•	cost containment or reduction,

•	market share or total available market,

•	economic value added,

•	gross margin or adjusted gross margin,

•	net income,

•	cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), or

•	any combination of the foregoing criteria.

To qualify an award as performance-based compensation under Section 162(m), the applicable business criteria and specific performance formula, goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m). The performance measurement period with respect to such an award may range from three months to ten years.

Performance targets for qualified performance-based awards will be adjusted to mitigate the unbudgeted impact of significant, material, unusual or nonrecurring items, accounting changes and extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. By way of example, such adjustment items may include, without limitation: (i) items related to a change in accounting principle, (ii) items relating to financing activities, (iii) expenses for restructuring or productivity initiatives, (iv) other non-operating items, (v) items related to acquisitions, (vi) items attributable to the business operations of any entity acquired by us during the performance period, (vii) items related to the disposal of a business or segment of a business, (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards, (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period, (x) any other items of significant income or expense, (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets, (xiii) items that are outside the scope of core, on-going business activities, (xiv) items related to acquired in-process research and development, (xv) items relating to changes in tax laws, (xvi) items relating to licensing or partnership arrangements, (xvii) items relating to asset impairment charges, (xviii) items relating to gains or losses for

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WESTERN DIGITAL CORPORATION 2004 PERFORMANCE INCENTIVE PLAN

litigation, arbitration and contractual settlements, or (xix) items relating to any other unusual or nonrecurring events or changes in applicable law or business conditions.

Qualified performance-based awards may be paid in stock or in cash (in either case, subject to the limits described in the section entitled “Authorized Shares; Limits on Awards” above). Before any qualified performance-based award is paid, the Administrator must certify that the applicable performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of performance-based awards and may reserve discretion to reduce payments below maximum award limits.

Deferrals. The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Acceleration of Awards; Possible Early Termination of Awards. Generally, and subject to limited exceptions set forth in the amended and restated version of the Performance Incentive Plan, upon any event in which the company does not survive, or does not survive as a public company in respect of its common stock, then the Administrator may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards. Upon the occurrence of (or, as may be necessary to effect such action, immediately prior to) any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances, and subject to limited exceptions set forth in the amended and restated version of the Performance Incentive Plan, each award generally will become fully vested to the extent that it is to be terminated in connection with such event. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the amended and restated version of the Performance Incentive Plan.

We generally do not provide for accelerated vesting of equity awards held by our executive officers in connection with a change in control except (i) for certain equity awards, in connection with a change in control event if there is also a qualifying termination of the officer’s employment in connection with a change in control (not merely because the change in control occurred) or (ii) in certain circumstances as referenced above where the award is to terminate in connection with the change in control.

Transfer Restrictions. Subject to certain exceptions contained in the amended and restated version of the Performance Incentive Plan, awards under the amended and restated version of the Performance Incentive Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers are made for estate or tax planning or charitable purposes for no (or nominal) consideration and comply with applicable federal and state securities laws.

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the amended and restated version of the Performance Incentive Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority. Except as expressly provided with respect to the termination of the authority to grant new awards under the SanDisk Plan if stockholders approve the amended and restated version of the Performance Incentive Plan, the amended and restated version of the Performance Incentive Plan does not limit the authority of our Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to our common stock, under any other plan or authority.

2017 PROXY STATEMENT	89

PROPOSAL 4: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE

WESTERN DIGITAL CORPORATION 2004 PERFORMANCE INCENTIVE PLAN

Termination of or Changes to the Performance Incentive Plan. Our Board of Directors may amend or terminate the amended and restated version of the Performance Incentive Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by our Board of Directors. The amended and restated version of the Performance Incentive Plan will expire on August 4, 2025. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF AWARDS UNDER THE AMENDED AND RESTATED PERFORMANCE INCENTIVE PLAN

The material U.S. federal income tax consequences of the amended and restated version of the Performance Incentive Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local or international tax consequences.

With respect to nonqualified stock options, we generally are entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, we generally are not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the amended and restated version of the Performance Incentive Plan generally follow certain basic patterns: stock appreciation rights generally are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards generally are subject to tax at the time of payment; and compensation otherwise effectively deferred generally is taxed when paid or underlying shares are delivered. In each of the foregoing cases, we generally will have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the amended and restated version of the Performance Incentive Plan in connection with a “change in control” (as this term is used under the Code), we may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered).

Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) may not be permitted to be deducted by us in certain circumstances. The amended and restated version of the Performance Incentive Plan provides that certain awards made thereunder may, in the discretion of the plan administrator, be structured so as to qualify for the performance-based compensation exception under Section 162(m). There can be no assurance, however, that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the company will be fully deductible. In addition, the company reserves the right to award compensation that does not qualify for deductibility under Section 162(m) in such circumstances as it may consider appropriate.

SPECIFIC BENEFITS UNDER THE AMENDED AND RESTATED PERFORMANCE INCENTIVE PLAN

We have not approved any awards that are conditioned upon stockholder approval of the proposed amended and restated version of the Performance Incentive Plan. Except for the non-employee director awards discussed below, we are not currently considering any new award grants under the amended and restated version of the Performance Incentive Plan and the number and type of awards that the company may grant in the future under the amended and restated version of the Performance Incentive Plan (within the express limits of the amended and restated version of the

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WESTERN DIGITAL CORPORATION 2004 PERFORMANCE INCENTIVE PLAN

Performance Incentive Plan, discussed above) is not determinable. If the amendments reflected in this Proposal 4 had been in effect in fiscal 2017, we expect that award grants for fiscal would not have been substantially different from those actually made in that year under the Performance Incentive Plan. For information regarding awards granted to the company’s named executive officers during fiscal year 2017 under the Performance Incentive Plan, see the discussion in the section entitled “Compensation Discussion and Analysis.”

We are not currently considering any new award grants under the amended and restated version of the Performance Incentive Plan except for the annual grants of RSUs to non-employee directors described in the section entitled “Director Compensation.” These annual grants are determined based on the closing market price of our common stock on the date of the grant. Assuming, for illustrative purposes only, that the closing market price of our common stock used for the conversion of the dollar amount for the annual grants under the Non-Employee Director Restricted Stock Unit Grant Program ($225,000, or $275,000 in the case of our non-employee director serving as Chairman of the Board and $255,000 in the case of our Lead Independent Director) into shares was $79.90 (the closing market price of a share of our common stock on August 11, 2017), the number of shares that would be allocated to our seven non-employee directors as a group (assuming a Board of Directors with seven non-employee directors, including a non-employee director serving as Chairman of the Board) pursuant to the annual grant provisions of the Non-Employee Director Restricted Stock Unit Grant Program over the approximately eight-year remaining term of the amended and restated version of the Performance Incentive Plan (through 2025) is approximately 165,696 shares (approximately 20,712 shares per year for each of eight years for the seven non-employee directors). This figure represents the continuation of the current non-employee director equity awards, for the number of non-employee directors indicated, over that eight-year period, including awards in connection with the Annual Meeting and assuming that the amended and restated version of the Performance Incentive Plan expires in 2025 before the 2025 annual meeting of stockholders). The actual number of shares that we may issue under the Non-Employee Director Restricted Stock Unit Grant Program depends on, among other future variables, the number of our non-employee directors from time to time, when a non-employee director serves as Chairman of the Board, the price of our common stock on the applicable grant date that is used to convert the applicable grant-date value into a number of shares, and whether our Board of Directors changes the applicable grant date values or other aspects of our non-employee director compensation program in the future.

2017 PROXY STATEMENT	91

PROPOSAL 4: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE

WESTERN DIGITAL CORPORATION 2004 PERFORMANCE INCENTIVE PLAN

AGGREGATE PAST GRANTS UNDER THE PERFORMANCE INCENTIVE PLAN

As of August 11, 2017, awards covering 52,072,177 shares of our common stock had been granted under the Performance Incentive Plan. (This number of shares includes shares subject to awards that expired, were cancelled or terminated without having been exercised and paid and became available for new award grants under the plan.) The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and RSU, PSU and restricted stock award vestings prior to that date, and option and unvested RSU and PSU holdings as of that date.

	Stock Options				Stock Awards(1)(2)
	Number of Shares Subject to Past Option Grants	Number of Shares Acquired on Past Exercise	Number of Shares Underlying Options Outstanding as of August 11, 2017		Number of Shares or Units Subject to Past Grants	Number of Shares or Units Vested as of August 11, 2017	Number of Shares or Units Outstanding and Unvested as of August 11, 2017
Name and Position			Exercisable	Unexercisable
Named executive officers:
Stephen D. Milligan Chief Executive Officer	866,261	314,259	220,226	279,214	1,056,004	635,240	332,875
Michael D. Cordano President and Chief Operating Officer	481,280	216,530	99,510	165,240	412,966	199,127	285,620
Mark P. Long President WD Capital, Chief Strategy Officer and Chief Financial Officer	189,452	105,446	18,820	65,186	242,687	142,792	198,052
Martin R. Fink Executive Vice President and Chief Technology Officer	—	—	—	—	61,762	—	62,181
Michael C. Ray Executive Vice President, Chief Legal Officer and Secretary	298,017	174,631	42,856	80,530	191,127	96,838	127,851
Olivier C. Leonetti Former Chief Financial Officer	52,993	—	—	—	63,437	29,636	—
All current executive officers (8 persons)	2,178,616	1,042,613	424,411	659,030	2,213,374	1,195,659	1,164,730

92	2017 PROXY STATEMENT

PROPOSAL 4: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE

WESTERN DIGITAL CORPORATION 2004 PERFORMANCE INCENTIVE PLAN

Name and Position	Stock Options				Stock Awards(1)(2)
	Number of Shares Subject to Past Option Grants	Number of Shares Acquired on Past Exercise	Number of Shares Underlying Options Outstanding as of August 11, 2017		Number of Shares or Units Subject to Past Grants	Number of Shares or Units Vested as of August 11, 2017	Number of Shares or Units Outstanding and Unvested as of August 11, 2017
			Exercisable	Unexercisable
Non-employee directors:
Martin I. Cole	—	—	—	—	9,427	5,523	4,164
Kathleen A. Cote	82,749	74,219	8,530	—	52,613	49,196	4,164
Henry T. DeNero	82,749	75,725	7,024	—	52,613	49,810	4,164
Michael D. Lambert	82,749	70,144	12,605	—	52,613	49,196	4,164
Len J. Lauer	45,863	45,863	—	—	28,835	24,864	4,719
Matthew E. Massengill	560,249	370,585	2,164	—	598,878	544,583	5,090
Paula A. Price	—	—	—	—	10,607	3,289	4,164
All non-employee directors (7 persons):	854,359	636,536	30,323	—	805,586	726,461	30,629
Each other person who has received 5% or more of the options, warrants or rights under the Performance Incentive Plan(3)	1,265,493	1,265,493	—	—	1,681,181	1,527,027	—
All employees, including all current officers who are not executive officers or directors, as a group(4)	24,541,990	16,346,691	2,826,340	1,783,729	18,415,148	11,332,889	5,968,729

(1)	Amounts presented in the table above include the target or, if applicable, the credited number of shares subject to PSU awards granted or outstanding, as applicable, under the Performance Incentive Plan.

(2)	Amounts presented in the table above include dividend equivalents credited through August 11, 2017, with fractional dividend equivalents rounded to the nearest whole share.

(3)	Reflects stock option and restricted stock unit awards previously granted under the Performance Incentive Plan to John Coyne, our former Chief Executive Officer. Mr. Coyne no longer holds outstanding awards granted under the Performance Incentive Plan.

(4)	Excludes the awards previously granted to Mr. Coyne, which are described in footnote (3).

Mr. Milligan and each of the non-employee directors identified in the table above is a nominee for reelection as a director at the Annual Meeting.

2017 PROXY STATEMENT	93

PROPOSAL 4: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE

WESTERN DIGITAL CORPORATION 2004 PERFORMANCE INCENTIVE PLAN

Vote Required and Recommendation of our Board of Directors

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this Proposal 4 is required for approval of the amendment and restatement of the Performance Incentive Plan.

Our Board of Directors believes that the proposed amendment and restatement of the Performance Incentive Plan will promote the interests of the company and its stockholders and will help the company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

Our Board recommends that stockholders vote “FOR” Proposal 4 to approve the amendment and restatement of the Performance Incentive Plan as described above.

All members of our Board of Directors and all of our executive officers are eligible for awards under the Performance Incentive Plan and thus have a personal interest in the approval of the amendment and restatement of the Performance Incentive Plan.

94	2017 PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information with respect to our equity compensation plans as of June 30, 2017. These plans include our Non-Employee Directors Stock-for-Fees Plan, 2004 Performance Incentive Plan (which we also refer to as the Performance Incentive Plan) and 2005 Employee Stock Purchase Plan, each of which has been approved by our stockholders. The Non-Employee Directors Stock-for-Fees Plan expired on December 31, 2012, and no new awards are permitted under that plan. The following table also gives information with respect to the SanDisk Corporation 2013 Incentive Plan (which we also refer to as the SanDisk Plan), which we assumed in May 2016 in connection with the acquisition of SanDisk.

Other than with respect to the SanDisk Plan, the following table does not present information regarding equity awards that were assumed by us in connection with our acquisitions of the companies that originally granted those options or awards. However, footnote 2 to the table sets forth the total number of shares of our common stock issuable upon the exercise or vesting of those assumed options or awards as of June 30, 2017, and the weighted average exercise price of such assumed options. We may not grant additional options or other equity awards under assumed plans other than the SanDisk Plan.

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	13,292,633	(3)(4)	$61.67	(5)	15,561,667	(6)
Equity compensation plans not approved by security holders(1)	9,734,869	(4)	$41.47	(7)	12,267,395	(8)
Total(2)	23,027,502		$57.94		27,829,062

(1)	This amount includes (i) 1,326,281 shares of our common stock subject to stock options outstanding under the SanDisk Plan, and (ii) 8,359,578 shares of our common stock subject to RSUs outstanding under the SanDisk Plan, in each case, as of June 30, 2017.

(2)	In accordance with applicable SEC rules, the table does not include information with respect to equity compensation plans or agreements that were assumed by us in connection with the acquisitions of the companies that originally established those plans or agreements and under which we may not make new award grants. As of June 30, 2017, 210,752 shares of common stock were issuable upon exercise of outstanding options granted under these assumed plans. The weighted average exercise price of these assumed outstanding options to acquire shares of common stock was $65.21 per share. Additionally, as of June 30, 2017, 12,887 shares of our common stock were issuable upon the vesting of outstanding RSUs granted under these assumed plans.

(3)	This amount includes: (i) 5,856,592 shares of our common stock subject to stock options outstanding under our 2004 Performance Incentive Plan, (ii) 3,949,517 shares of our common stock subject to outstanding RSUs awarded under our 2004 Performance Incentive Plan, and (iii) 146,148 shares of our common stock subject to deferred stock units credited under our Deferred Compensation Plan.

(4)	Includes the maximum number of shares potentially issuable in connection with PSUs with open performance-based vesting conditions. As of June 30, 2017, a maximum of 3,340,376 PSUs (including a target number of 1,194,267 PSUs) were subject to open performance-based vesting conditions under our Performance Incentive Plan and a maximum of 49,010 PSUs (including a target number of 24,505 PSUs) were subject to open performance-based vesting conditions under the SanDisk Plan. See the section entitled “Compensation Discussion and Analysis” and the “Fiscal 2017 Grants of Plan-Based Awards Table” and the accompanying narrative for more information regarding outstanding PSUs. Excludes 126,877 PSUs credited as of the end of fiscal 2017. A portion of these shares vested and became payable in fiscal 2018.

(5)	This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of RSUs and PSUs issued under our Performance Incentive Plan and deferred stock units credited under our Deferred Compensation Plan.

(6)	Of these shares, as of June 30, 2017, 8,448,640 remained available for future issuance under our Performance Incentive Plan and 7,113,027 remained available for future issuance under our 2005 Employee Stock Purchase Plan.

(7)	This number reflects the weighted-average exercise price of options outstanding under the SanDisk Plan and has been calculated exclusive of RSUs and PSUs outstanding under the SanDisk Plan.

(8)	This number reflects the number of shares of our common stock remaining available for future issuance under the SanDisk Plan as of June 30, 2017.

Equity Compensation Plans Not Approved by Stockholders.

SanDisk 2013 Incentive Plan. The SanDisk Plan was adopted by the SanDisk board of directors on March 14, 2013, and approved by the stockholders of SanDisk on April 26, 2013. In accordance with the terms of the acquisition of SanDisk,

2017 PROXY STATEMENT	95

EQUITY COMPENSATION PLAN INFORMATION

in connection with the closing of that acquisition, we assumed the stock options and RSUs that were outstanding under the SanDisk Plan at the time of the closing as well as the authority to make new award grants under the SanDisk Plan after the closing. In accordance with the terms of the SanDisk Plan and as provided under applicable exchange listing rules, our Board of Directors or the Compensation Committee may grant awards under the SanDisk Plan only to individuals employed by SanDisk or its subsidiaries on or after the date of the closing and other eligible persons not employed by us or our subsidiaries at the time of the closing. With respect to awards granted under the SanDisk Plan, our Board of Directors or the Compensation Committee determines the type of award to be granted (which may include stock options, RSUs, PSUs, vested shares and stock appreciation rights), vesting schedule (if any) applicable to each award, the term of each award, the exercise price for any shares of our common stock subject to a stock option award, the effect of a termination of service on the award, and the other terms and conditions of each award, in each case subject to the limitations of the SanDisk Plan. Generally, stock options granted under the SanDisk Plan may not be for a term of more than seven years and, subject to limited exceptions, the exercise price of those options may not be less than the fair market value of the stock subject to the award at the time of the grant.

Our Board of Directors or the Compensation Committee generally has the authority to accelerate the vesting of any award under the SanDisk Plan in accordance with the terms of the SanDisk Plan. In the event of a change in control of Western Digital (or other entity assuming the SanDisk Plan) in connection with which the awards granted under the SanDisk Plan are not assumed or continued, the awards granted under the SanDisk Plan will generally accelerate, become vested, and will terminate in connection with the transaction.

Our Board of Directors has approved the cancellation and termination of the unused shares then remaining available for new award grants under the SanDisk Plan upon and subject to stockholder approval of the Performance Incentive Plan under Proposal 4. If Proposal 4 does not pass, we may continue to grant awards under the SanDisk Plan to individuals employed by SanDisk or its subsidiaries on or after the date of the closing and other eligible persons not employed by us or our subsidiaries at the time of the closing.

96	2017 PROXY STATEMENT

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock, as of August 11, 2017, by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each director and each nominee for election as a member of our Board of Directors, (3) each of the named executive officers named in the “Fiscal Years 2015 — 2017 Summary Compensation Table” and (4) all current directors and executive officers as a group. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G or Schedule 13D filed with the SEC.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Greater than 5% Stockholders:
The Vanguard Group(3) 100 Vanguard Blvd., Malvern, PA 19355	28,944,254	10.04%
BlackRock, Inc.(4) 55 East 52nd Street, New York, NY 10055	17,761,983	6.20%
State Street Corporation(5) One Lincoln Street, Boston, MA 02111	14,863,320	5.21%
Directors:
Martin I. Cole	5,522	*
Kathleen A. Cote(6)	48,455	*
Henry T. DeNero(6)	62,821	*
Michael D. Lambert(6)	26,814	*
Len J. Lauer	64,724	*
Matthew E. Massengill(6)	12,545	*
Paula A. Price(6)	6,773	*
Named Executive Officers:
Stephen D. Milligan(7)(8)	341,960	*
Michael D. Cordano(8)	123,574	*
Mark P. Long(8)	26,586	*
Martin R. Fink	—	*
Michael C. Ray(8)	55,442	*
Olivier C. Leonetti	—	*
All Directors and Current Executive Officers as a group (15 persons)(9)	906,521	*

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	We determine beneficial ownership in accordance with the rules of the SEC. We deem shares subject to options that are exercisable as of or within 60 days after August 11, 2017, as well as shares subject to RSU awards scheduled to vest within 60 days after August 11, 2017, as outstanding for purposes of computing the share amount and the percentage ownership of the person holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. We also deem shares representing deferred stock units credited to accounts in our Deferred Compensation Plan as of August 11, 2017 as outstanding for purposes of computing the share amount and the percentage ownership of the person to whose account those units are credited, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person.

(2)	Except as otherwise noted below, we determine applicable percentage ownership based on 294,850,140 shares of our common stock outstanding as of August 11, 2017. To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(3)

Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on May 10, 2017, by The Vanguard Group (“Vanguard”). According to the schedule, as of April 28, 2017, Vanguard has sole voting power with respect to 448,523 shares, shared voting power with respect to 53,527 shares, sole dispositive power with respect to 28,443,058 shares and shared dispositive power with respect to

2017 PROXY STATEMENT	97

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

501,196 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 368,005 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 213,568 shares as a result of its serving as investment manager of Australian investment offerings.

(4)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on January 27, 2017, by BlackRock, Inc. (“BlackRock”). According to the schedule, as of December 31, 2016, BlackRock has sole voting power with respect to 15,073,324 shares and sole dispositive power with respect to 17,761,983 shares.

(5)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G filed with the SEC on February 10, 2017, by State Street Corporation (“State Street”). According to the schedule, as of December 31, 2016, State Street has shared voting and dispositive power with respect to 14,863,320 shares.

(6)	Includes shares of our common stock that may be acquired as of or within 60 days after August 11, 2017 through the exercise of stock options as follows: Ms. Cote (8,530), Mr. DeNero (7,024), Mr. Lambert (12,605) and Mr. Massengill (2,164). Also includes shares representing deferred stock units credited to accounts in our Deferred Compensation Plan as of August 11, 2017 as follows: Ms. Cote (29,188), Mr. DeNero (45,487) and Ms. Price (3,485). Deferred stock units are payable in an equivalent number of shares of common stock in connection with the retirement or other separation from service of the director, or earlier in connection with the director’s deferral election.

(7)	Mr. Milligan is also a member of our Board of Directors. Includes 22,500 shares held in a family trust account in which Mr. Milligan has voting and/or investment power.

(8)	Includes shares of our common stock that may be acquired as of or within 60 days after August 11, 2017 through the exercise of stock options as follows: Mr. Milligan (230,520), Mr. Cordano (108,168), Mr. Long (23,564) and Mr. Ray (45,628). Includes shares of our common stock that may be acquired within 60 days after August 11, 2017 through the vesting of restricted stock unit, or RSU, awards as follows: Mr. Milligan (8,182), Mr. Cordano (6,364), Mr. Long (3,022) and Mr. Ray (2,487).

(9)	Includes 541,430 shares of our common stock that may be acquired as of or within 60 days after August 11, 2017 through the exercise of stock options by our directors and our current executive officers. Includes 22,359 shares of our common stock that may be acquired within 60 days after August 11, 2017 through the vesting of RSU awards by our directors and our current executive officers. Also includes 78,160 shares of our common stock representing deferred stock units as described in footnote 6 above.

98	2017 PROXY STATEMENT

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the U.S., our directors and officers and persons who beneficially own more than 10% of our common stock must report their initial ownership of our equity securities and any subsequent changes in that ownership to the SEC and The NASDAQ Stock Market. The SEC has established specific due dates for these reports, and we must disclose in this Proxy Statement any late filings during fiscal 2017. To our knowledge, based solely on our review of the copies of such reports required to be furnished to us with respect to fiscal 2017 and the written responses to annual directors’ and officers’ questionnaires that no other reports were required, all of these reports were timely filed during and with respect to fiscal 2017, except for one Form 4 filed by Mr. Cordano on December 5, 2016, which reported two transactions occurring on December 1, 2016.

2017 PROXY STATEMENT	99

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended June 30, 2017. This report shall not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

Dear Fellow Stockholders,

The Audit Committee represents our Board of Directors in discharging its responsibilities relating to the accounting, reporting, and financial practices of Western Digital and its subsidiaries, and has general responsibility for oversight and review of the accounting and financial reporting practices, internal controls and accounting and audit activities of Western Digital and its subsidiaries. The Audit Committee acts pursuant to a written charter. Our Board of Directors originally adopted the Audit Committee Charter on September 6, 1995 and most recently approved an amendment of the charter on February 2, 2017. A copy of the amended charter is available on our website under the Investor Relations section at investor.wdc.com. Our Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert” as defined by the SEC and qualifies as an “independent” director under applicable rules of the NASDAQ Stock Market and the SEC.

Management is responsible for the preparation, presentation and integrity of Western Digital’s financial statements, the financial reporting process, accounting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. KPMG LLP, Western Digital’s independent registered public accounting firm since 1970, is responsible for performing an independent audit of Western Digital’s consolidated financial statements and internal control over financial reporting in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), issuing reports thereon.

The Audit Committee is solely and directly responsible for the appointment, compensation, retention and oversight of Western Digital’s independent registered public accounting firm. In conjunction with the rotation of the independent registered public accounting firm’s lead engagement partner, which occurs at least every five years, the Audit Committee is involved in the selection of KPMG LLP’s lead engagement partner. The next mandatory rotation for KPMG LLP’s lead engagement partner is scheduled to occur in fiscal year 2020. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and thus, its oversight does not provide an independent basis to determine that management has applied U.S. generally accepted accounting principles appropriately or maintained appropriate internal controls and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

During fiscal 2017, the Audit Committee met a total of 12 times, four in person and eight via telephone conference. During fiscal 2017, the Audit Committee also met and held discussions with management and KPMG LLP. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management and the independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standard 1301, “Communications with Audit Committees.”

The Audit Committee reviewed and discussed the audited consolidated financial statements of Western Digital for the fiscal year ended June 30, 2017 with management and the independent registered public accounting firm. Our Board of Directors, including the Audit Committee, received an opinion of KPMG LLP as to the conformity of such audited consolidated financial statements with GAAP and the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

The Audit Committee discussed with KPMG LLP the overall scope and plan for its audit. The Audit Committee met regularly with KPMG LLP, with and without management present, to discuss the results of its audit, its evaluation of Western Digital’s internal control over financial reporting and the overall quality of Western Digital’s accounting practices. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s

100	2017 PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

communications with the Audit Committee concerning independence and has discussed with KPMG LLP the independence of that firm. The Audit Committee reviewed and evaluated KPMG LLP’s lead engagement partner and also reviewed, among other things, the amount of fees paid to KPMG LLP for audit and non-audit services.

Based upon such reviews and discussions, the Audit Committee has recommended to our Board of Directors of Western Digital that the audited financial statements be included in Western Digital’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, for filing with the SEC. The Audit Committee also appointed KPMG LLP to serve as Western Digital’s independent registered public accounting firm for the fiscal year ending June 29, 2018. The members of the Audit Committee believe that the continued retention of KPMG LLP to serve as the independent registered public accounting firm is in the best interests of Western Digital and its stockholders.

AUDIT COMMITTEE

Henry T. DeNero, Chairman

Martin I. Cole

Paula A. Price

August 24, 2017

2017 PROXY STATEMENT	101

PROPOSAL 5: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 5: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accounting firm of KPMG LLP has served as our independent auditors since our incorporation in 1970. The Audit Committee has again appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending June 29, 2018. We are not required to submit the appointment of KPMG LLP for stockholder approval, but our Board of Directors has elected to seek ratification of the appointment of our independent registered public accounting firm by the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on this Proposal 5 at the Annual Meeting. If a majority of the shares represented at the Annual Meeting and entitled to vote do not ratify this appointment, the Audit Committee will reconsider its appointment of KPMG LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. We expect one or more representatives of KPMG LLP to be present at the Annual Meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Following are the fees paid by us to KPMG LLP for the fiscal years ended June 30, 2017 and July 1, 2016:

Description of Professional Service	2017	2016
Audit Fees — professional services rendered for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements	$8,368,400	$7,923,300
Audit-Related Fees — assurance and related services reasonably related to the performance of the audit or review of our financial statements(1)	$ 12,500	$ 12,500
Tax Fees — professional services rendered for tax compliance, tax advice and tax planning(2)	$3,059,907	$3,619,800
All Other Fees — products and services other than those reported above	$ —	$ —

(1)	Audit-Related Fees in fiscal 2017 and 2016 consisted of the issuance of attestation reports and other services.

(2)	Tax Fees in fiscal 2017 and 2016 consisted of tax compliance assistance and related services and transfer pricing review.

The Audit Committee has adopted a policy regarding the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that KPMG LLP seek pre-approval by the Audit Committee of all audit and permissible non-audit services by providing a description of the services to be performed and specific fee estimates for each such service. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and permissible non-audit services and associated fees up to a maximum for any one audit-related or non-audit service of $50,000, provided that the Chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. All services performed and related fees billed by KPMG LLP during fiscal 2017 and fiscal 2016 were pre-approved by the Audit Committee pursuant to regulations of the SEC.

Vote Required and Recommendation of our Board of Directors

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on this Proposal 5 is required for ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 29, 2018.

Our Board recommends that stockholders vote “FOR” Proposal 5 to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 29, 2018.

102	2017 PROXY STATEMENT

TRANSACTIONS WITH RELATED PERSONS

TRANSACTIONS WITH RELATED PERSONS

POLICIES AND PROCEDURES FOR APPROVAL OF RELATED PERSON TRANSACTIONS

Our Board of Directors has adopted a written Related Person Transactions Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we were, are or will be a participant, (ii) the aggregate amount involved exceeds or is expected to exceed $120,000 in any fiscal year and (iii) a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is (a) any person who is, or at any time since the beginning of our last fiscal year was, one of our directors or executive officers or a nominee to become a director, (b) any person who is known to be the beneficial owner of more than 5% of our common stock or (c) any immediate family member of any of the foregoing persons.

Under the policy, once a related person transaction has been identified, the Audit Committee must review the transaction for approval or ratification. In determining whether to approve or ratify a related person transaction, the Audit Committee is to consider all relevant facts and circumstances of the related person transaction available to the Audit Committee. The Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the Audit Committee determines in good faith. No member of the Audit Committee will participate in any consideration of a related party transaction with respect to which that member or any member of his or her immediate family is a related person.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Indemnification Agreements

In addition to the indemnification provisions contained in our Certificate of Incorporation and By-laws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements generally require us to indemnify each director or officer, and advance expenses to them, in connection with their participation in proceedings arising out of their service to us.

Letter Agreement with Mr. Mehrotra

In connection with the termination of Mr. Mehrotra’s employment with SanDisk effective as of the closing of the SanDisk acquisition in fiscal 2016, we and SanDisk entered into a letter agreement with Mr. Mehrotra prior to the closing and his becoming our director to clarify the treatment of certain benefits under the Change of Control Executive Benefits Agreement between Mr. Mehrotra and SanDisk, including, among other things, the cash settlement of Mr. Mehrotra’s outstanding restricted stock units granted by SanDisk and a lump sum cash payment in lieu of the continued healthcare coverage obligation under that agreement. The letter agreement also contains a mutual general release and certain post-closing covenants imposed on Mr. Mehrotra. Effective February 6, 2017, Sanjay Mehrotra resigned as a member of our Board of Directors.

2017 PROXY STATEMENT	103

ANNUAL REPORT

ANNUAL REPORT

Our 2017 Annual Report has been posted on our corporate website at investor.wdc.com and on the Internet at www.proxyvote.com. For stockholders receiving a Notice of Internet Availability of Proxy Materials, the Notice will contain instructions on how to request a printed copy of our 2017 Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our 2017 Annual Report also will be included. In addition, we will provide, without charge, a copy of our 2017 Annual Report for the fiscal year ended June 30, 2017 (including the financial statements but excluding the exhibits thereto) upon the written request of any stockholder or beneficial owner of our common stock. Requests should be directed to the following address:

Secretary

Western Digital Corporation

5601 Great Oaks Parkway

San Jose, California 95119

San Jose, California

September 18, 2017

104	2017 PROXY STATEMENT

Corporate Headquarters Transfer Agent and Registrar
Western Digital Corporation American Stock Transfer & Trust 5601 Great Oaks Parkway Company, LLC
San Jose, CA 95119 Operations Center P: 408.717.6000 6201 15th Avenue Brooklyn, New York 11219
Investor Relations astfinancial.com investor.wdc.com P: 800.937.5449 E: investor@wdc.com
P: 800.695.6399 Independent Registered Public Accounting Firm Worldwide Websites KPMG LLP investor.wdc.com hgst.com Stock Exchange Listing sandisk.com Western Digital’s common stock trades wd.com on The NASDAQ Global Select Market® under the symbol WDC.
Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.
FORWARD-LOOKING STATEMENTS: This Proxy Statement contains forward-looking statements, including but not limited to, statements concerning: our expectations regarding the anticipated benefits from the acquisition of SanDisk Corporation and the integration of SanDisk and HGST; our views with respect to the growth of digital data; and our beliefs regarding our business strategy and our ability to execute that strategy. These forward-looking statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including: uncertainties with respect to the company’s business ventures with Toshiba Corporation; volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in Western Digital’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and our other reports filed with the Securities and Exchange Commission, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
Western Digital, WD, the WD logo and SanDisk are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. All other trademarks, registered trademarks and/or service marks, indicated or otherwise, are the property of their respective owners.
© 2017 Western Digital Technologies, Inc. All rights reserved.

Exhibit A

WESTERN DIGITAL CORPORATION

AMENDED AND RESTATED

2017 PERFORMANCE INCENTIVE PLAN

(Amended and Restated as of August 3, 2017)

1.	PURPOSE OF PLAN

The purpose of this Western Digital Corporation 2017 Performance Incentive Plan (formerly the “Western Digital Corporation 2004 Performance Incentive Plan” and referred to herein as this “Plan”) of Western Digital Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a member of the Board; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1

The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and

any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (x) a majority of the members of the acting Administrator shall constitute a quorum, and (y) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

3.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required (subject to the minimum vesting rules of Section 5.1.5), establish any applicable performance-based exercisability or vesting requirements, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, and establish the events (if any) of termination or reversion of such awards;

(c)	approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations necessary under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)	accelerate, waive or extend the vesting or exercisability, or modify or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)	adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award); provided, that the grant date of any award may not be modified once such grant date has occurred;

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.3	Binding Determinations. Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, nor the Corporation or any of its Subsidiaries, shall be liable for any damages of a participant should an award or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), should an option intended as an ISO (as defined below) fail to actually meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any award fail to qualify for any intended tax treatment or be subject to tax, penalty, or interest under Section 409A of the Code or other tax penalties, or otherwise for any tax or other liability imposed on a participant with respect to an award.

3.4	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Board or a committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1	Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2	Aggregate Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(1)	79,837,248 shares of Common Stock, plus

(2)	the number of any shares of Common Stock subject to stock options outstanding under the SanDisk 2013 Incentive Plan (the “SanDisk Plan”) as of the date of stockholder approval of this Plan (the “Stockholder Approval Date”) which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised (which, for purposes of clarity, shall become available for award grants under this Plan on a one-for-one basis), plus

(3)	1.72 times the number of any shares of Common Stock subject to restricted stock unit awards outstanding and unvested under the SanDisk Plan as of the Stockholder Approval Date that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation after the Stockholder Approval Date without having become vested (for clarity, with the 1.72:1 ratio to reflect the “Full-Value Award” ratio below);

provided that in no event shall the Share Limit exceed the sum of (i) the 79,837,248 shares set forth above, plus (ii) the number of shares of Common Stock subject to stock options outstanding under the SanDisk Plan as of the Effective Date that could become available for award grants under this Plan pursuant to clause (2) above, plus (iii) the number of shares of Common Stock subject to restricted stock unit awards outstanding and unvested under the SanDisk Plan as of the Effective Date that could become available for award grants under this Plan pursuant to clause (3) above).

Shares issued in respect of any “Full-Value Award” granted under this Plan shall be counted against the foregoing Share Limit as 1.72 shares for every one share actually issued in connection with such award. For this purpose, a “Full-Value Award” means any award under this Plan that is not a stock option grant or a stock appreciation right grant.

The following limits also apply with respect to awards granted under this Plan:

(1)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 79,837,248 shares.

(2)	The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 1,000,000 shares.

(3)	Additional limits with respect to Qualified Performance-Based Awards are set forth in Section 5.2.3.

(4)

In no event shall the value (based on the fair market value of the shares on the date of grant of the applicable award, using such valuation principles as determined by the Administrator) of the shares of Common Stock subject to awards granted under this Plan to any one non-employee member of the Board (a “Non-Employee Director”) in any one Grant Year exceed $900,000. The limit in the preceding sentence shall not apply as to any award granted to an individual for services in a capacity other than as a Non-Employee Director, even if such individual is, was or becomes a Non-Employee Director. For this purpose, “Grant Year” means the annual period commencing on the date of the Corporation’s annual meeting of stockholders and concluding on the day immediately preceding the next annual meeting of stockholders, or such other annual period as the Administrator may determine in its discretion.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3	Awards Settled in Cash, Reissue of Awards and Shares. The share limits of this Plan are subject to adjustment pursuant to the following provisions of this Section 4.3, subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended to qualify as performance-based compensation thereunder. Refer to Section 8.10 for application of this Plan’s share limits with respect to assumed awards.

(a)	Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan.

(b)	Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, or any award outstanding under the SanDisk Plan, shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award under this Plan or the SanDisk Plan, and shares purchased on the open market with the cash proceeds from the exercise of options, shall not be available for subsequent awards under this Plan.

(c)	To the extent that an award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan.

(d)

In the event that shares of Common Stock are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of this Plan. To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.)

4.4	No Fractional Shares. No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan.

5.	AWARDS

5.1	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1    Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2    Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be rendered a nonqualified stock option.

5.1.3    Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall not be less than the fair market value of a share of Common Stock on the date the SAR was granted and shall be set forth in the applicable award agreement. The maximum term of a SAR shall be ten (10) years.

5.1.4    Other Awards. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted in connection with a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the unvested portion of a restricted stock award that is subject to performance-based vesting requirements or the unvested portion of a stock unit award that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable performance-based vesting conditions are not satisfied.

5.1.5    Minimum Vesting Requirements. Except for any accelerated vesting required pursuant to Section 7 or as provided in the next sentence, each award granted under this Plan that is granted or payable in shares of Common Stock shall be subject to a minimum vesting requirement of one year and no portion of any such award may vest earlier than the first anniversary of the grant date of the award (the “Minimum Vesting Requirement”). The Minimum Vesting Requirement shall not apply to 5% of the total number of shares available under this Plan (which shares may be used for awards that do not include a one year vesting period or may provide for no vesting requirement) and shall not limit or restrict the Administrator’s discretion to accelerate or provide for the acceleration of vesting of any award in circumstances it determines to be appropriate.

5.2	Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. An award (other than an option or SAR) intended by the Administrator to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code is referred to as a “Qualified Performance-Based Awards.” An option or SAR intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code is referred to as a “Qualifying Option” or “Qualifying SAR,” respectively. The grant, vesting, exercisability or payment of Qualified Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative (including, without limitation, relative to the performance of one or more other companies or upon comparisons of any of the indicators of performance relative to one or more other companies) basis, any of which may also be expressed as a growth or decline measure relative to an amount or performance for a prior date or period) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualified Performance-Based Award shall be subject to all of the following provisions of this Section 5.2, and a Qualifying Option or Qualifying SAR shall be subject to the following provisions of this Section 5.2 only to the extent expressly provided below. Nothing in this Plan, however, requires the Administrator to qualify any award or compensation as “performance-based compensation” under Section 162(m) of the Code.

5.2.1    Class; Administrator. The eligible class of persons for Qualified Performance-Based Awards under this Section 5.2, as well as Qualifying Options and Qualifying SARs, shall be officers and employees of the Corporation or one of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the Administrator approving Qualified Performance-Based Awards or Qualifying Options or Qualifying SARs, or making any certification required pursuant to Section 5.2.4, must consist of a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code).

5.2.2    Performance Goals.

(a)

The specific performance goals for Qualified Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: (i) earnings per share, (ii) adjusted earnings per share,

(iii) cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), (iv) stock price, (v) total stockholder return, (vi) gross or net sales or revenue, (vii) revenue growth, (viii) operating income (before or after taxes), (ix) net earnings (before or after interest, taxes, depreciation and/or amortization), (x) return on equity, assets, capital or net investment, (xi) cost or expense containment or reduction, (xii) market share or total available market, (xiii) economic value added, (xiv) gross margin or adjusted gross margin, (xv) net income, or any combination thereof. To qualify awards as performance-based under Section 162(m) of the Code, the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance formula, goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. The applicable performance measurement period may not be less than three months nor more than 10 years.

(b)	Performance targets for Qualified Performance-Based Awards shall be adjusted to mitigate the unbudgeted impact of significant, material, unusual or nonrecurring items, accounting changes and extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. By way of example, such adjustment items may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle, (ii) items relating to financing activities, (iii) expenses for restructuring or productivity initiatives, (iv) other non-operating items, (v) items related to acquisitions, (vi) items attributable to the business operations of any entity acquired by the Corporation during the performance period, (vii) items related to the disposal of a business or segment of a business, (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards, (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period, (x) any other items of significant income or expense, (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets, (xiii) items that are outside the scope of core, on-going business activities, (xiv) items related to acquired in-process research and development, (xv) items relating to changes in tax laws, (xvi) items relating to licensing or partnership arrangements, (xvii) items relating to asset impairment charges, (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements, or (xix) items relating to any other unusual or nonrecurring events or changes in applicable law or business conditions.

5.2.3    Form of Payment; Maximum Qualified Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options and Qualifying SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(2). The maximum number of shares of Common Stock which may be subject to Qualified Performance-Based Awards (other than Qualifying Options and Qualifying SARs, but including Qualified Performance-Based Awards payable in shares of Common Stock and Qualified Performance-Based Awards payable in cash where the amount of cash payment upon or following vesting of the award is determined with reference to the fair market value of a share of Common Stock) that are granted to any one participant in any one calendar year shall not exceed 800,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1. The aggregate amount of compensation to be paid to any one participant in respect of all Qualified Performance-Based Awards payable only in cash (excluding cash awards covered by the preceding sentence where the cash payment is determined with reference to the fair market value of a share of Common Stock upon or following the vesting of the award) granted to that participant in any one calendar year shall not exceed $10,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.

5.2.4    Certification of Payment. Before any Qualified Performance-Based Award (other than Qualifying Options and Qualifying SARs) is paid and to the extent applicable to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Qualified Performance-Based Award were satisfied.

5.2.5    Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6    Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders approve this restatement of the Plan, subject to any subsequent extension that may be approved by stockholders.

5.3

Award Agreements. Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the

Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “award agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted (including deemed acceptance) by the recipient of the award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4	Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose, as set forth in the applicable award agreement. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan and in accordance with the applicable award agreement. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5	Consideration for Common Stock or Awards. The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

●	a reduction in compensation otherwise payable to the recipient of such award or for services rendered by the recipient;

●	cash, check payable to the order of the Corporation, or electronic funds transfer;

●	notice and third party payment in such manner as may be authorized by the Administrator;

●	the delivery of previously owned shares of Common Stock;

●	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

●	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards, including through same-day sales.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6	Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) of a share of Common Stock on the NASDAQ Stock Market (or, if the Common Stock is not then traded on the NASDAQ Stock Market, on the principal national securities exchange on which the Common Stock is then listed or admitted to trade) (the “Exchange”) for the date in question or, if no sales of Common Stock were made on the Exchange on that date, the closing price (in regular trading) of a share of Common Stock on the Exchange for the next preceding day on which sales of Common Stock were made on the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the last closing price (in regular trading) of a share of Common Stock on the Exchange available at the relevant time or the average of the high and low trading prices of a share of Common Stock on the Exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7	Transfer Restrictions.

5.7.1    Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7, by applicable law and by the award agreement, as the same may be amended, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2    Exceptions. The Administrator may permit awards to be transferred to other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing; provided, however, that any such transfer shall only be permitted if it is made by the participant for estate or tax planning or charitable purposes for no (or nominal) consideration, as determined by the Administrator. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws.

5.7.3    Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Corporation,

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs and to such procedures as the Administrator may prescribe, transfers to a family member (or former family member) pursuant to a domestic relations order,

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8	International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

6.	EFFECT OF TERMINATION OF SERVICE ON AWARDS

6.1	General. The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2	Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement.

6.3	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7.	ADJUSTMENTS; ACCELERATION

7.1	Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code as to ISOs, Section 409A of the Code as to awards intended to comply therewith and not be subject to taxation thereunder, and Section 162(m) of the Code as to any awarded intended as “performance-based compensation” thereunder) and accounting (so as to not trigger any unintended charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2

Corporate Transactions - Assumption and Termination of Awards. Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a merger, combination, consolidation, or other reorganization; any exchange of Common Stock or other securities of the Corporation; a sale of all or substantially all the business, stock or assets of the Corporation; a dissolution of the Corporation; or other event in which the Corporation does not survive or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of (or, as may be necessary to effect such action, immediately prior to) any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances: (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

For purposes of this Section 7.2, an award shall be deemed to have been “assumed” if (without limiting other circumstances in which an award is assumed) the award continues after an event referred to above in this Section 7.2, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the award, for each share of Common Stock subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Corporation for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3

Possible Acceleration of Awards. Without limiting Section 7.2 or the Administrator’s broad authority to establish vesting provisions, in the event of a Change in Control Event (as defined below), the Administrator may, in its discretion, provide that any outstanding option or SAR shall become fully vested, that any share of restricted stock then outstanding shall fully vest free of restrictions, and that any other award granted under this Plan that is then outstanding shall be payable to the holder of such award. The Administrator may take such action with respect to all awards then outstanding or only with respect to certain specific awards identified by the Administrator in the circumstances and may condition any such acceleration upon the occurrence of another event (such as, without limitation, a termination of the award holder’s service). For purposes of this Plan, “Change in Control Event” means any of the following:

(a)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, a “Person”), alone or together with its affiliates and associates, including any group of persons which is deemed a “person” under Section 13(d)(3) of the Exchange Act (other than the Corporation or any subsidiary thereof or any employee benefit plan (or related trust) of the Corporation or any subsidiary thereof, or any underwriter in connection with a firm commitment public offering of the Corporation’s capital stock), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act, except that a person shall also be deemed the beneficial owner of all securities which such person may have a right to acquire, whether or not such right is presently exercisable, referred to herein as “Beneficially Own” or “Beneficial Owner” as the context may require) of thirty-three and one third percent or more of (i) the then outstanding shares of the Corporation’s common stock (“Outstanding Company Common Stock”) or (ii) securities representing thirty-three and one-third percent or more of the combined voting power of the Corporation’s then outstanding voting securities (“Outstanding Company Voting Securities”) (in each case, other than an acquisition in the context of a merger, consolidation, reorganization, asset sale or other extraordinary transaction covered by, and which does not constitute a Change in Control Event under, clause (c) below);

(b)	A change, during any period of two consecutive years, of a majority of the Board as constituted as of the beginning of such period, unless the election, or nomination for election by the Corporation’s stockholders, of each director who was not a director at the beginning of such period was approved by vote of at least two-thirds of the Incumbent Directors then in office (for purposes hereof, “Incumbent Directors” shall consist of the directors holding office as of the Effective Date and any person becoming a director subsequent to such date whose election, or nomination for election by the Corporation’s stockholders, is approved by a vote of at least a majority of the Incumbent Directors then in office);

(c)

Consummation of any merger, consolidation, reorganization or other extraordinary transaction (or series of related transactions) involving the Corporation, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent, and excluding any underwriter in connection with a firm commitment public offering of the Corporation’s capital stock) Beneficially Owns, directly or indirectly, more than thirty-three and one third percent of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	The stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation (other than in the context of a merger, consolidation, reorganization, asset sale or other extraordinary transaction covered by, and which does not constitute a Change in Control Event under, clause (c) above).

7.4	Other Acceleration Rules. Any acceleration of awards pursuant to this Section 7 shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur prior to the applicable event, provided that the original terms of the award will be reinstated if the event giving rise to the acceleration does not actually occur. The Administrator may override the provisions of Section 7.2 and 7.3 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with a Change in Control Event or any other action permitted hereunder shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

8.	OTHER PROVISIONS

8.1

Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, the acceptance of promissory notes and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2	No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3	No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5	Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

(a)	The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

(b)	The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the applicable withholding obligation on exercise, vesting or payment. The Corporation may, with the Administrator’s approval, accept one or more promissory notes from any Eligible Person in connection with taxes required to be withheld upon the exercise, vesting or payment of any award under this Plan; provided that any such note shall be subject to terms and conditions established by the Administrator and the requirements of applicable law.

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1    Effective Date. This Plan was initially adopted by the Board on September 21, 2004. The Amendment and Restatement of this Plan is effective as of August 3, 2017 (the “Effective Date”). Unless earlier terminated by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on August 4, 2025. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2    Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3    Stockholder Approval. An amendment to this Plan shall be subject to stockholder approval only to the extent then required by applicable law or stock exchange rules or deemed necessary or advisable by the Board.

8.6.4    Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2.

8.6.5    Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or change of or affecting any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6 and shall not require stockholder approval or the consent of the award holder.

8.7	Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Construction; Severability.

8.8.1    Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.

8.8.2    Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3    Plan Construction. It is intended that this Plan, as well as awards granted under this Plan, comply with, and not result in any tax, penalty or interest under, Section 409A of the Code. This Plan, as well as awards granted under this Plan, shall be construed and interpreted accordingly.

8.9	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10	Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided that the awards reflect adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12

No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, board of directors or committees thereof, as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any

employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13	Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Corporation or its Subsidiaries.

8.14	Forfeiture and Clawback Provisions.

(a)	All awards (including any proceeds, gains or other economic benefit actually or constructively received by the award holder upon any receipt, vesting, payment or exercise of any award or upon the receipt or resale of any shares of Common Stock underlying the award) shall be subject to the provisions of any clawback or similar policy implemented by the Corporation from time to time, including, without limitation, any clawback or similar policy adopted to comply with the requirements of applicable law, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such clawback policy and/or in the applicable award agreement.

(b)	Pursuant to its authority to determine the terms and conditions applicable to awards under the Plan and without limiting the generality of that authority, the Administrator shall have the right to provide, in the applicable award agreement or other written agreement that: (i) any proceeds, gains or other economic benefit actually or constructively received by the award holder upon any receipt, vesting, payment or exercise of the award, or upon the receipt or resale of any shares of Common Stock underlying the award, shall be paid to the Corporation, and (ii) the award shall terminate and any outstanding portion of the award (whether or not vested) shall be forfeited, if (x) a termination of service occurs prior to a specified date, or within a specified time period following receipt, vesting or exercise of the award, or (y) the award holder at any time, or during a specified time period, engages in any activity in competition with the Corporation, or which is inimical, contrary or harmful to the interests of the Corporation, as further defined by the Administrator for purposes of the award, or (z) the award holder incurs a termination of service for “cause” (as such term is defined by the Administrator for purposes of the award).

5601 GREAT OAKS PARKWAY

SAN JOSE, CA 95119

Whether or not you plan on attending the meeting, you are urged to vote these shares by completing and returning this proxy card or transmitting your voting instructions electronically via the Internet or by telephone.

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 1, 2017.* Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 1, 2017.* Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by November 1, 2017.*

* If you are a participant in the Western Digital Corporation 401(k) Plan, you must provide voting instructions for the shares in your plan account by 11:59 p.m. Eastern Time on October 30, 2017 to allow sufficient time for the plan trustee to vote the shares on your behalf.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E32181-P95894 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

  WESTERN DIGITAL CORPORATION

The Board of Directors recommends a vote FOR each of the following nominees:
1.	ELECTION OF DIRECTORS		For	Against	Abstain

	1a.	Martin I. Cole	☐	☐	☐

	1b.	Kathleen A. Cote	☐	☐	☐

	1c.	Henry T. DeNero	☐	☐	☐

	1d.	Michael D. Lambert	☐	☐	☐

	1e.	Len J. Lauer	☐	☐	☐

	1f.	Matthew E. Massengill	☐	☐	☐

	1g.	Stephen D. Milligan	☐	☐	☐

	1h.	Paula A. Price	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

The Board of Directors recommends you vote FOR Proposals 2, 4 and 5, and 1 YEAR for Proposal 3:		For	Against	Abstain

2.	To approve on an advisory basis the named executive officer compensation disclosed in the Proxy Statement;	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain

3.	To approve on an advisory basis the frequency of future advisory votes on named executive officer compensation; ☐	☐	☐	☐

		For	Against	Abstain
4.	To approve an amendment and restatement of our 2004 Performance Incentive Plan that would, among other things, rename the plan as the “2017 Performance Incentive Plan” and increase by fourteen million (14,000,000) the number of shares of our common stock available for issuance under the plan; and	☐	☐	☐

5.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 29, 2018.	☐	☐	☐

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting and any postponement or adjournment of the meeting.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be held November 2, 2017:

The Notice and Proxy Statement and 2017 Annual Report are available at investor.wdc.com.

You can also view these materials at www.proxyvote.com by using the control number.

E32182-P95894

WESTERN DIGITAL CORPORATION

5601 Great Oaks Parkway

San Jose, CA 95119

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, hereby revoking any proxy previously given, appoints Matthew E. Massengill and Michael C. Ray, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote all the shares of common stock of Western Digital Corporation held of record by the undersigned on September 6, 2017, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Western Digital Corporation to be held on November 2, 2017, and at any postponements or adjournments thereof. The proposals of the Company referred to on the other side are described in the Proxy Statement, dated as of September 18, 2017, which is being delivered herewith in connection with the Annual Meeting.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each of the eight nominees named in Proposal 1, “FOR” Proposals 2, 4 and 5, and “1 YEAR” on Proposal 3. Whether or not direction is made, each of the Proxies is authorized to vote in his discretion on such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

If you have a beneficial interest in shares held by the Western Digital Corporation 401(k) Plan, then this card also constitutes your voting instructions to the Trustee of such plan. If you do not submit voting instructions for any shares held in the Western Digital Corporation 401(k) Plan, such shares will be voted by the Trustee in the same proportion as other shares in the Western Digital Corporation 401(k) Plan are affirmatively voted by plan participants.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, DO NOT RETURN THIS PROXY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed, on the other side)

V.1.1